    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 1997
                                                      REGISTRATION NO. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                                  ONSALE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                      7389                   77-0408319
    (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
    JURISDICTION OF       CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
    INCORPORATION OR
     ORGANIZATION)

                               ----------------

                              1861 LANDINGS DRIVE
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 428-0600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               JOHN F. SAUERLAND
                            CHIEF FINANCIAL OFFICER
                                  ONSALE, INC.
                              1861 LANDINGS DRIVE
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 428-0600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                   COPIES TO:

      LAIRD H. SIMONS III, ESQ.                THERESE A. MROZEK, ESQ.
        MARK C. STEVENS, ESQ.                  SUSAN M. GIORDANO, ESQ.
       KIMBERLY A. BOMAR, ESQ.                RODRIGO M. GUIDERO, ESQ.
       JEFFERY L. DONOVAN, ESQ.            BROBECK, PHLEGER & HARRISON LLP
          FENWICK & WEST LLP                    TWO EMBARCADERO PLACE
         TWO PALO ALTO SQUARE                      2200 GENG ROAD
     PALO ALTO, CALIFORNIA 94306             PALO ALTO, CALIFORNIA 94303
            (650) 494-0600                         (650) 424-0160

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

================================================================================
                                            PROPOSED          PROPOSED
 TITLE OF EACH CLASS OF       AMOUNT        MAXIMUM           MAXIMUM          AMOUNT OF
    SECURITIES TO BE          TO BE      OFFERING PRICE      AGGREGATE        REGISTRATION
       REGISTERED         REGISTERED(1)   PER UNIT(2)   OFFERING PRICE(1)(2)      FEE
------------------------------------------------------------------------------------------
Common Stock, $0.001 par
 value.................     2,645,000       $30.3125       $80,176,562.50      $24,295.93
================================================================================

(1) Includes up to 345,000 shares of Common Stock ($10,457,812.50 aggregate offering price) which may be purchased by the Underwriters to cover over-allotments, if any.
(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based on the average high and low trading prices for the Common Stock as reported by the Nasdaq National Market on October 2, 1997.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED OCTOBER 3, 1997

                              2,300,000 SHARES

                               [LOGO OF ONSALE]

                                COMMON STOCK

  Of the 2,300,000 shares of Common Stock offered hereby, 1,709,300 shares are being sold by ONSALE, Inc. ("ONSALE" or the "Company") and 590,700 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ONSL." On October 2, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $29.81 per share. See "Price Range of Common Stock."

  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THIS PROSPECTUS. ANY REPRESENTATION TO THE
                          CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                                                    Proceeds to
                                  Price to Underwriting Proceeds to   Selling
                                   Public  Discount (1) Company (2) Stockholders
--------------------------------------------------------------------------------
Per Share........................  $          $            $           $
Total (3)........................ $          $           $          $
================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting offering expenses payable by the Company, estimated at $500,000.

(3) The Company and two Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to 345,000 additional shares of Common Stock, solely to cover over-allotments, if any. If the Underwriters exercise this
    option in full, the Price to Public will total $         , the Underwriting
    Discount will total $        , the Proceeds to Company will total
    $          and the Proceeds to Selling Stockholders will total $     . See
    "Underwriting."

  The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the office of NationsBanc Montgomery Securities, Inc. on or about October   ,
1997.

                                  -----------

NATIONSBANC MONTGOMERY SECURITIES, INC.
                  BT ALEX. BROWN
                                 HAMBRECHT & QUIST
                                                  BANCAMERICA ROBERTSON STEPHENS

                                October   , 1997

COVER GATEFOLD
Caption:  ONSALE's live 24-hour auction house is located at http://www.onsale.com on the Internet's World Wide Web.
Picture:  A picture of the first page a person might see when they visit ONSALE's Web site on the World Wide Web. It displays pictures of and describes several products that are being auctioned, with hypertext links to specific auctions for these products as well as to Supersite auction locations for computer products and consumer electronics. The screen also displays links for "How to Play," "About Us," "Bid Status," "Customer Service," "Investor Relations," "Job Openings,"
          "Sell to ONSALE" and "Advertise Here!" Finally, the picture notes that "ONSL" is traded on Nasdaq.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS
THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF
THE COMPANY, INCLUDING THE ENTRY OF STABILIZING BIDS OR SYNDICATE COVERING
TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE
ACTIVITIES, SEE "UNDERWRITING."

LEFT SIDE OF GATEFOLD TO INSIDE FRONT COVER
Caption:  How ONSALE works
Caption:  ONSALE's auctions are designed to be fun and exciting, adding the "lure of the bargain" and "thrill of the hunt" to the retailing experience. At
          ONSALE, customers do not simply purchase merchandise--they "WIN" it!
Graphic:  A Web page button with the ONSALE logo and the word "HOME"
Caption:  8:49 AM--ONSALE customer CK of Jackson Heights, NY logs into ONSALE's Web site.
Graphic:  A Web page button with an image of a gavel and the word "BID"
Caption:  8:54 AM--CK places a bid on the NEC Pentium Pro 2200, bumping MP of
          Shreveport, LA off the Current High Bidders List.
Graphic:  A Web page button with an image of a downward pointing arrow and the word
          "OUTBID"
Caption:  8:54 AM--MP has been Outbid! His bid is now replaced by CK's bid and comment, "My 486 is in pieces in my room."
Graphic:  A Web page button with an image of an envelope and the word "E-MAIL"
Caption:  8:57 AM--MP receives the "You've Been Outbid" E-mail.
Graphic:  A Web page button with an image of a downward pointing arrow and the word
          "OUTBID"
Caption:  9:36 AM--MP responds by increasing his bid, bumping CK off the Current High
          Bidders List.
Graphic:  A Web page button with an image of an envelope and the word "E-MAIL"
Caption:  9:46 AM--CK receives the "You've Been Outbid" E-mail and logs back into
          ONSALE's Web site.
Graphic:  A Web page button with an image of a gavel and the word "BID"
Caption:  9:48 AM--CK increases his bid online adding the comment "Mine,"
          bumping MP off the Current High Bidders List again.
Graphic:  A Web page button with the ONSALE logo (the word, "SOLD" replaces "ONSALE" in the logo)as if torn in half and the word "CLOSED"
Caption:  1:00 PM--After several rounds of bidding, Auction #104018 is automatically closed by ONSALE's custom auction software. CK is a winner!
RIGHT SIDE OF GATEFOLD TO INSIDE FRONT COVER
Caption:  The ONSALE interactive auctions process (caption is grouped at lower middle left of page). URL:www.onsale.com
Caption:  ONSALE Home Page
Picture:  A picture of the first page a person might see when they visit ONSALE's Web site on the World Wide Web.
Caption:  ONSALE Product Page
Picture:  A page on ONSALE's World Wide Web site displaying a picture of a personal computer being bid upon by bidders from around the country.
PAGE OPPOSITE GATEFOLD TO INSIDE FRONT COVER
Caption:  Bid Page
Picture:  The page on ONSALE's World Wide Web site that a person completes to bid in an auction conducted by the Company.
Caption:  Winner's Circle
Picture:  A page displaying a list of winning bidders in the auction of a personal computer.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

  ONSALE is an electronic retailer pioneering a new sales format--the interactive online auction--designed to serve as an efficient and entertaining marketing channel for products that typically are unavailable through conventional distribution. The Company currently specializes in selling excess merchandise, such as refurbished and close-out products, over the Internet's World Wide Web (the "Web") to businesses, resellers and consumers. The Company sells a wide variety of such merchandise, including computers, peripherals, consumer electronics, housewares, power tools, sports and fitness equipment, and vacation packages. ONSALE's online auctions provide an exciting sales format that leverages the unique characteristics of the Web, such as interactivity and a sense of community. The Company's auction format enables customers to bid against one another in a freely competitive market liberated from the constraints of less flexible pricing that characterize traditional retailing. The Company believes that the customer enthusiasm generated by this format, the emergence of the Internet as an effective new sales medium and the Company's highly automated infrastructure combine to create a significant retailing opportunity.

  ONSALE has sold approximately $119 million of merchandise to more than 188,000 customer accounts from its first auction in May 1995 through September 30, 1997. For a discussion of how the Company recognizes revenue from these sales, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and Note 1 of Notes to Financial Statements. To date, the Company has auctioned over 771,000 merchandise units, of which over 201,000 were auctioned in the third quarter of 1997. Over 320,000 of these users are bidders registered with the Company, with over 73,000 registering in the third quarter of 1997 alone.

  The Company believes the Internet is well suited for selling certain types of merchandise, particularly excess merchandise, because a large target market can be reached quickly and inexpensively. The disposal of excess merchandise represents a substantial burden on many vendors because such merchandise rapidly declines in value making it difficult to establish a market price. Vendors have an interest in accessing a distribution channel that enables them to dispose of significant quantities of merchandise quickly and at the best prices possible, without affecting their traditional sales channels.

  The Company's auction sales format leverages a chief advantage of the Internet--the ability to dynamically change merchandise mix, prices and visual presentations. In addition to prominently featured specials, the Company's Auction Supersite organizes items into targeted merchandise stores ("Supersites") which are further categorized by product type. ONSALE presently operates a Computer Products Supersite and a Consumer Electronics Supersite on which it continually posts merchandise descriptions and images. Currently, the Company auctions over 3,800 items each week. These items generally range in price from $25 to $3,000 and are sold in quantities of one to several hundred. Customers can bid 24 hours a day, 7 days a week. As customer bids are received, ONSALE's Web pages are instantly updated to display the current high bidders' initials, city and state, and an optional comment to personalize the bidding. The entire auction process, from the posting of the items for auction through notification of the winners, has been automated by the Company through internally developed proprietary software. In addition, the Company has developed proprietary software that automates product fulfillment functions, including billing, shipping and tracking.

  The Company's objective is to be one of the dominant retailers on the Internet. The Company intends to achieve its objective by increasing its brand recognition, attracting new and repeat customers, continuing to provide a compelling shopping experience, developing incremental revenue opportunities and building on its leading technology. In order to increase its brand recognition and attract new and repeat customers, the Company will focus significant management and financial resources on sales and marketing activities and partnership development efforts. The Company recently announced relationships with America Online, Computer Shopper NetBuyer, Excite and Netscape, among others.

  In addition, ONSALE believes that relationships with merchandise vendors are critical to its long-term success. The Company employs a staff of buyers experienced in particular merchandise categories to build relationships with and purchase inventory from manufacturers and other vendors. The Company intends to hire additional merchandise buying staff and enhance its automated systems in order to expand and strengthen such relationships. ONSALE's merchandise has included brands such as AST, AT&T, Aiwa, Apple, Canon, Casio, Compaq, Dell, Fujitsu, Gateway, Hewlett-Packard, IBM, Intel, JVC, Kenwood, Krups, Lexmark, Magnavox, NEC, Packard Bell, Panasonic, Phillips, Sanyo, Seagate, Sharp, Toshiba, Uniden and Zenith.

                                  RISK FACTORS

  This offering involves a number of risks including, but not limited to, the Company's limited history of operations and fluctuations in operating results, its dependence on merchandise vendors and other third parties, the inventory and price risks associated with the merchandise that the Company sells, current and potential competition, the limited management and other resources that the Company has available to it to address its rapid growth, and the numerous risks associated with technological change and the Internet. See "Risk Factors."

                                  THE OFFERING

 Common Stock offered by the Company................  1,709,300 shares
 Common Stock offered by Selling Stockholders.......    590,700 shares
 Common Stock to be outstanding after this offering. 18,612,991 shares(1)
 Use of proceeds.................................... Working capital and other general corporate
                                                     purposes. See "Use of
                                                     Proceeds."
 Nasdaq National Market symbol...................... ONSL

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    PERIOD FROM
                                     INCEPTION        YEAR       SIX MONTHS
                                   (JULY 1994) TO    ENDED     ENDED JUNE 30,
                                    DECEMBER 31,  DECEMBER 31, ---------------
                                        1995          1996      1996    1997
                                   -------------- ------------ ------- -------
STATEMENT OF OPERATIONS DATA:
 Total revenue....................    $   140       $14,269    $ 2,387 $30,889
 Gross profit.....................        113         2,730        589   4,217
 Income (loss) from operations....       (440)          367        128    (354)
 Net income (loss)................       (440)          361        115    (174)
 Net income (loss) per share(2)...    $ (0.03)      $  0.02    $  0.01 $ (0.01)
 Shares used to compute net income
  (loss) per share(2).............     15,326        15,326     15,326  15,844
SUPPLEMENTAL FINANCIAL DATA:
 Gross merchandise sales(3).......    $ 1,252       $30,727    $ 7,082 $42,484

                                             QUARTER ENDED
                         ------------------------------------------------------
                         MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30,
                           1996     1996     1996      1996     1997     1997
                         -------- -------- --------- -------- -------- --------
STATEMENT OF OPERATIONS
 DATA:
 Total revenue.......... $   577  $ 1,810   $ 3,576  $ 8,306  $12,314  $18,575
 Gross profit...........     159      430       911    1,230    1,788    2,429
 Income (loss) from
  operations............      17      111       115      124       48     (402)
 Net income (loss)......      15      100       106      140       52     (226)
 Net income (loss) per
  share(2).............. $  0.00  $  0.00   $  0.01  $  0.01  $  0.00  $ (0.01)
 Shares used to compute
  net income (loss) per
  share(2)..............  15,326   15,326    15,326   15,326   15,326   16,356
SUPPLEMENTAL FINANCIAL
 DATA:
 Gross merchandise
  sales(3).............. $ 1,792  $ 5,290   $ 9,246  $14,399  $17,941  $24,543

                                JUNE 30, 1997
                             -------------------
                                         AS
                             ACTUAL  ADJUSTED(4)
                             ------- -----------
BALANCE SHEET DATA:
 Cash and cash equivalents.  $12,585   $60,237
 Working capital...........   17,719    65,371
 Total assets..............   21,416    69,068
 Long-term debt............       --        --
 Total stockholders'
  equity...................   18,962    66,614

--------
(1) Based on shares outstanding as of September 30, 1997. Includes 108,200 shares subject to options outstanding at such date that will be exercised prior to this offering and sold in the offering. Does not include 2,330,028 shares issuable upon the exercise of options outstanding as of such date under the Company's 1995 Equity Incentive Plan, at a weighted average per share exercise price of $3.24, 8,571 shares issuable upon the exercise of a warrant outstanding as of such date, or an aggregate of 1,385,139 shares available for future grant or issuance under the Company's employee benefit plans. See "Management--Director Compensation" and "Management--Employee Benefit Plans."
(2) See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used to compute net income (loss) per share.
(3) Represents what the Company's total revenue would have been if sales where the Company acted as a commissioned auction agent for its vendors ("Agent Sales") were recorded as transactions where the Company purchased or accepted consignment of merchandise from vendors for resale at auction ("Principal Sales"). This presentation of sales on a gross basis does not affect the Company's gross profit or net income. Management believes that gross merchandise sales provide a more consistent comparison between historical periods and to future periods than does total revenue. Gross merchandise sales should not be considered in isolation or as a substitute for other information prepared in accordance with generally accepted accounting principles ("GAAP"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.
(4) Adjusted to reflect the sale by the Company of 1,709,300 shares of Common Stock in this offering at an assumed public offering price per share of $29.81 and after deducting the underwriting discount and estimated offering expenses.

                                ----------------

  Unless otherwise indicated, all information in this Prospectus assumes the Underwriters' over-allotment option will not be exercised. Certain information presented in this Prospectus, including information relating to the number or amount of customer accounts, merchandise items auctioned and units sold, unique and registered bidders, repeat customers and average winning bid, has been derived from the Company's internal information systems.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

LIMITED OPERATING HISTORY

  The Company was founded in July 1994 and began conducting auctions on the Internet in May 1995. Accordingly, there is an extremely limited operating history upon which to base an evaluation of the Company and its business and prospects. The Company's business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Such risks for the Company include a dependence on key vendors for merchandise, an evolving and unpredictable business model, management of growth, the Company's ability to anticipate and adapt to a developing market, acceptance by customers of the Company's Internet auctions and excess merchandise sold at such auctions, development of equal or superior Internet auctions by competitors, and the ability to identify, attract, retain and motivate qualified personnel. To address these risks, the Company must, among other things, continue to expand its vendor channels and buyer resources, manage product obsolescence and pricing risks, maintain its customer base and attract significant numbers of new customers, respond to competitive developments, implement and execute successfully its business strategy and continue to develop and upgrade its technologies and retailing services. There can be no assurance that the Company will be successful in doing what is required to address these risks. The Company's revenue depends substantially upon the level of auction activity, which is, in turn, related to the availability of merchandise from the Company's vendors and the expansion of its customer base. This availability is difficult to forecast with any degree of certainty. Accordingly, a substantial reduction in merchandise availability would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company historically has had relatively low operating margins and plans to continue to increase its operating expenses significantly in order to increase the size of its staff, expand its marketing efforts to enhance its brand image, increase its visibility on other companies' high traffic Web sites, purchase larger volumes of merchandise to be sold at auction, increase its software development efforts, and support its growing infrastructure. As a result, the Company expects to experience substantial quarterly net losses through at least the first two quarters of 1999. Moreover, at any time to the extent that increases in such operating expenses precede or are not subsequently followed by increased revenues, the Company's business, results of operations and financial condition will be materially adversely affected. Further, in view of the rapidly evolving nature of the Company's business and its extremely limited operating history, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FLUCTUATIONS IN OPERATING RESULTS

  The Company's operating results have fluctuated in the past, and are expected to continue to fluctuate in the future, due to a number of factors, many of which are outside the Company's control. These factors include (i) the Company's ability to attract new customers at a steady rate, manage its inventory mix and the mix of products offered at auction, meet certain pricing targets, liquidate its inventory in a timely manner, maintain gross margins and maintain customer satisfaction, (ii) the availability and pricing of merchandise from vendors, (iii) product obsolescence and pricing erosion, (iv) consumer confidence in encrypted transactions in the Internet environment, (v) the timing, cost and availability of advertising on other entities' Web sites,
(vi) the amount and timing of costs relating to expansion of the Company's operations, (vii) the announcement or introduction of new types of merchandise, service offerings or customer services by the Company or its competitors, (viii) technical difficulties with respect to consumer use of the auction format on the Company's Web site, (ix) delays in revenue recognition at the end of a fiscal period as a result of shipping or logistical problems,
(x) delays in shipments as a result of strikes or other problems with the Company's delivery service providers or the loss of the Company's credit card processor, (xi) the level of merchandise returns experienced by the Company and (xii) general economic conditions and economic conditions specific to the Internet and electronic commerce. As a strategic response to changes in the competitive environment, the Company may from time to time make certain service, marketing or supply decisions or acquisitions that could have a material adverse effect on the Company's quarterly results of operations and financial condition. The Company also expects that, in the future, it like other retailers may experience seasonality in its business. Due to all of the foregoing factors, in some future quarter the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock would likely be materially adversely affected. In addition, the Company expects to experience substantial quarterly net losses through at least the first two quarters of 1999. See "--Limited Operating History" and "Management's Discussion and Analysis of Financial Condition and Results of Operations. "

DEPENDENCE ON RELATIONSHIPS WITH OTHER ONLINE COMPANIES

  The Company depends to some extent and is increasing its dependence on relationships with other online companies. These relationships include but are not limited to agreements for anchor tenancy, promotional placements, sponsorships and banner advertisements. All of these agreements are short-term and do not provide for guaranteed renewal. The risks included in this dependence include (i) the uncertainty that significant spending on these relationships will increase the Company's revenues substantially or at all,
(ii) the possibility that potential revenue increases resulting from such spending will not occur within the time periods that the Company is expecting,
(iii) the possibility that space on other Internet sites or the same sites may increase in price or cease to be available on reasonable terms or at all, (iv) the possibility that a competitor will purchase exclusive rights to attractive space on one or more key sites and (v) the possibility that, if these relationships are successful, the Company may not be able to obtain adequate amounts of merchandise to meet the increased demand that is generated.

RELIANCE ON MERCHANDISE VENDORS

  The Company is entirely dependent upon vendors to supply it with merchandise for sale through the Company's Internet auctions and the availability of merchandise is unpredictable. In 1996, approximately 30% of the Company's gross merchandise sales was derived from merchandise acquired from five vendors, although no vendor accounted for more than 10% of gross merchandise sales. In the first six months of 1997, approximately 40% of the Company's gross merchandise sales was derived from five vendors, including one vendor that is no longer a vendor of the Company and that accounted for more than 12% of gross merchandise sales during that period. The Company has no long-term contracts or arrangements with its vendors that guarantee the availability of merchandise for its auctions. There can be no assurance that the Company's current vendors will continue to sell merchandise to the Company or otherwise provide merchandise for sale in the Company's auctions or that the Company will be able to establish new vendor relationships that ensure merchandise will be available for auction on the Company's Web site. The Company also relies on many of its vendors to process and ship merchandise to customers. The Company has limited control over the shipping procedures of its vendors, and shipments by these vendors have often been subject to delays. Although most merchandise sold by the Company carries a warranty supplied either by the manufacturer or the vendor and the Company is not obligated to accept merchandise returns, the Company in fact has accepted returns from customers for which the Company did not receive reimbursements from its vendors or manufacturers. If the Company is unable to develop and maintain satisfactory relationships with vendors on acceptable commercial terms, if the Company is unable to obtain sufficient quantities of merchandise, if the quality of service provided by such vendors falls below a satisfactory standard or if the Company's level of returns exceeds its expectations, the Company's business, results of operations and financial condition will be materially adversely affected. See "Business-- Merchandise," "Business--Vendor Relationships" and "Business--Customer Support and Service."

RELIANCE ON OTHER THIRD PARTIES

  In addition to its merchandise vendors, the Company's operations depend on a number of third parties. The Company has limited control over these third parties and no long-term relationships with any of them. The

Company does not own a gateway onto the Internet, but instead relies on an Internet service provider to connect the Company's Web site to the Internet. From time to time, the Company has experienced temporary interruptions in its Web site connection and also its telecommunications access. Continuous or prolonged interruptions in the Company's Web site connection or in its telecommunications access would have a material adverse effect on the Company's business, results of operations and financial condition. The Company's internally-developed auction software depends on operating system, database and server software that was developed and produced by and licensed from third parties. The Company has from time to time discovered errors and defects in the software from these third parties and, in part, relies, on these third parties to correct these errors and defects in a timely manner. The Company does not currently own or lease warehouse space and relies instead on a contract warehouse, Gage Marketing Group ("Gage"). Accordingly, any service interruptions experienced by this warehouse as a result of labor problems or otherwise could have a material adverse effect on the Company's business, results of operations and financial condition. The Company uses United Parcel Service as its delivery service for substantially all of its products. Should United Parcel Service be unable to deliver the Company's products for a sustained time period as a result of a strike or other reason, the Company's business, results of operations and financial condition would be adversely affected. Wells Fargo Bank is the Company's sole processor of credit card transactions. If the Company is unable to develop and maintain satisfactory relationships with such third parties on acceptable commercial terms, or the quality of products and services provided by such third parties falls below a satisfactory standard, the Company's business, results of operations and financial condition will be materially adversely affected. See "Business-- Merchandise Distribution" and "Business--Technology and Operations."

RISKS OF A PURCHASED INVENTORY MODEL

  Through much of 1997, the Company had limited inventory and price risk because it either acted as a sales agent for vendors that retained title to the merchandise auctioned by the Company or took merchandise from vendors on consignment. By the third quarter of 1997, the Company was purchasing a majority of its merchandise from vendors and thereby assuming the inventory and price risks of these products to be sold at auction. These risks are especially significant because much of the merchandise currently auctioned by the Company (e.g., computers, peripherals and consumer electronics) is characterized by rapid technological change, obsolescence and price erosion. With the Company increasingly relying on purchased inventory, its success will depend on its ability to liquidate its inventory rapidly through its auctions, the ability of its buying staff to purchase inventory at attractive prices relative to its resale value at auction, and its ability to manage customer returns and the shrinkage resulting from theft, loss and misrecording of inventory. Due to the inherently unpredictable nature of auctions, it is impossible to determine with any certainty whether an item will sell for more than the price paid by the Company. Further, because minimum bid prices for the merchandise listed on the Company's Web site generally are lower than the Company's acquisition costs for such merchandise, there can be no assurance that the Company will achieve positive gross margins on any given sale. If the Company is unable to liquidate its purchased inventory rapidly, if the Company's buying staff fails to purchase inventory at attractive prices relative to its resale value at auction, or if the Company fails to predict with accuracy the resale prices for its purchased merchandise, the Company may be forced to sell its inventory at a discount or at a loss and the Company's business, results of operations and financial condition would be materially adversely affected. See "Business-- Merchandise" and "Business--Vendor Relationships."

COMPETITION

  The electronic commerce market, particularly on the Internet, is new, rapidly evolving and intensely competitive, and the Company expects competition to intensify in the future. The Company currently or potentially competes with a variety of other companies depending on the type of merchandise and sales format offered to customers. These competitors include (i) various Internet auction houses such as Z AUCTION, First Auction (the auction site for Internet Shopping Network, a wholly owned subsidiary of Home Shopping Network Inc.), Surplus Direct (a wholly owned subsidiary of Egghead) and eBay, (ii) a number of indirect competitors that specialize in electronic commerce or derive a substantial portion of their revenue from electronic commerce, including Internet Shopping Network, New England Circuit Exchange, America Online, Inc. ("America Online") and CUC International Inc., (iii) a variety of other companies that offer merchandise similar to that of the Company but through physical auctions and with which the Company competes for sources of supply and (iv) companies with substantial customer bases in the computer and peripherals catalog business, including Micro Warehouse, Inc., Insight Enterprises, Inc., Creative Computers, Inc. and CDW Computer Centers, Inc., which may already operate competitive auction sites or may devote more resources to Internet commerce in the future. In particular, America Online has taken a minority equity interest in Internet Liquidators International, Inc. ("ILI") and announced that the two companies have formed a strategic partnership under which revenue from ILI's auction platforms is shared with America Online and America Online provides a direct link for ILI's members to reach ILI's electronic commerce site on the Web. Also, Micro Warehouse, Inc. introduced an online auction Web site in September 1997. The Company believes that Ziff-Davis has reserved a Web domain name including the word "auction" and that CompUSA is considering opening an auction site on the Web for its refurbished products.

  Current and potential competitors have established or may establish cooperative relationships among themselves or directly with vendors to obtain exclusive or semi-exclusive sources of merchandise. Accordingly, it is possible that new competitors or alliances among competitors and vendors may emerge and rapidly acquire market share. In addition, manufacturers might elect to liquidate their products directly. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect the Company's business, results of operations and financial condition. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to secure merchandise from vendors on more favorable terms than the Company, and they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their merchandise than can the Company. See "Business--Competition."

MANAGEMENT OF GROWTH; LIMITED SENIOR MANAGEMENT RESOURCES

  The Company has rapidly and significantly expanded its operations and anticipates that significant expansion of its operations will continue to be required in order to address potential market opportunities. This rapid growth has placed, and is expected to continue to place, a significant strain on the Company's management, operational and financial resources. The Company expanded from 14 employees at June 30, 1996 to 106 employees at September 30, 1997, and its sales increased from approximately 3,300 units per week at the beginning of the third quarter of 1996 to over 15,000 units per week at the end of the third quarter of 1997. The Company's new employees include a number of key managerial and technical employees who have not yet been fully integrated into the Company's management team, and the Company expects to add additional key personnel in the near future. Increases in the number of employees and the volume of merchandise sales have placed significant demands on the Company's management, which until January 1997 included only three executive officers. In order to manage the expected growth of its operations, the Company will be required to expand existing operations, particularly with respect to customer service and merchandising, to improve existing and implement new operational, financial and inventory systems, procedures and controls, including improvement of its financial and other internal management systems, on a timely basis, and to train, manage and expand its already growing employee base. The Company also will be required to expand its accounting staff. Further, the Company's management will be required to maintain relationships with various merchandise vendors, freight companies, warehouse operators, other Web sites and services, Internet service providers and other third parties and to maintain control over the strategic direction of the Company in a rapidly changing environment. In addition, during the next six months, the Company expects to begin offering credit to certain of its customers that have been prequalified as having appropriate credit ratings and, accordingly, will be required to manage the associated risks of accounts receivable expansion and collection. Such credit would typically be used to expand the Company's customer base to include large purchasers that presently find it difficult or are unable to purchase under the Company's auction procedures, which require use of a credit card number. The Company expects that its new offerings will allow government, educational and large corporate institutions to buy on an open account or purchase order basis up to a predetermined credit limit and will allow VARs and other resellers and individuals reluctant to trust their credit card numbers to the security of the Internet to purchase on a COD (cash on delivery) basis. There can be no assurance that the Company's current personnel, systems, procedures and controls will be adequate to support the Company's future operations, that management will be able to identify, hire, train, retain, motivate and manage required personnel or that management will be able to manage and exploit existing and potential market opportunities successfully. If the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition will be materially adversely affected. See "Business--Employees" and "Management."

RISKS ASSOCIATED WITH TECHNOLOGICAL CHANGE; DEPENDENCE ON THE INTERNET

  The Internet and electronic commerce industries are characterized by rapid technological change, changes in user and customer requirements, frequent new service or product introductions embodying new technologies and the emergence of new industry standards and practices that could render the Company's existing Web site and proprietary technology obsolete. The Company's performance will depend, in part, on its ability to license leading technologies, enhance its existing services, develop new proprietary technology that addresses the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of Web site and other proprietary technology entails significant technical and business risks. There can be no assurance that the Company will be successful in using new technologies effectively or adapting its Web site and proprietary technology to customer requirements or emerging industry standards. If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, or if the Company's Web site and proprietary technology do not achieve market acceptance, the Company's business, results of operations and financial condition would be materially adversely affected.

  The success of the Company's services will depend in large part upon the development of an infrastructure for providing Internet access and services. The Internet could lose its viability due to delays in the development or adoption of new standards and protocols intended to handle increased levels of Internet activity or due to increased governmental regulation. There can be no assurance that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed or that, if they are developed, the Internet will become a viable marketing and sales channel for excess merchandise such as that offered by the Company. If the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace are not developed or if the Internet does not become a viable commercial marketplace, the Company's business, results of operations and financial condition will be materially adversely affected. See "Business--Industry Background" and "Business--Technology and Operations."

DEVELOPING MARKET; UNCERTAIN ACCEPTANCE OF THE INTERNET AS A MEDIUM FOR
COMMERCE

  The market for the Company's services has only recently begun to develop and is rapidly changing. As is typical for a new and rapidly evolving industry, demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there exist few proven services and products. Moreover, since the market for the Company's Internet auctions is new and evolving, it is difficult to predict the size of this market or its future growth rate, if any. The success of the Company's Internet auctions will depend upon the adoption of the Internet as a medium for commerce by a broad base of consumers and vendors. There can be no assurance that widespread acceptance of Internet commerce in general, or of the Company's Internet auctions in particular, will occur. The Company has historically relied on consumers and vendors who have historically used traditional means of commerce to purchase and sell merchandise. For the Company to be successful, these consumers and vendors must accept and utilize novel ways of conducting business and exchanging information. In addition, vendors must be persuaded to adopt new selling models. Moreover, critical issues concerning the commercial use of the Internet, such as ease of access, security, reliability, cost and quality of service, remain unresolved and may affect the growth of Internet use or the attractiveness of conducting commerce online. There can be no assurance that there will be broad acceptance of the Internet as an effective medium for commerce by consumers and vendors or that the market for the Company's Internet auctions will develop successfully or achieve widespread acceptance. If the market for Internet-based online auctions fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Company's Internet auctions do not achieve market acceptance, the Company's business, results of operations and financial condition will be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Business Strategy."

UNCERTAIN ACCEPTANCE OF THE ONSALE BRAND; EVOLVING AND UNPREDICTABLE BUSINESS MODEL

  The Company believes that the importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of the ONSALE brand will depend largely on the Company's success in maintaining its position as a leader in Internet commerce. If vendors do not perceive the Company as an effective marketing and sales channel for their merchandise, or consumers do not perceive the Company as offering an entertaining and desirable way to purchase merchandise, the Company will be unsuccessful in promoting and maintaining its brand. Furthermore, in order to attract and retain customers and to promote and maintain the ONSALE brand in response to competitive pressures, the Company is finding it necessary to increase its marketing and advertising budgets and otherwise to increase substantially its financial commitment to creating and maintaining brand loyalty among vendors and consumers. If the Company is unable to or incurs significant expenses in an attempt to achieve or maintain a leading position in Internet commerce or to promote and maintain its brand, the Company's business, results of operations and financial condition will be materially adversely affected. See "Business--Business Strategy" and "Business--Sales and Marketing."

  The Company's business model continues to evolve. The Company has expanded the focus of its operations beyond the auction and sale of refurbished and close-out computers, peripherals and consumer electronics to the auction and sale of other excess merchandise. The Company expects to continue to develop its business model and to explore other opportunities such as the use of the Company's Web site as an advertising medium for services and products of other companies. As its business model evolves, the Company risks diluting its brand, confusing customers and decreasing interest from vendors. In addition, the Company could be exposed to additional or new risks associated with these new opportunities. If the Company were unable to address these risks, the Company's business, results of operations and financial condition will be materially adversely affected.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

  The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, laws applicable to auction companies and auctioneers, and laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, and characteristics and quality of products and services. Furthermore, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for the Company's Internet auctions and increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, results of operations and financial condition. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, auction regulation, sales tax, libel and personal privacy is uncertain and may take years to resolve. In addition, as the Company's service is available over the Internet in multiple states and foreign countries, and as the Company sells to numerous consumers resident in such states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state and foreign country. The Company is qualified to do business in only three states, and failure by the Company to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the Company to taxes and penalties for the failure to qualify. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the Company's business, could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

  The Company's future performance depends to a significant degree upon the continued contributions of members of the Company's senior management and other key personnel, particularly its founder, President and Chief Executive Officer, S. Jerrold Kaplan, and its founder, Vice President of Development and Operations and Chief Technical Officer, Alan S. Fisher. The loss of either of these individuals could have a material adverse effect on the Company's business, results of operation and financial condition. The Company does not have long-term employment agreements with any of its key personnel and maintains no key person life insurance. In addition, the Company believes that its future success will depend upon its ability to identify, attract, hire, train, motivate and retain other highly skilled managerial, merchandising, engineering, marketing and customer service personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting, assimilating or retaining the necessary personnel, and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business-- Employees" and "Management."

RISK OF SYSTEM FAILURE; SINGLE SITE

  The Company's success is largely dependent upon its communications hardware and computer hardware, substantially all of which are located at a leased facility in Mountain View, California. The Company's systems are vulnerable to damage from earthquake, fire, floods, power loss, telecommunications failures, break-ins and similar events. The Company does not presently have redundant systems or a formal disaster recovery plan. A substantial interruption in these systems would have a material adverse effect on the Company's business, results of operations and financial condition. The Company's coverage limits on its property and business interruption insurance may not be adequate to compensate the Company for all losses that may occur. Despite the implementation of network security measures by the Company, its servers are also vulnerable to computer viruses, physical or electronic break-ins, attempts by third parties deliberately to exceed the capacity of the Company's systems and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays, loss of data or cessation in service to users of the Company's services and products. The occurrence of any of these risks could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Facilities."

RISK OF FACILITIES MOVE

  Over the course of the next six months, the Company anticipates a series of moves from its existing space in four buildings in Mountain View, California to new space in one or two adjacent buildings in Menlo Park, California. During this period, the Company will have the additional burden of operating multiple sites that are no longer contiguous. The Company will also incur additional expenses related to the move itself. Finally, the Company will be forced to take its auctions off-line over the course of the move, which could result in reduced revenues if this extends for any significant time.

INTERNET COMMERCE SECURITY RISKS

  A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction data. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's business, results of operations and financial condition. A party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's operations. The Company may be required to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that activities of the Company or third party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose the Company to a risk of loss or litigation and possible liability. There can be no assurance that the Company's security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Technology and Operations. "

PROTECTION OF INTELLECTUAL PROPERTY

  The Company's performance and ability to compete are dependent to a significant degree on its proprietary technology. The Company relies on a combination of patent, trademark, copyright and trade secret laws, as well as confidentiality agreements and technical measures to establish and protect its proprietary rights. The Company has applied for five patents in the United States covering various aspects of electronically managed Internet auctions and various aspects of providing customer service via automated email. There can be no assurance that patents will issue from any of the Company's pending applications, that any patents granted to the Company will not be challenged and invalidated, or that any claims allowed from pending patents will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company. The Company has registered the ONSALE(R) and Yankee Auction(R) trademarks in the United States and claims trademark rights in, and has applied for trademark registrations in the United States for, a number of other marks. There can be no assurance that the Company will be able to secure significant protection for these trademarks. It is possible that competitors of the Company or others will adopt product or service names similar to "ONSALE" and the Company's other trademarks, thereby impeding the Company's ability to build brand identity and possibly leading to customer confusion. The inability of the Company to protect the name "ONSALE" adequately would have a material adverse effect on the Company's business, results of operations and financial condition. The Company's proprietary software is protected by copyright laws. The source code for the Company's proprietary software also is protected under applicable trade secret laws. As part of its confidentiality procedures, the Company generally enters into agreements with its employees and consultants and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions taken by the Company, it might be possible for a third party to copy or otherwise obtain and use the Company's software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of the Company's technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford the Company little or no effective protection of its intellectual property.

  The Company has in the past received, and may in the future receive, notices from third parties claiming infringement by the Company's software or other aspects of the Company's business. While the Company is not currently subject to any such claim, any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and require the Company to enter into royalty and licensing agreements, which could have a material adverse effect on the Company's business, results of operations and financial condition. Such royalty and licensing agreements, if required, may not be available on terms acceptable to the Company or at all. In the future, the Company may also need to file lawsuits to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company also relies on a variety of technology that it licenses from third parties, including its database and Internet server software, which is used in the Company's Web site to perform key functions. There can be no assurance that these third party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability of the Company to maintain or obtain upgrades to any of these technology licenses could result in delays in completing its proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would materially adversely affect the Company's business, results of operations and financial condition. See "Business--Intellectual Property and Other Proprietary Rights."

CONTROL BY PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS

  Upon completion of this offering, the Company's officers, directors and greater than 5% stockholders (and their affiliates) will, in the aggregate, beneficially own approximately 69.2% of the Company's outstanding Common Stock (67.5% if the Underwriters' over-allotment option is exercised in full). As a result, such persons, acting together, will have the ability to control all matters submitted to stockholders of the Company for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of the Company's assets) and to control the management and affairs of the Company. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could have an adverse effect on the market price of the Company's Common Stock. See "Management" and "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of the Company's Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company deems appropriate. In addition to the 2,300,000 shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option), the 2,875,000 shares of Common Stock sold by the Company in its initial public offering and 37,431 shares sold pursuant to option exercises and under the Purchase Plan, as of the date of this Prospectus, there will be 13,400,560 shares of Common Stock outstanding, all of which are restricted shares ("Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). As of such date, only 258,398 Restricted Shares will be eligible for sale in the public market in addition to the shares offered hereby. Approximately 11,033,432 additional Restricted Shares will become available for sale in the public market following the expiration of lock-up agreements with the representatives of the Underwriters that extend for the longer of 90 days after the date of this Prospectus or two days after the Company announces its year-end financial results. Of the remaining Restricted Shares, 250,000 shares held by Messrs. Kaplan, Fisher and Mohiuddin will become eligible each month thereafter until July 21, 1998 as certain repurchase rights of the Company with respect to those shares lapse and 608,730 shares will become eligible for sale on March 13, 1998, when they have been held for a period of one year. NationsBanc Montgomery Securities, Inc. also may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, following this offering, the holders of 13,236,803 Restricted Shares will be entitled to certain rights with respect to registration of such shares for sale in the public market. If such holders sell in the public market, such sales could have a material adverse effect on the market price of the Company's Common Stock.

  In April 1997, the Company registered 3,710,716 shares of Common Stock reserved for issuance under its stock option, equity incentive and purchase plans. As of September 30, 1997, options to purchase a total of 2,330,028 shares were outstanding and 1,367,541 shares of Common Stock were reserved for future issuance under the Company's stock option, equity incentive and purchase plans. See "Shares Eligible for Future Sale."

BROAD MANAGEMENT DISCRETION IN ALLOCATION OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered by the Company hereby at an assumed public offering price of $29.81 per share, after deducting the underwriting discount and estimated offering expenses, are estimated to be approximately $47.7 million. The Company has no specific plan for such net proceeds. The Company intends to use the net proceeds, over time, primarily for working capital to fund operations (including expansion of the Company's accounts receivable and merchandise inventory and increased expenditures on sales and marketing) and for other general corporate purposes. A portion of the net proceeds also may be used for the acquisition of businesses, products and technologies that are complementary to those of the Company. Accordingly, the Company's management will retain broad discretion as to the allocation of the proceeds of this offering. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, results of operations and financial condition. See "Use of Proceeds."

POSSIBLE VOLATILITY OF STOCK PRICE

  The market price of the shares of Common Stock has been, and is likely to be, highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in the Company's results of operations, announcements of technological innovations, new sales formats by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, changes in financial estimates by securities analysts, conditions and trends in the Internet and electronic commerce industries, adoption of new accounting standards affecting the retail sales industry, general market conditions and other factors. Further, the stock markets, and in particular the Nasdaq National Market, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks, including the Common Stock of the Company, are at or near historical highs and reflect price earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price earnings ratios will be sustained. These broad market factors may adversely affect the market price of the Company's Common Stock. These market fluctuations, as well as general economic, political and market conditions such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such company. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, results of operations and financial condition.

                                  THE COMPANY

  ONSALE was incorporated in California in July 1994 and reincorporated in Delaware in March 1997. As used in this Prospectus, unless the context otherwise requires, the terms "Company" and "ONSALE" refer to ONSALE, a California corporation, and its successor Delaware corporation, ONSALE, Inc. The Company's Web site is located at http://www.onsale.com. Information contained in the Company's Web site shall not be deemed to be a part of this Prospectus. The Company's principal executive offices are located at 1861 Landings Drive, Mountain View, California 94043. The Company's telephone number is (650) 428-0600.

  ONSALE(R) and Yankee Auction(R) are registered trademarks, and the ONSALE tag logo, Auction Supersite(TM), Dutch Auction(TM), Put your money where your mouse is(TM), Steals and Deals(TM) and BidWatch(TM) are trademarks, of the Company. This Prospectus also includes trade names and trademarks of other companies.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,709,300 shares of Common Stock offered by the Company hereby are estimated to be $47.7 million at an assumed public offering price of $29.81 per share and after deducting the underwriting discount and estimated offering expenses ($52.5 million if the Underwriters' over-allotment option is exercised in full). The Company has no specific plan for the net proceeds of the offering. The Company expects to use the net proceeds, over time, primarily for working capital to fund operations (including increased expenditures on sales and marketing and expansion of the Company's merchandise inventory and accounts receivable) and for other general corporate purposes. A portion of the proceeds also may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, the Company evaluates potential acquisitions of such businesses, products or technologies. However, the Company has no present understandings, commitments or agreements with respect to any material acquisition of businesses, products or technologies. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade securities.

  The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY

  The Company has not paid any cash dividends on its capital stock to date. The Company currently anticipates that it will retain any future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock of the Company began trading publicly on the Nasdaq National Market on April 17, 1997 under the symbol ONSL. Prior to that date, there was no public market for the Common Stock. The following table sets forth for the periods indicated the high and low sale prices of the Common Stock.

                                                                     HIGH    LOW
                                                                     ----    ---
     1997
     ----
     2nd Quarter (from April 17).................................. $ 9.38 $ 4.63
     3rd Quarter..................................................  34.00   8.38
     4th Quarter (through October 2)..............................  32.50  29.00

  On October 2, 1997, the last reported sale price of the Common Stock was $29.81 per share. As of September 30, 1997, there were approximately 37 holders of record of the Common Stock.

                                CAPITALIZATION

  The following table sets forth the actual capitalization of the Company as of June 30, 1997, and the capitalization of the Company as adjusted to give effect to the sale of the 1,709,300 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $29.81 per share and after deducting the underwriting discount and estimated offering expenses).

                                                            JUNE 30, 1997
                                                       ------------------------
                                                       ACTUAL   AS ADJUSTED
                                                       -------  -----------
                                                           (IN THOUSANDS)
Stockholders' equity(1):
 Preferred Stock, $0.001 par value; 2,000,000 shares
  authorized; no shares issued and outstanding actual
  or as adjusted...................................... $    --    $    --
 Common Stock, $0.001 par value; 30,000,000 shares
  authorized: 16,763,425 shares issued and
  outstanding, actual; 18,472,725 shares issued and
  outstanding, as adjusted(2).........................      17         19
 Additional paid-in capital...........................  19,198     66,848
 Accumulated deficit..................................    (253)      (253)
                                                       -------    -------
   Total stockholders' equity.........................  18,962     66,614
                                                       -------    -------
    Total capitalization.............................. $18,962    $66,614
                                                       =======    =======

--------
(1) See Notes 4 and 5 of Notes to Financial Statements.
(2) Excludes (i) 2,210,277 shares of Common Stock issuable upon exercise of stock options outstanding as of June 30, 1997 under the Company's 1995 Equity Incentive Plan, at a weighted average per share exercise price of $2.75, (ii) 8,571 shares of Common Stock issuable upon exercise of a warrant outstanding as of such date, (iii) 1,269,358 shares reserved for future grants under its 1995 Equity Incentive Plan, (iv) 100,000 shares reserved for future grants under its 1996 Directors Stock Option Plan and
    (v) 150,000 shares reserved for future issuances under its 1996 Employee Stock Purchase Plan. See "Management--Director Compensation," "Management--Employee Benefit Plans" and Note 6 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with the Company's financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data for the period from inception (July 1994) through December 31, 1995 and for the year ended December 31, 1996 and the balance sheet data as of December 31, 1995 and 1996 are derived from financial statements of the Company that have been audited by Price Waterhouse LLP, independent accountants, and are included elsewhere in this Prospectus. The statement of operations data for the six months ended June 30, 1996 and 1997 and the balance sheet data as of June 30, 1997 are derived from unaudited financial statements of the Company, also included elsewhere in this Prospectus, and include, in the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's results of operations and financial position for those periods. The historical results are not necessarily indicative of future results.

                               PERIOD FROM                     SIX MONTHS
                                INCEPTION        YEAR             ENDED
                              (JULY 1994) TO    ENDED           JUNE 30,
                               DECEMBER 31,  DECEMBER 31, ---------------------
                                 1995(1)         1996         1996       1997
                              -------------- ------------ ------------ --------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DA-
 TA:
Revenue:
 Merchandise................      $   30       $12,573       $1,961    $29,556
 Commission.................         110         1,696          426      1,333
                                  ------       -------       ------    -------
 Total revenue..............         140        14,269        2,387     30,889
Cost of revenue.............          27        11,539        1,798     26,672
                                  ------       -------       ------    -------
Gross profit................         113         2,730          589      4,217
                                  ------       -------       ------    -------
Operating expenses:
 Sales and marketing........         144           891          173      1,338
 General and administrative.         227           758          121      2,083
 Engineering................         182           714          167      1,150
                                  ------       -------       ------    -------
 Total operating expenses...         553         2,363          461      4,571
                                  ------       -------       ------    -------
Income (loss) from
 operations.................        (440)          367          128       (354)
Interest and other income...          --            37           --        180
                                  ------       -------       ------    -------
Income (loss) before income
 taxes......................        (440)          404          128       (174)
Provision for income taxes..          --           (43)         (13)        --
                                  ------       -------       ------    -------
Net income (loss)...........      $ (440)      $   361       $  115    $  (174)
                                  ======       =======       ======    =======
Net income (loss) per
 share(2)...................      $(0.03)      $  0.02       $ 0.01    $ (0.01)
                                  ======       =======       ======    =======
Shares used to compute net
 income (loss) per share(2).      15,326        15,326       15,326     15,844
                                  ======       =======       ======    =======
SUPPLEMENTAL FINANCIAL DATA:
Gross merchandise sales(3)..      $1,252       $30,727       $7,082    $42,484
                                  ======       =======       ======    =======
                                             DECEMBER 31, DECEMBER 31, JUNE 30,
                                                 1995         1996       1997
                                             ------------ ------------ --------
                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................   $    20       $2,649    $12,585
Working capital (deficiency)................      (449)       1,731     17,719
Total assets................................        73        5,680     21,416
Long-term obligations.......................        --           --         --
Total stockholders' equity (deficit)........      (419)       2,328     18,962

--------
(1) The Company's results of operations for the period from inception (July
    1994) to December 31, 1994 have been combined with the results of operations for the year ended December 31, 1995 due to the Company's limited activity during the earlier period. During 1994, the Company incurred expenses and reported a net loss of $41,000.
(2) See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used to compute net income (loss) per share.
(3) Represents what the Company's total revenue would have been if sales where the Company acted as a commissioned auction agent for its vendors ("Agent Sales") were recorded as transactions where the Company purchased or accepted consignment of merchandise from vendors for resale at auction ("Principal Sales"). This presentation of sales on a gross basis does not affect the Company's gross profit or net income. Management believes that gross merchandise sales provide a more consistent comparison between historical periods and to future periods than does total revenue. Gross merchandise sales should not be considered in isolation or as a substitute for other information prepared in accordance with GAAP. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

  ONSALE is an electronic retailer pioneering a new sales format--the interactive online auction--designed to serve as an efficient and entertaining marketing channel for products that are typically unavailable through conventional distribution. The Company currently specializes in selling excess merchandise, such as refurbished and close-out products, over the World Wide Web (the "Web") to businesses, resellers and consumers. The Company was incorporated in July 1994 and commenced auctioning products on the Internet in May 1995. For the period from inception (July 1994) to December 31, 1995, the Company's operating activities related primarily to recruiting personnel, purchasing operating assets, establishing vendor relationships and developing the computer infrastructure necessary to conduct live auctions on the Internet. During that period, the Company had total revenue of $140,000. The Company achieved profitability in the first quarter of 1996 and increased its total revenue and net income in each quarter of 1996. However, in early 1997 the Company elected to increase its operating expenses significantly and therefore has experienced a net loss in the second quarter of 1997 and expects to continue to experience substantial net losses through at least the second quarter of 1999.

  The Company obtains merchandise from vendors in one of two primary arrangements, either the Principal Sales model or the Agent Sales model. Under the Principal Sales model, the Company either purchases the merchandise or acquires the rights to sell merchandise under consignment relationships with vendors. For sales of merchandise owned by ONSALE, the Company is responsible for conducting the auction, billing the customer, shipping the merchandise to the customer and processing merchandise returns. The Company recognizes the full sales amount as revenue upon verification of the credit card transaction authorization and shipment of the merchandise. In this type of transaction, the Company bears both inventory and credit risk with respect to sales of its inventory. In instances where the credit card authorization has been received but the merchandise has not been shipped, the Company defers revenue recognition until the merchandise is shipped. For sales on consignment, the Company will either take physical possession of the merchandise or the vendor will retain physical possession of the merchandise. In either case, the Company is not obligated to take title to the merchandise unless it successfully sells the merchandise at auction. Upon completion of an auction, the Company takes title to the merchandise, charges the customer's credit card and either ships the merchandise directly or arranges for a third party to complete delivery to the customer. Subsequently, the Company pays the vendor any amounts due for the purchase of the related merchandise. The Company records the full sales amount as revenue upon the verification of the credit card authorization and shipment of the merchandise. In consignment transactions, the Company is at risk of loss for collecting all of the auction proceeds, delivery of the merchandise and returns from customers. In instances where credit card authorization has been received but the merchandise has not been shipped, the Company defers revenue recognition until the merchandise is shipped. In the next six months, the Company expects to begin offering credit to certain of its Principal Sales customers that have been prequalified as having appropriate credit ratings, and, accordingly, the Company will be required to manage the associated risks of accounts receivable expansion and collection. In Agent Sales transactions, the Company conducts electronic auctions and processes orders in exchange for a commission on the sale of the vendor's merchandise. Under this arrangement, at the conclusion of an auction the Company forwards the order information to the vendor, which then charges the customer's credit card and ships the merchandise to the customer. In an Agent Sales transaction, the Company does not take title to or possession of the merchandise, and the vendor bears all of the risk of credit card chargebacks. For Agent Sales transactions, the Company recognizes the commissions as revenue upon completion of the auction process and the forwarding of the auction sales information to the vendor. The vendor is typically responsible for merchandise returns. Under primarily the Principal Sales model, the Company allows customers to return products, in certain circumstances. Accordingly, the Company provides for allowances for estimated future returns at the time of shipment based on historical data.

  From its inception through the third quarter of 1995, the Company derived all of its revenue from Agent Sales. However, as the Company grew, it experienced increasing constraints on the amount of merchandise it could obtain and sell under the Agent Sales model. Further, the Company believed that, by utilizing the Principal Sales model, it could control the availability of merchandise more effectively, improve customer service, and achieve higher gross margins over time. As a result, the Company began to use the Principal Sales model for an increasing number of transactions. For the second quarter of 1997, Principal Sales transactions represented 72.8% of the Company's gross merchandise sales. The gross merchandise sales amounts represent what the Company's total revenue would have been if all Agent Sales had been made as Principal Sales. Due to the ongoing evolution in the Company's operations toward the Principal Sales model, management believes that the information on gross merchandise sales is relevant to a reader of the Company's financial statements since it provides a more consistent comparison between historical periods and a more accurate comparison to future periods than does total revenue. Gross merchandise sales should not be considered in isolation or as a substitute for other information prepared in accordance with GAAP.

  The Company has an extremely limited operating history upon which to base an evaluation of the Company and its business and prospects. The Company's business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Although the Company has experienced significant growth in merchandise and commission revenue in recent periods, there can be no assurance that the Company's revenue will continue at its current level or increase. The Company's revenue depends substantially upon the level of auction activity on its Web site, which, in turn, depends upon the availability of merchandise from the Company's vendors. This availability is difficult to forecast with any degree of certainty. Accordingly, a substantial reduction in merchandise availability would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company has relatively low operating margins and plans to increase its operating expenses significantly in order to increase the size of its staff, expand its marketing efforts, purchase larger volumes of merchandise to be sold at auction and support its growing infrastructure. Through 1996, neither the Company's President nor its Vice President of Development and Operations received any salary or bonus. On January 1, 1997, each began receiving a salary at the annual rate of $100,000. Had the Company compensated its President and Vice President of Development and Operations during 1996, the estimated pro forma net income and net income per share for the year ended December 31, 1996, would have been $281,000 and $0.02, respectively. Since December 1996, the Company has hired four additional Vice Presidents. See "Management--Executive Compensation." To the extent that increases in operating expenses precede or are not subsequently followed by increased revenue, the Company's business, results of operations and financial condition will be materially adversely affected. See "Risk Factors--Limited Operating History."

RESULTS OF OPERATIONS

  Total Revenue

  Total revenue is comprised of commissions on Agent Sales and the gross value of Principal Sales paid to the Company by the customer. The Company had only $140,000 of total revenue in the period from inception (July 1994) to December 31, 1995, most of which was derived from Agent Sales. Gross merchandise sales for that period were $1.3 million. In 1996, total revenue and gross merchandise sales grew to $14.3 million and $30.7 million, respectively. The Company's total revenue increased from $2.4 million in the first six months of 1996 to $30.9 million in the first six months of 1997, and the Company's gross merchandise sales increased from $7.1 million to $42.5 million. The Company's growth in total revenue and gross merchandise sales in each of these periods was due to significant growth in the Company's customer base and in the amount of merchandise obtained from vendors, increases in the number of auctions per week, technological advances in the Company's systems allowing for a greater volume of sales and an overall increase in demand for the Company's expanding array of merchandise, which the Company believes is attributable in large part to its investments in marketing designed to promote and maintain brand awareness of the Company. During the first six months of 1997, the portion of the Company's gross merchandise sales derived from Principal Sales increased to 69.6% from 27.7% during the comparable 1996 period.

  The Company has increased its purchasing of merchandise from vendors, particularly from manufacturers, because the Company believes it achieves higher gross margins over time by purchasing merchandise.

  The reconciliation of total revenue to gross merchandise sales for the six months ended June 30, 1997 is as follows.

   Total revenue................................................... $30,889,000
   Plus: gross Agent Sales.........................................  12,928,000
   Less: net Agent Sales...........................................  (1,333,000)
                                                                    -----------
   Gross merchandise sales(1)...................................... $42,484,000
                                                                    ===========

  During the six months ended June 30, 1997, gross merchandise sales were comprised of the following:

   Principal Sales model--purchased inventory...................... $13,920,000
   Principal Sales model--consigned inventory......................  15,636,000
   Agent Sales model...............................................  12,928,000
                                                                    -----------
   Gross merchandise sales(1)...................................... $42,484,000
                                                                    ===========

--------
(1) Gross merchandise sales is a non-GAAP measure of total sales generated by the Company, on some of which commissions (net Agent Sales) were paid. See "Overview" above.

  Cost of Revenue

  Cost of revenue consists principally of the costs of merchandise acquired under the Principal Sales model and the costs of warehouse handling, credit card processing and inbound shipping for such merchandise. Cost of revenue was minimal in absolute dollars and as a percentage of gross merchandise sales in the period from inception (July 1994) to December 31, 1995 because most transactions were structured as Agent Sales, which historically have had no significant associated costs. Cost of revenue increased by approximately $11.5 million in 1996 and by approximately $24.9 million from the first six months of 1996 to the first six months of 1997, both as a result of growth in the Company's overall business and as a result of the ongoing shift from the Agent Sales model to the Principal Sales model. In addition, in 1996, the Company incurred approximately $108,000 of costs associated with commission revenue due to certain write-offs it experienced with respect to amounts due from certain vendors associated with Agent Sales transactions.

  Gross Profit

  Overall gross profit was $113,000 in the period from inception (July 1994) to December 31, 1995, $2.7 million in 1996 and $589,000 and $4.2 million in the first six months of 1996 and 1997, respectively. In 1996, gross profit on Principal Sales was $1.1 million or 9.1% of merchandise revenue made under the Principal Sales model after giving effect to the $108,000 of cost of commission revenues. Gross profit on Principal Sales in 1996 was adversely affected by a non-recurring charge of $130,000, or 1.0% of merchandise revenue, under the Principal Sales model, which resulted from the Company's shift in contract warehouses. The remainder of gross profit in 1996 ($1.6 million), which is attributable to Agent Sales, represented 8.7% of gross merchandise sales made under the Agent Sales model. Gross profit on Principal Sales increased from $163,000, or 8.3% of merchandise revenue made under the Principal Sales model, in the first six months of 1996 to $2.9 million, or 9.8% of merchandise revenue made under the Principal Sales model, in the first six months of 1997. The remainder of gross profit, which is attributable to Agent Sales, increased from $426,000, or 8.3% of Agent Sales, for the first six months of 1996 to $1.3 million, or 10.3% of Agent Sales, for the first six months of 1997. The increase in gross margin on Agent Sales from the first six months of 1996 to the comparable period in 1997 was primarily attributable to the Company's ability to negotiate more favorable terms with vendors as it grew in size.

  Operating Expenses

  The Company's operating expenses have increased significantly since the Company's inception. This trend reflects the costs associated with the formation of the Company, recruiting of personnel, the development of the Company's infrastructure, increased efforts to expand and market its services, and the Company's continued focus on enhancing its internal accounting policies and controls. The Company believes that continued expansion of its operations is essential to enhancing its brand name and maintaining its market share.

  Sales and Marketing. Sales and marketing expenses consist primarily of advertising expenditures, payroll and related expenses for sales and marketing personnel, and promotional material. Sales and marketing expenses were $144,000 and $891,000 for the period from inception (July 1994) to December 31, 1995 and for 1996, respectively, and $173,000 and $1.3 million in the first six months of 1996 and 1997, respectively. Sales and marketing expenses as a percentage of gross merchandise sales were 11.5% and 2.9% for the period from inception (July 1994) to December 31, 1995 and for 1996, respectively, and 2.4% and 3.1% in the first six months of 1996 and 1997, respectively. The dollar increases in sales and marketing expenses in each of these periods were primarily attributable to expansion of the Company's Internet and print advertising, increases in the Company's marketing staff and increased expenses associated with promotion and marketing of the Company's services. The Company expects sales and marketing expenses to increase significantly in absolute dollars and as a percentage of gross merchandise sales as it endeavors to enhance its brand recognition.

  General and Administrative. General and administrative expenses consist primarily of payroll and related expenses for customer service, provision for doubtful accounts, merchandising, executive, accounting and logistical personnel, recruiting and other general corporate expenses. General and administrative expenses were $227,000 and $758,000 for the period from inception (July 1994) to December 31, 1995 and for 1996, respectively, and $121,000 and $2.1 million for the first six months of 1996 and 1997, respectively. General and administrative expenses as a percentage of gross merchandise sales were 18.1% and 2.5% for the period from inception (July
1994) to December 31, 1995 and for 1996, respectively, and 1.7% and 4.9% for the first six months of 1996 and 1997, respectively. The dollar increases in general and administrative expenses were due to an increase in salaries and benefits, primarily due to the hiring of additional officers and other personnel, to the Company beginning to compensate its President, Mr. Kaplan (see "Management--Executive Compensation"), and to facilities expenses. The Company expects general and administrative expenses to increase in absolute dollars for the remainder of 1997 and in 1998, and as a percentage of gross merchandise sales at least through the first quarter of 1998, as the Company expands its officer group, staff and facilities, incurs the additional costs related to being a public company and expends approximately $75,000 in the fourth quarter of 1997 and the first quarter of 1998 to move to new facilities.

  Engineering. Engineering expenses consist primarily of payroll and related expenses for engineering personnel and consultants who develop, operate and monitor the Company's Web site and related systems, and equipment costs. Engineering expenses were $182,000 and $714,000 for the period from inception (July 1994) to December 31, 1995 and for 1996, respectively, and $167,000 and $1.2 million for the first six months of 1996 and 1997, respectively. Engineering costs as a percentage of gross merchandise sales were 14.5% and 2.3% for the period from inception (July 1994) to December 31, 1995 and for 1996, respectively, and 2.4% and 2.7% for the first six months of 1996 and 1997, respectively. The dollar increases in engineering expenses in each of these periods were primarily attributable to increased staffing and associated costs relating to enhancing the features and functionality of the Company's Web site and related systems. To date, all engineering costs have been expensed as incurred. The Company did not begin compensating Mr. Fisher, its Vice President of Development and Operations, until January 1997 (see "Management--Executive Compensation"). The Company expects engineering expenses to increase in absolute dollars in the future but not to increase as a percentage of gross merchandise sales. However, there can be no assurance that gross merchandise sales will increase more rapidly than engineering expenses.

  Income Taxes

  The Company had a net loss for the period from inception (July 1994) to December 31, 1995 and thus no provision for income taxes was recorded for that period. For 1996, the Company generated income before income taxes of $404,000 and recorded a provision for income taxes of $43,000, representing an effective income tax rate of 10.6%. This effective tax rate was below the statutory rate primarily because the Company utilized its net operating loss carryforwards. As of December 31, 1996, the Company had fully utilized its net operating loss carryforwards for federal and state income tax purposes. For the first six months of 1997, the Company had a net loss of $174,000 and thus no provision for income taxes was recorded for that period. See Note 7 of Notes to Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain unaudited quarterly statement of operations data for the eight quarters of 1995 and 1996 and the first two quarters of 1997. In the opinion of management, this information has been prepared substantially on the same basis as the financial statements appearing elsewhere in this Prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the financial statements of the Company and related notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                                    QUARTERS ENDED
                              ---------------------------------------------------------------------------------------------
                              MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,
                              1995 (1)   1995     1995      1995     1996     1996     1996      1996      1997      1997
                              -------- -------- --------- -------- -------- -------- --------- --------  --------  --------
                                                                    (IN THOUSANDS)
Revenue:
 Merchandise..............      $ --     $ --     $  --    $  30    $  468   $1,493   $2,990    $7,622   $11,696   $17,860
 Commission...............        --       17        23       70       109      317      586       684       618       715
                                ----     ----     -----    -----    ------   ------   ------   -------   -------   -------
  Total revenue...........        --       17        23      100       577    1,810    3,576     8,306    12,314    18,575
Cost of revenue...........        --       --        --       27       418    1,380    2,665     7,076    10,526    16,146
                                ----     ----     -----    -----    ------   ------   ------   -------   -------   -------
Gross profit..............        --       17        23       73       159      430      911     1,230     1,788     2,429
                                ----     ----     -----    -----    ------   ------   ------   -------   -------   -------
Operating expenses:
 Sales and marketing......         1       30        44       69        58      115      339       379       390       948
 General and
  administrative..........        54       49        61       63        32       89      275       362       789     1,294
 Engineering..............        31       25        49       77        52      115      182       365       561       589
                                ----     ----     -----    -----    ------   ------   ------   -------   -------   -------
  Total operating
   expenses...............        86      104       154      209       142      319      796     1,106     1,740     2,831
                                ----     ----     -----    -----    ------   ------   ------   -------   -------   -------
Income (loss) from opera-
 tions....................       (86)     (87)     (131)    (136)       17      111      115       124        48      (402)
Interest and other income.        --       --        --       --        --       --        3        34        32       148
                                ----     ----     -----    -----    ------   ------   ------   -------   -------   -------
Income (loss) before in-
 come taxes...............       (86)     (87)     (131)    (136)       17      111      118       158        80      (254)
(Provision) benefit for
 income taxes.............        --       --        --       --        (2)     (11)     (12)      (18)      (28)       28
                                ----     ----     -----    -----    ------   ------   ------   -------   -------   -------
Net income (loss).........      $(86)    $(87)    $(131)   $(136)   $   15   $  100   $  106   $   140   $    52   $  (226)
                                ====     ====     =====    =====    ======   ======   ======   =======   =======   =======
SUPPLEMENTAL FINANCIAL DA-
 TA:
Gross merchandise sales (2).    $ --     $226     $ 199    $ 827    $1,792   $5,290   $9,246   $14,399   $17,941   $24,543
                                ====     ====     =====    =====    ======   ======   ======   =======   =======   =======

--------
(1) The Company's results of operations for the period from inception (July
    1994) to December 31, 1994 have been combined with the results of operations for the quarter ended March 31, 1995 due to the Company's limited activity during the earlier period. During 1994, the Company incurred expenses and reported a net loss of $41,000.
(2) Represents what the Company's total revenue would have been if sales where the Company acted as a commissioned auction agent for its vendors ("Agent Sales") were recorded as transactions where the Company purchased or accepted consignment of merchandise from vendors for resale at auction ("Principal Sales"). This increased sales amount does not affect the Company's gross profit or net income. Management believes that gross merchandise sales provide a more consistent comparison between historical periods and to future periods than does total revenue. Gross merchandise sales should not be considered in isolation or as a substitute for other information prepared in accordance GAAP.

  The Company's merchandise revenue, commission revenue, total revenue and gross merchandise sales have all increased significantly from one quarter to the next since the quarter ended September 30, 1995, with the exception that commission revenue decreased in the first quarter of 1997 as the Company emphasized its Principal Sales model over the Agent Sales model. Merchandise revenue has increased as a percentage of gross merchandise sales each quarter since September 30, 1995, representing 3.6%, 26.1%, 28.2%, 32.3%, 52.9%, 65.2%
and 72.8% of such sales in the quarters ended December 31, 1995, March 31, 1996, June 30, 1996, September 30, 1996, December 31, 1996, March 31, 1997 and
June 30, 1997, respectively. The Company does not expect that its merchandise revenue as a percentage of gross merchandise sales will continue to increase significantly.

  The reconciliation of total revenue to gross merchandise sales for the quarters ended March 31, 1997 and June 30, 1997 is as follows.

                                                     THREE MONTHS  THREE MONTHS
                                                        ENDED          ENDED
                                                    MARCH 31, 1997 JUNE 30, 1997
                                                    -------------- -------------
   Total revenue...................................  $12,314,000    $18,575,000
   Plus: gross Agent Sales.........................    6,245,000      6,683,000
   Less: net Agent Sales...........................     (618,000)      (715,000)
                                                     -----------    -----------
   Gross merchandise sales(1)......................  $17,941,000    $24,543,000
                                                     ===========    ===========

  During the quarters ended March 31, 1997 and June 30, 1997, gross merchandise sales were comprised of the following:

                                                       THREE MONTHS THREE MONTHS
                                                          ENDED        ENDED
                                                        MARCH 31,     JUNE 30,
                                                           1997         1997
                                                       ------------ ------------
   Principal Sales model--purchased inventory......... $ 4,561,000  $ 9,359,000
   Principal Sales model--consigned inventory.........   7,135,000    8,501,000
   Agent Sales model..................................   6,245,000    6,683,000
                                                       -----------  -----------
   Gross merchandise sales(1)......................... $17,941,000  $24,543,000
                                                       ===========  ===========

--------
(1) Gross merchandise sales is a non-GAAP measure of total sales generated by the Company, on some of which commissions (net Agent Sales) were paid. See "Overview" above.

  Cost of revenue (less the $108,000 cost of commission revenue in the fourth quarter of 1996) as a percentage of merchandise revenue increased from 89.1% in the third quarter of 1996 to 91.4% in the fourth quarter of 1996, decreased to 90.0% in the first quarter of 1997 and remained relatively flat at 90.4% in the second quarter of 1997. The corresponding gross margins for these periods were 10.9%, 8.6%, 10.0% and 9.6%, respectively. The fourth quarter gross margin was adversely affected by non-recurring costs of $130,000, or 1.7% of merchandise revenue, which resulted from the Company's shift in contract warehouses. Excluding such non-recurring costs, fourth quarter gross margin on merchandise revenue would have been 10.3%. Gross margin on Agent Sales varied from 8.2% to 9.4% in the four quarters of 1996, and increased to 10.7% in the second quarter of 1997 as the Company focused its Agent Sales efforts on higher-quality vendors.

  In the second quarter of 1997, the Company accelerated its sales and marketing spending in order to enhance its brand recognition. This increase in sales and marketing expenditures significantly contributed to the Company's recognizing a net loss for this period. Because the Company intends to continue to increase its sales and marketing expenditures through at least the second quarter of 1999, the Company expects to continue to experience net losses.

  In the first quarter of 1997, the Company significantly increased its headcount in the general and administrative area. The Company continued to increase this headcount in the second quarter of 1997 and wrote off approximately $10,000 of bad debts that resulted from fraudulent use of credit cards.

FLUCTUATION IN OPERATING RESULTS

  The Company's operating results have fluctuated in the past, and are expected to continue to fluctuate in the future, due to a number of factors, many of which are outside the Company's control. These factors include (i) the Company's ability to attract new customers at a steady rate, manage its inventory mix and the mix of products offered at auction, meet certain pricing targets, liquidate its inventory in a timely manner, maintain gross margins and maintain customer satisfaction, (ii) the availability and pricing of merchandise from vendors, (iii) product obsolescence and pricing erosion, (iv) consumer confidence in encrypted transactions in the Internet environment, (v) the timing, cost and availability of advertising on other Web sites, (vi) the amount and timing of costs relating to expansion of the Company's operations,
(vii) the announcement or introduction of new types of merchandise, service offerings or customer services by the Company or its competitors, (viii) technical difficulties with respect to consumer use of the auction format on the Company's Web site, (ix) delays in revenue recognition at the end of a fiscal period as a result of shipping or logistical problems, (x) delays in shipments as a result of strikes or other problems with the Company's delivery service providers or the loss of the Company's credit card processor, (xi) the level of merchandise returns experienced by the Company and (xii) general economic conditions and economic conditions specific to the Internet and electronic commerce. As a strategic response to changes in the competitive environment, the Company may from time to time make certain service, marketing or supply decisions or acquisitions that could have a material adverse effect on the Company's quarterly results of operations and financial condition. The Company also expects that, in the future, it like other retailers may experience seasonality in its business. Due to all of the foregoing factors, in some future quarter the Company's operating results may not meet or exceed the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock would likely be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its operations primarily through the sale of Common Stock in the Company's initial public offering for approximately $14.8 million and the private sale of convertible preferred stock for approximately $2.3 million. Net cash used in operating activities for the period from inception (July 1994) to December 31, 1995 was $210,000, net cash provided by operating activities for 1996 was $1.1 million and net cash used in operating activities for the six months ended June 30, 1997 was approximately $6.1 million. The net cash used in operating activities from inception (July 1994) to December 31, 1995 was primarily attributable to the net loss from operations of $440,000, partially offset by increases in accrued expenses and accounts payable of $117,000 and $103,000, respectively. The net cash provided by operating activities during 1996 was primarily attributable to net income of $361,000 and increases in accounts payable of $2.2 million, deferred revenue of $602,000 and accrued expenses of $363,000, partially offset by increases in inventory, prepaid expenses and other current assets, and accounts receivable of $1.5 million, $439,000 and $373,000, respectively. The net cash used in operating activities in the first six months of 1997 was primarily attributable to increases in merchandise inventory of $5.2 million resulting from the Company's decision to expand its Principal Sales model and decreases in accounts payable of $1.7 million as the Company was able to utilize a portion of the net proceeds from its initial public offering to reduce such accounts.

  Net cash of $270,000 provided by financing activities from inception (July
1994) to December 31, 1995 resulted entirely from advances from two of the Company's founders. In 1996, a venture capital group purchased Series A Preferred Stock and certain warrants for approximately $2.3 million. The Company used these funds to repay the advances to the founders. Net cash of $16.8 million provided by financing activities in the first six months of 1997 resulted almost entirely from proceeds received from the Company's initial public offering, which occurred in the second quarter of 1997 and the exercise of warrants. Net cash used in investing activities comprised purchases of property and equipment of $40,000, $606,000 and $767,000 for the period from inception (July 1994) to December 31, 1995, 1996 and the first six months of 1997, respectively.

  As of June 30, 1997, the Company had approximately $12.6 million of cash and cash equivalents. The Company also had available a $4.0 million line of credit from Silicon Valley Bank that expires on April 17, 1998. Borrowings under the line bear interest at an annual rate of 0.75% over the bank's prime rate. Pursuant to the line of credit, Silicon Valley Bank has been granted a continuing security interest in substantially all assets of the Company, now owned or hereafter acquired, including intellectual property. Pursuant to the line of credit, the Company is required to maintain certain financial ratios (including a ratio of "quick assets" (cash, cash equivalents, accounts receivable and investments, with maturities not to exceed 90 days) to current liabilities (less deferred revenue) of at least 2.5 to 1, and a ratio of total liabilities to tangible net worth of not more than 0.5 to 1) and is prohibited from incurring a monthly pretax loss of more than $400,000 or cumulative monthly pretax losses on a rolling three-month basis of more than $750,000. The Company anticipates that it will be in violation of the pretax loss condition in the fourth quarter of 1997 and would need to seek a waiver if it wishes to borrow under the line of credit. The Company has also agreed to certain negative covenants, including a prohibition on incurring additional indebtedness, other than secured equipment financing debt, indebtedness to trade creditors incurred in the ordinary course of business and debt that is subordinated to the debt owing under the line of credit, and a prohibition, with limited exceptions, on creating additional security interests in the assets of the Company. In connection with the line, the Company issued the bank a five-year warrant to purchase 8,571 shares of its Common Stock with an exercise price of $7.00.

  As of June 30, 1997, the Company's principal commitments consisted of obligations of approximately $2.8 million under its operating leases. Although the Company has no material commitments for capital expenditures, it anticipates purchasing approximately $900,000 of property and equipment during the second half of 1997, primarily for computer equipment, furniture and fixtures, and expenditures associated with the Company's relocation to new facilities. In addition, the Company has recently entered into a series of strategic relationships requiring minimum payments of $1.3 million and, under certain conditions, incremental fees based on the volume of traffic to its Web site. As the Company continues to enter into more transactions structured as Principal Sales, the Company will need to commit more cash to support a larger merchandise inventory. Also, as a result of the Company's intention to offer credit to certain customers in the next six months, the Company may require additional cash to support the anticipated growth in account receivables. The Company plans to increase its operating expenses significantly in order to increase the size of its staff, expand its marketing efforts to enhance its brand image, purchase larger volumes of merchandise to be sold at auction, increase its software development efforts and support its growing infrastructure. As a result, the Company may experience substantial quarterly net losses through at least the first two quarters of 1999. Thus, the Company may well have to finance its capital expenditures, increased inventory, increased accounts receivable and some portion of its growth in operating expenses from the proceeds of this offering. The Company believes that the net proceeds from this offering, together with its current cash and cash equivalents, borrowings under its line of credit and its cash flows from operations, if any, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Thereafter, if cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may seek to sell additional equity or convertible debt securities or obtain another credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. There can be no assurance that financing will be available to the Company in amounts or on terms acceptable to the Company.

                                   BUSINESS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

  ONSALE is an electronic retailer pioneering a new sales format--the interactive online auction--designed to serve as an efficient and entertaining marketing channel for products that typically are unavailable through conventional distribution. The Company currently specializes in selling excess merchandise, such as refurbished and close-out products, over the World Wide Web (the "Web") to businesses, resellers and consumers. The Company sells a wide variety of such merchandise, including computers, peripherals, consumer electronics, housewares, power tools, sports and fitness equipment, and vacation packages. The Company's auction format enables customers to bid against one another in a freely competitive market liberated from the constraints of less flexible pricing that characterize traditional retailing. The Company believes that the customer enthusiasm generated by this format, the emergence of the Internet as an effective new sales medium and the Company's highly automated infrastructure combine to create a significant retailing opportunity.

  ONSALE has sold approximately $119 million of merchandise to more than 188,000 customer accounts from its first auction in May 1995 through September 30, 1997. To date, the Company has auctioned over 771,000 merchandise units, of which over 201,000 were auctioned in the third quarter of 1997. Over 320,000 of these users are bidders registered with the Company, with over 73,000 registering in the third quarter of 1997 alone.

INDUSTRY BACKGROUND

  Electronic Commerce on the Internet

  The Internet is an increasingly significant global medium for communication and commerce. Growth in Internet usage has been driven by the emergence of the Web, which uses graphical user interface technology to simplify the transmission and retrieval of information over the Internet. IDC estimates the number of Web users will increase from approximately 28 million at the end of 1996 and to approximately 175 million by the year 2001. As the number of users has grown, retailers have been attracted to the Internet as a medium for reaching millions of consumers at low cost. IDC estimates that the total value of goods and services purchased on the Web increased from $296 million in 1995 to $2.6 billion in 1996 and will increase to $223 billion in the year 2001.

  The Internet has evolved into a unique marketing channel, just as retail stores, mail order catalogs and television shopping have previously evolved as unique channels. By directly operating their own Web sites, Internet retailers can interact with customers in real-time by frequently adjusting their product mix, pricing and visual presentation. In addition, the global reach of the Internet allows retailers to build large, geographically-dispersed customer bases more quickly than traditional retailers and catalog marketers. Unlike traditional marketing channels, Internet retailers do not have the burdensome costs of a significant retail store infrastructure, the continuous printing and mailing costs of a catalog marketer or the store personnel or call center costs borne by traditional retailers and catalog marketers.

  As the number of Internet retailers has expanded, however, the importance of strong brand recognition has become critical to the success of these companies. Brand development is especially important for online retailers to establish trust and loyalty with consumers in the absence of face-to-face interaction. As a result, online retailers have begun to establish long-term strategic partnerships and alliances with content, commerce and service providers to build brand recognition, stimulate traffic, enhance their offerings, take advantage of cross-marketing opportunities and build barriers to entry.

  Market for Excess Merchandise

  Each year, manufacturers dispose of significant volumes of excess merchandise, including refurbished and close-out merchandise. Refurbished products are those that typically require a nominal amount of service, such as minor repairs, cleaning and repackaging, prior to being sold as refurbished goods. Close-out merchandise includes new products that have or will shortly become obsolete, typically due to a change in selling seasons or the introduction of new models.

  While the market for refurbished and close-out products is difficult to measure, the Company believes that several billion dollars of such merchandise are sold each year. The PC and consumer electronics markets in particular are characterized by significant quantities of such merchandise due to short product life cycles and the prevalence of returned items through the consumer retailing channel. According to IDC, the total PC market in the United States alone was estimated to be greater than $65.6 billion in 1996. The Company estimates that the portion of this market that ended up as refurbished and close-out goods exceeded $3.8 billion in 1996. In addition, many other markets are characterized by significant supplies of excess merchandise. For example, the travel industry is beset by a continual supply of excess inventory which faces time-imposed obsolescence.

  The disposal of excess goods represents a substantial burden on many vendors. Excess goods are sold through a fragmented industry consisting of auction houses, catalogs, company stores or "outlets," resellers and specialized retailers, as well as large superstores and mass merchants that are not committed to the resale of these goods and generally sell them as a supplementary product line or "loss leader." Since vendors lack control over pricing and product placement in this fragmented channel, the prices they realize on products are often affected. These channel conflicts also undermine channel loyalty and the vendor's brand image. Vendors have an interest in accessing a distribution channel that enables them to dispose of significant quantities of merchandise quickly and at the best prices possible, without affecting their traditional sales channels.

ONSALE TODAY

  ONSALE is an electronic retailer pioneering a new sales format--the interactive online auction--designed to serve as an efficient and entertaining marketing channel for products that typically are unavailable through conventional distribution. The Company currently specializes in selling excess merchandise, such as refurbished and close-out products, over the Web to businesses, resellers and consumers. The Company sells a wide variety of such merchandise, including computers, peripherals, consumer electronics, housewares, power tools, sports and fitness equipment, and vacation packages. The Company's auction format enables customers to bid against one another in a freely competitive market liberated from the constraints of less flexible pricing that characterize traditional retailing. The Company believes that the customer enthusiasm generated by this format, the emergence of the Internet as an effective new sales medium and the Company's highly automated infrastructure combine to create a significant retailing opportunity.

  ONSALE has sold approximately $119 million of merchandise to more than 188,000 customer accounts from its first auction in May 1995 through September 30, 1997. To date, the Company has auctioned over 771,000 merchandise units, of which over 201,000 were auctioned in the second quarter of 1997. Over 320,000 of these users are bidders registered with the Company, with over 73,000 registering in the second quarter of 1997 alone.

  ONSALE's Auction Supersite provides customers a compelling format to purchase a wide variety of merchandise through interactive online auctions. In addition to prominently featured specials, the Company's Auction Supersite organizes items into targeted merchandise stores ("Supersites"), which are further categorized by product type. ONSALE presently operates a Computer Products Supersite and a Consumer Electronics Supersite on which it continually posts merchandise descriptions and images. ONSALE operates auctions every weekday and generally offers over 750 different merchandise items at any given time. The Company sells quantities from one to several hundred of each item, ranging in price from $25 to $3,000 each.

  Customers can bid 24 hours a day, 7 days a week. Each week, tens of thousands of customers visit the Company's site to review the latest merchandise and bid on items of interest. When customers are outbid, they receive an email message alerting them and permitting them to increase their bid by return email or via the Company's Web site. At the designated closing time, the winning bidders are selected and an email message is sent to them confirming their purchases. The entire auction process, from the posting of the items for auction winners, has been automated by the Company through the use of internally developed proprietary software. In addition, the Company has developed proprietary software that automates product fulfillment functions, including billing, shipping and tracking.

  The Company believes that online auctions represent an exciting sales format that leverages the unique characteristics of the Internet, such as interactivity and the sense of community built by customers competitively bidding in an auction environment. Furthermore, the Company believes the knowledge, interests and spending habits of the typical Internet user make a wide variety of merchandise ideal for this sales format and that excess merchandise is particularly well suited for the online auction format because there is no widely accepted fair market value for those items. The difference of opinion among potential purchasers regarding the value of such goods encourages the spirited bidding of the interactive auction process. In contrast to the market for new merchandise where vendors traditionally set a fixed price, both the vendors and customers for excess merchandise accept variability in pricing. The Company's Internet auctions are designed to offer customers the following benefits:

  . Compelling Merchandise and Pricing. The Company's rotating merchandise mix gives customers the opportunity to bid on desirable items and includes a number of different product categories, mostly from well known, name brand manufacturers. Every auction cycle includes new items, which keeps the Web site fresh and appealing. This changing product/price mix and the auction format give the Company's visitors the impression that they may be able to obtain exceptional deals every time they visit the site. This compelling sales format has led to repeat customers who bid on average 5.2 times, and purchased on average 2.3 times, during the quarter ended September 30, 1997.

  . Entertainment and Excitement. The Company's auctions are designed to be fun and exciting, adding the "lure of the bargain" and the "thrill of the hunt" to the retailing experience. The Company's customers do not simply purchase merchandise--they "win" it. Competition and gamesmanship are inherent in the Company's auction format, which the Company believes enables it to attract and maintain a large and loyal customer base. Further, the Company constantly changes the presentation of its Web site to enhance customer interest.

  . Community. As part of their bids, bidders are allowed to place brief comments that are displayed in the list of currently winning bids on each merchandise item page. Bidders use these comments to communicate with other bidders in attempts to "psyche out" or cooperate with other bidders. These comments, which generally are humorous, good-natured and in the spirit of competition, build a sense of community. This interactive shopping medium creates a sense of being "where the action is."

  . Convenience. The Company brings retail shopping directly into customers' homes and offices. Customers do not need to travel to fixed locations during limited hours to purchase items. ONSALE's Web site enables customers to place bids at any time during the day or night, in an unintimidating atmosphere and without the pressure of salespeople or auctioneers.

  The Company believes that it also provides substantial benefits to vendors. By pioneering a novel sales format in a new medium available to a very broad audience, the Company believes that it offers vendors a way to sell excess merchandise quickly at attractive prices with minimal interference with other marketing channels. The Company's business format is designed to offer vendors the following benefits:

  . Efficient Distribution Solution. ONSALE's frequent auctions provide manufacturers a distribution channel designed to accommodate unpredictable, odd lot quantities and to reach a geographically broad group of consumers. The Company believes it represents an efficient alternative to existing channels and a practical solution to a large and growing problem for vendors--the disposal of excess merchandise.

  . Resolution of Channel Conflict. Sales of excess merchandise through ONSALE are designed to avoid the channel conflicts inherent in other distribution channels, where similar or identical merchandise sell at different prices. By selling to a geographically-broad customer base, the Company reduces the cannibalizing effect that the sales of excess merchandise can have on the distribution of new products in a limited local area.

  . Superior Inventory Liquidation. Manufacturers and vendors in the process of liquidating excess merchandise are compelled to liquidate inventory in a quick and expedient manner due to rapid price declines while attempting to get the best prices possible for their merchandise. The frequency of the Company's auctions and its ability to add new items continuously allow the Company to post items for auction immediately upon receipt of the merchandise and increases the vendors' ability to dispose of inventory quickly. By selling inventory quickly, vendors are able to avoid some of the inventory price erosion and obsolescence that is typical in other channels and to obtain attractive prices for their products. In addition, the Company's automated systems simplify the liquidation process, creating a convenient sales channel for vendors.

BUSINESS STRATEGY

  The Company's objective is to become one of the dominant retailers on the Internet. The Company intends to leverage its position as a leading Internet retailer of excess merchandise by pursuing the following key strategies:

  Increase Market Awareness and Brand Recognition

  The Company believes that ONSALE is a leading brand name in online commerce. The Company operates in a market in which its brand franchise is critical to attracting high quality vendors and a high level of customer traffic. Accordingly, the Company's strategy is to promote, advertise and increase its visibility through a variety of marketing and promotional techniques, including forming strategic relationships with and advertising on leading Web sites and conducting an ongoing public relations campaign. In particular, the Company has established relationships with America Online, Computer Shopper NetBuyer, Excite and Netscape, among others. The Company intends to continue to build relationships with leading online content providers and commerce companies to drive traffic to its sites, secure merchandise supply and build barriers to entry.

  Expand Lines of Merchandise

  The Company believes a broad array of merchandise can be sold effectively through its online auction format. The Company recently expanded its lines of merchandise to include housewares, power tools, sports and fitness equipment, and vacation packages. The Company actively test markets new types of merchandise and has successfully auctioned items as diverse as new automobiles and trucks, gourmet meats, high-end computer servers and autographed sports memorabilia.

  Provide Compelling Retailing Experience for Customers

  The Company believes auction buyers are attracted by the perceived bargain prices and the inherent excitement of competitively winning desired merchandise. Accordingly, the Company intends to continue offering customers a wide array of opportunities to buy desired merchandise at bargain prices and to rotate the selection of merchandise.

  Expand and Strengthen Long-Term Vendor Relationships

  The Company's ability to attract, secure and obtain large quantities of branded merchandise for its Internet auctions is key to its success. The Company continues to build its merchandise buying staff to facilitate securing long-term relationships with a variety of merchandise vendors. The Company seeks to be its vendors' preferred choice for liquidating excess merchandise. The Company intends to strengthen its vendor relationships by offering better purchasing terms and more convenient service through more automated order processing and superior logistical arrangements. In addition, the Company believes its rapid auction process makes it a convenient sales channel for vendors to liquidate large volumes of merchandise.

  Develop Incremental Revenue Opportunities

  The Company believes that a significant opportunity exists to develop incremental revenue opportunities, including expanding its product mix with other products that are well suited for the Internet's electronic format. The Company also believes that the high level of traffic on its Web site provides an attractive alternative for advertising on its Web site. In the third quarter of 1997, the Company began selling banner advertising and promotional placements on its sites. In addition, the Company intends to expand its sales to customers outside its current markets of the United States and Canada.

  Build on Leading Technology

  The Company believes that one of its competitive advantages is its internally developed proprietary software that is specifically designed for Internet auctions. This software conducts automated auctions with thousands of customers, processes those customers' orders and payments, coordinates and performs order fulfillment and provides certain customer support functions. The Company intends to enhance its software to provide an even more compelling shopping experience, as well as to streamline its order processing, warehousing and distribution, and customer support functions.

THE ONSALE PROCESS

  The entire ONSALE auction process is fully automated. The Company posts descriptions and images of the merchandise being offered for auction on its Web site. The Company generally offers customers the opportunity to bid for merchandise through the "Yankee auction" format. In this format, a number of identical items of merchandise are offered for sale at the same time. When the auction closes, the highest bidders win the available inventory at their actual bid prices. Thus, each winning bidder may pay a price that is different from the prices paid by other winning bidders. When bidders' prices are equal, bids for larger quantities and with earlier initial bid times prevail. This allows customers to employ a variety of strategies that make bidding interesting.

  To bid, a customer completes and submits a simple electronic registration form found on the Company's Web site. Once registered, the customer can bid and buy at will. As bids are received, ONSALE's Web pages are instantly updated to display the current high bidders' initials, city and state, and an optional comment to personalize the bidding. Customers are notified by email when they are outbid and can then respond by return email or via the Company's Web site to increase the bid. In addition, customers can monitor their bid status on ONSALE's Web site. Once an auction has closed, the Company's auction software informs the winning bidders by email and creates an order. The customer's credit card is then charged and the merchandise is shipped either by the Company or its vendor.

MERCHANDISE

  The Company offers more than 750 different merchandise items in each daily auction. This merchandise consists primarily of computers, peripherals, consumer electronics, housewares, power tools, sports and fitness equipment, and vacation travel. The Company believes that rotating its merchandise keeps its Web site fresh and appealing and encourages customers to revisit the site frequently. The Company believes a well-coordinated merchandise assortment is key to its success, and employs a staff of seasoned buyers from the computer and consumer electronics industries to achieve this goal.

  The Company primarily offers merchandise in the following categories:

    Personal Computers. The Company offers PCs, including IBM- and Macintosh-compatible desktops and notebooks.

    Printers, Monitors and Scanners. The Company offers laser, laser jet and color jet printers, color and black and white monitors, related accessories and toner cartridges, and flatbed scanners.

    Computer Peripherals. The Company sells memory chips, disc drives, CPU chips, controllers, CD-ROMs, multimedia accessories, modems, motherboards, video cards, mice and keyboards.

    Network Equipment. The Company sells a variety of network equipment, including servers, repeaters, hubs and routers, and Ethernet and token ring cards and accessories.

    Consumer Electronics. The Company sells home theater items (such as VCRs, receivers, speakers and CD players), photography equipment (such as camcorders and cameras), portable televisions, portable audio and car stereo equipment (such as AM/FM cassette and CD players, speakers and tuners), and home office items (such as facsimile machines, answering machines and telephones). The Company is continuing to expand its offerings of consumer electronics.

    Software. The Company sells home gameplayer, PC, educational, and home and office software.

    Housewares. The Company sells microwave ovens, coffee makers, food steamers, shower massage units and breadmakers.

    Power Tools. The Company sells electric saws, drills and hammers.

    Sports and Fitness Equipment. The Company sells golf clubs, tennis racquets and in-line skates.

    Vacation Packages. The Company sells stays of varying lengths at vacation properties.

  The Company's merchandise has included brands such as AST, AT&T, Aiwa, Apple, Canon, Casio, Compaq, Dell, Fujitsu, Gateway, Hewlett-Packard, IBM, Intel, JVC, Kenwood, Lexmark, Magnavox, NEC, Packard Bell, Panasonic, Phillips, Sanyo, Seagate, Sharp, Toshiba, Uniden and Zenith. Regardless of the source of the merchandise, most merchandise sold by the Company carries a warranty provided by the vendor, which greatly reduces the Company's customer service expenses. The Company is entirely dependent upon vendors to supply it with merchandise for sale through the Company's Internet auctions and the availability of merchandise is unpredictable. In 1996, approximately 30% of the Company's gross merchandise sales was derived from merchandise acquired from five vendors, although no vendor accounted for more than 10% of gross merchandise sales. In the first six months of 1997, 40% of the Company's gross merchandise sales was derived from merchandise acquired from five vendors, and one vendor accounted for approximately 12% of gross merchandise sales. The Company has no long-term contracts or arrangements with its vendors that guarantee the availability of merchandise for its auctions. There can be no assurance that the Company's current vendors will continue to sell merchandise to the Company or otherwise provide merchandise for sale in the Company's auctions or that the Company will be able to establish new vendor relationships that ensure merchandise will be available for auction on the Company's Web site. The Company also relies on many of its vendors to process and ship merchandise to customers. The Company has limited control over the shipping procedures of its vendors, and shipments by these vendors have often been subject to delays. Although most merchandise sold by the Company carries a warranty supplied either by the manufacturer or the vendor and the Company is not obligated to accept merchandise returns, the Company in fact has accepted returns from customers for which the Company did not receive reimbursements from its vendors or manufacturers. If the Company is unable to develop and maintain satisfactory relationships with vendors on acceptable commercial terms, if the Company is unable to obtain sufficient quantities of merchandise, if the quality of service provided by such vendors falls below a satisfactory standard or if the Company's level of returns exceeds its expectations, the Company's business, results of operations and financial condition will be materially adversely affected.

AGREEMENTS AND RELATIONSHIPS WITH OTHER ONLINE COMPANIES

  ONSALE has established relationships to increase its access to online customers, to build brand recognition and to broaden and deepen its merchandise assortment. The Company intends to complement its existing relationships and build barriers to entry by pursuing additional agreements. See "Risk Factors--Reliance on Relationships with Other Online Companies." To date, ONSALE has formed the following strategic relationships:

  America Online

  In September 1997, ONSALE announced a new commerce agreement with America Online. ONSALE will appear in the Electronics & Photo department and in the Computer Hardware department on America Online's newly designed Shopping channel. In addition to the listings, ONSALE has also purchased additional advertising space in the Shopping Channel and AOL NetFind, America Online's Web search engine powered by Excite, Inc. ("Excite"), to support the initiative.

  Computer Shopper NetBuyer

  In September 1997, ONSALE entered into a promotional agreement with Computer Shopper NetBuyer, an online marketplace of computer vendors and products from Computer Shopper and ZDNet, ONSALE will be the exclusive auction-based sponsor of Computer Shopper NetBuyer, appearing on the NetBuyer homepage, the Basement homepage and the Marketplace homepage. ONSALE has also purchased additional advertising space on Computer Shopper NetBuyer to support the initiative.

  Excite

  The Company and Excite formed a strategic marketing agreement under which ONSALE appears as a primary anchor tenant in the Auctions and Bargains department of Excite's Shopping Channel. ONSALE also appears on the main page of Excite's Shopping Channel under the Auctions and Bargains category. ONSALE receives promotional and banner placements throughout Excite as part of this agreement.

  Netscape Guide By Yahoo!

  ONSALE is a Featured Site on Netscape Guide by Yahoo!, a personalized Internet navigation service directly linked to the Netscape browser. As a Featured Site within the Computers and Electronics subcategories, ONSALE receives a prominently displayed hypertext link on the Guide's Shopping Channel.

VENDOR RELATIONSHIPS

  The Company obtains merchandise directly from computer and electronics manufacturers, such as Apple Computer, Hewlett-Packard, Lexmark, NEC, Packard Bell and Toshiba, and indirectly through other vendors, such as Vircom. No vendor accounted for more than 10% of the Company's gross merchandise sales in 1996, although five of the Company's vendors collectively accounted for over 30% of its gross merchandise sales. One vendor, no longer a vendor, accounted for approximately 12% of the Company's gross merchandise sales in the first six months of 1997, and five of the Company's vendors accounted for approximately 40% of its gross merchandise sales. Since merchandise availability is unpredictable, strong vendor relationships are critical to the Company's success. See "Risk Factors--Reliance on Merchandise Vendors." As a result, the Company's buying staff maintains ongoing contact, frequently on a daily basis, with its vendors to learn when new merchandise becomes available. The Company obtains merchandise from vendors through one of two primary arrangements, either the Principal Sales model or the Agent Sales model.

  . Principal Sales Model. The Company acts as a direct purchaser of merchandise or as a consignment seller for vendors. By purchasing merchandise, the Company assumes the full inventory and price risk involved in selling such merchandise. The Company believes its ability to liquidate its inventory quickly through its Internet auctions somewhat mitigates the cost of carrying inventory and the price erosion risk. The Company intends to increase its purchasing of merchandise from vendors, particularly from manufacturers, because the Company believes it will achieve higher gross margins by purchasing merchandise. The Company's ability to achieve higher gross margins, however, depends on the ability of its buying staff to purchase inventory at attractive prices relative to the resale value of the inventory at auction, and there can be no assurance that the Company's buying staff will continue to purchase items at attractive prices relative to their resale value at auction. Sales of purchased inventory accounted for 38.2% of the Company's gross merchandise sales in the second quarter of 1997.

    For sales on consignment, the Company upon completion of an auction takes title to the merchandise, charges a customer's credit card and either ships the merchandise directly or arranges for a third party to complete delivery to the customers. Subsequently, the Company pays the vendor any amounts due for the purchase of the related inventory. By selling merchandise on consignment, the Company avoids the risk that it will not be able to liquidate its inventory in a timely manner. However, the Company is at risk of loss for the collection of all of the auction proceeds, delivery of the merchandise and returns from customers. Consignment sales represented 34.6% of the Company's gross merchandise sales in the second quarter of 1997. See "Risk Factors--Risks of a Principal Sales Model."

  . Agent Sales Model. The Company also sells merchandise by acting as a sales agent for vendors. Under this arrangement, at the conclusion of an auction the Company forwards the order information to the vendor, which then charges the customer's credit card and ships the merchandise. The Company receives a commission based upon a percentage of the price. In an agency relationship, the Company does not take title to the merchandise, and the vendor bears the risk of credit card charge backs. The Company, however, must rely on the vendor to charge customers and ship merchandise on a timely basis. In the second quarter of 1997, Agent Sales accounted for 27.2% of the Company's gross merchandise sales. See "Risk Factors-- Reliance on Merchandise Vendors."

SALES AND MARKETING

  The Company sells to end users, small and home office purchasers, and resellers. During the quarter ended September 30, 1997, the Company believes that, on average, more than 94,000 unique customers submitted more than 38,000 unique bids each week, that approximately 10% of new visitors became bidders, and that the average winning bid was approximately $229. See "Risk Factors-- Developing Market; Uncertain Acceptance of the Internet as a Medium for Commerce" and "Risk Factors--Uncertain Acceptance of the ONSALE Brand."

  To achieve its objective of becoming one of the dominant retailers on the Internet, the Company has developed a marketing strategy based on strengthening its brand name and increasing customer traffic to its Web site. In addition to forming strategic relationships of the types described above, the Company employs a mix of media and promotional activities to achieve these goals.

  Internet Advertising. The Company places advertisements on various high-profile and high-traffic conduit Web sites, including America Online, c|net, Excite, Infoseek, Lycos and Yahoo!. These advertisements usually take the form of banners that encourage readers to click through directly to the Company's Web site.

  Public Relations Campaign. The Company's marketing team launched an ongoing public relations campaign in July 1996. This campaign has resulted in the Company's being featured on television shows such as "CNN Financial News," MSNBC's "The Site" and PBS's "Computer Chronicles" and in the publication of articles in The Wall Street Journal, Business Week, Web Week, Computer Reseller News, PC Week Executive and the Los Angeles Times. The Company was awarded the 1996 Lighthouse Award for Excellence by the Channelmarker Letter.

  Links from Other Web Sites. Approximately 1,000 Web sites have links to ONSALE's Web site, including links from prominent "What's Cool" pages. The Company believes such links are a significant factor in increasing brand awareness and generating customer traffic to the Company's Web site.

  Customer Electronic Mail Broadcasts. The Company actively markets to its own base of customers through email broadcasts. All bidders in the Company's auctions are automatically added to the Company's electronic mailing list, which presently numbers over 208,000 registrants. The Company currently sends more than 500,000 email messages each week announcing new items available at auction.

  Promotional Contests. The Company runs contests and give-away programs from its Web site to promote bidding by regular customers and new visitors to the site. The contests usually ask the participant to guess the answer to a question by placing a zero cost bid in exchange for the chance to win a free prize, such as a cordless phone. Such contests and give-away programs acclimate substantial numbers of new customers to the bidding process by allowing them to bid in a risk-free environment.

MERCHANDISE DISTRIBUTION

  The Company does not currently own or lease warehouse space and relies instead on contract warehouses for the bulk of its fulfillment and logistics requirements. Due to difficulties with its previous contract warehouse, the Company entered into its relationship with Gage in December 1996. The Company is evaluating whether to alter its distribution strategy for purchased inventory by establishing or acquiring its own warehouse and distribution facilities, although it has no present intention to do so. The Company also relies on many of its vendors to process and ship merchandise to customers. The Company has limited control over the shipping procedures of these vendors, and shipments by certain of these vendors have been subject to delays. See "Risk Factors--Reliance on Merchandise Vendors" and "Risk Factors--Reliance on Other Third Parties."

CUSTOMER SUPPORT AND SERVICE

  The Company believes that its ability to establish and maintain long-term relationships with its customers and encourage repeat visits and purchases is dependent, in part, on the strength of its customer support and service operations and staff. The Company currently employs a staff of 14 full-time customer support and service personnel who are responsible for handling customer inquiries, answering customer questions about the bidding process, tracking shipments, investigating problems with merchandise and acting as liaisons between customers and the Company's vendors. In addition, the Company has automated certain of its customer support and service functions. The Company is actively working to enhance its customer support and service operations, through a variety of measures including improved customer reporting systems. The Company plans to introduce a software system that will allow customers to track the shipment of their purchases through the Company's Web site. See "Risk Factors--Reliance on Merchandise Vendors" and "Risk Factors--Management of Growth; Limited Senior Management Resources."

TECHNOLOGY AND OPERATIONS

  The Company uses a combination of its own proprietary technology and licensed commercially available technology to conduct its Internet auctions.

  Proprietary Technology

  The Company has devoted significant resources to developing its proprietary software technology. The Company believes that its success depends, in part, on the Company's internally developed proprietary auction management software, which implements a variety of customized auction, markdown and sales formats. See "Risk Factors--Risks Associated with Technological Change; Dependence on the Internet." The Company's proprietary software components are organized into the following groups:

    Auction Management Applications. The Company uses a set of continuously running application programs that manage the auctions and sales, update merchandise Web pages to show the currently winning bidders, send a variety of email messages to customers informing them that they have been outbid or have won merchandise and process incoming bid increases via email.

    Transaction Processing Applications. The Company uses a set of applications for receiving and validating bids, entering registrations to place the customer on the Company's mailing list, listing currently active and recent winning and losing bids, and reviewing and submitting customer service requests.

    Order Processing Applications. The Company uses a set of applications for processing successful bids as they are converted into customer orders. These applications charge customer credit cards, print order information, transmit order information electronically to the Company's contract warehouses and vendors, and deposit transaction information into the Company's accounting system.

    Marketing Applications. The Company has developed a set of email applications for sending broadcast emails to customers on a frequent basis. This software extracts email addresses from the Company's mailing list, sends emails to the designated recipients and automatically services requests from customers to remove them from the mailing list.

  Commercially Available Licensed Technology

  The Company's strategy has been to license commercially available technology whenever possible rather than seek a custom-made or internally-developed solution. The Company believes that this strategy enables it to lower its operating costs and to respond to changing demands due to growth and technological shifts. This strategy also allows the Company to focus its development efforts on creating and enhancing the specialized, proprietary software that is unique to the Company's business. The Company currently uses the following commercially available software: Microsoft Windows NT as its operating environment; Netscape Enterprise Internet server as its front-end for presenting its merchandise pages and related Web pages to customers who can use any Web browser; Microsoft Exchange Server to complement its automated email bidding and broadcast email marketing systems for sending and receiving email messages to customers; and an Oracle relational database for storing its customer, bid and merchandise records.

  Engineering

  The Company's engineering staff consisted of 23 software development engineers as of September 30, 1997. The Company historically has developed and expects to continue to develop its proprietary auction management and marketing software. The Company's engineering strategy includes the enhancement of features and functionality of its existing software components, the development of additional new software components, and the integration of off-the-shelf components into its environment. The Company currently is investing significant resources in software development and expects to continue to do so in the future. The Company believes its future success depends on its ability to continue developing and enhancing its proprietary software.

  Operations

  The Company's Web site operations staff consists of seven systems administrators who manage, monitor and operate the Company's Web site. The continued uninterrupted operation of the Company's Web site is essential to its business, and it is the job of the site operations staff to ensure, to the greatest extent possible, the reliability of the Company's Web site. The Company uses the services of UUNet and Epoch, Internet service providers, to provide connectivity to the Internet over three dedicated T-1 lines and one dedicated T-3 line provided by Pacific Telesis. UUNet provides Internet traffic and data routing services to the Company as well as email services. The Company believes that these telecommunication and Internet service facilities are essential to the Company's operation and anticipates upgrading these facilities to faster, though more costly, telecommunication services in the future. See "Risk Factors--Management of Growth; Limited Senior Management Resources" and "Risk Factors--Risk of System Failure; Single Site."

COMPETITION

  The electronic commerce market, particularly over the Internet, is new, rapidly evolving and intensely competitive, and the Company expects competition to intensify in the future. The Company currently or potentially competes with a variety of other companies depending on the type of merchandise and sales format offered to customers. These competitors include
(i) various Internet auction houses such as Z AUCTION, First Auction (the site for Internet Shopping Network, a wholly owned subsidiary of Home Shopping Network Inc.), Surplus Direct (a wholly owned subsidiary of Egghead) and eBay,
(ii) a number of indirect competitors that specialize in electronic commerce or derive a substantial portion of their revenue from electronic commerce, including Internet Shopping Network, New England Circuit Exchange, America Online, Inc. and CUC International Inc., (iii) a variety of other companies that offer merchandise similar to that of the Company but through physical auctions and with which the Company competes for sources of supply, and (iv) companies with substantial customer bases in the computer and peripherals catalog business, including Micro Warehouse, Inc., Insight Enterprises, Inc., Creative Computers, Inc., and CDW Computer Centers, Inc., which may already operate competitive auction sites or may devote more resources to Internet commerce in the future. In particular, America Online has taken a minority equity interest in Internet Liquidators International, Inc. ("ILI") and announced that the two companies have formed a strategic partnership under which revenue from ILI's auction platforms is shared with America Online and America Online provides a direct link for ILI's members to reach ILI's electronic commerce site on the Web. Also, Micro Warehouse, Inc. introduced an online auction site in September 1997. The Company believes that Ziff-Davis has reserved a Web domain name including the word "auction" and that CompUSA is considering opening an auction site on the Web for its refurbished products.

  The Company believes that the principal competitive factors affecting its market include its ability to secure merchandise for sale, attract new customers to its site at favorable customer acquisition costs, operate its Web site in an uninterrupted manner, and develop and enhance its proprietary auction management software. Although the Company believes that it currently competes favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical and other resources than the Company.

  Current and potential competitors have established or may establish cooperative relationships among themselves or directly with vendors to obtain exclusive or semi-exclusive sources of merchandise. Accordingly, it is possible that new competitors or alliances among competitors and vendors may emerge and rapidly acquire market share. In addition, manufacturers might elect to liquidate their products directly. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect the Company's business, results of operations and financial condition. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to secure merchandise from vendors on more favorable terms than the Company, and they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their merchandise than can the Company.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

  The Company's performance and ability to compete are dependent to a significant degree on its proprietary technology. The Company relies on a combination of patent, trademark, copyright and trade secret laws, as well as confidentiality agreements and technical measures, to establish and protect its proprietary rights. The Company has applied for five patents in the United States covering various aspects of electronically managed Internet auctions and various aspects of providing customer service via automated email. There can be no assurance that patents will issue from any of the Company's pending applications, that any patents granted to the Company will not be challenged and invalidated, or that any claims allowed from pending patents will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company. The Company has registered the ONSALE(R) and Yankee Auction(R) trademarks in the United States and claims trademark rights in, and has applied for trademark registrations in the United States for, a number of other marks. There can be no assurance that the Company will be able to secure significant protection for these trademarks. It is possible that competitors of the Company or others will adopt product or service names similar to "ONSALE" and the Company's other trademarks, thereby impeding the Company's ability to build brand identity and possibly leading to customer confusion. The inability of the Company to protect the name "ONSALE" adequately would have a material adverse effect on the Company's business, results of operations and financial condition. The Company's proprietary software is protected by copyright laws. The source code for the Company's proprietary software also is protected under applicable trade secret law. As part of its confidentiality procedures, the Company generally enters into agreements with its employees and consultants and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions taken by the Company, it might be possible for a third party to copy or otherwise obtain and use the Company's software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of the Company's technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford the Company little or no effective protection of its intellectual property.

  The Company has in the past received, and may in the future receive, notices from third parties claiming infringement by the Company's software or other aspects of the Company's business. While the Company is not currently subject to any such claim, any future claim, with or without merit, could result in significant litigation costs and diversion of resources including the attention of management, and require the Company to enter into royalty and licensing agreements, which could have a material adverse effect on the Company's business, results of operations and financial condition. Such royalty and licensing agreements, if required, may not be available on terms acceptable to the Company or at all. In the future, the Company may also need to file lawsuits to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company also relies on a variety of technologies that it licenses from third parties, including its database and Internet server software, which is used in the Company's Web site to perform key functions. There can be no assurance that these third party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability of the Company to maintain or obtain upgrades to any of these technology licenses could result in delays in completing its proprietary software enhancements and new development until equivalent technology could be identified, licensed or developed, and integrated. Any such delays would materially adversely affect the Company's business, results of operations and financial condition.

EMPLOYEES

  As of September 30, 1997, the Company employed 106 people, including 30 in engineering, support and operations, quality assurance, and technical documentation, 32 in merchandise acquisition and marketing, 14 in customer support and service, 11 in logistics, and 19 in finance and administrative functions. The Company also employs independent contractors for software development, technical documentation, artistic design and product fulfillment. None of the Company's employees is represented by a labor union, and the Company considers its employee relations to be good. Competition for qualified personnel in the Company's industry is intense, particularly for software development and other technical staff. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. See "Risk Factors--Management of Growth; Limited Senior Management Resources" and "Risk Factors--Dependence on Key Personnel; Need For Additional Personnel."

FACILITIES

  The Company's principal administrative, engineering, merchandising and marketing facilities total approximately 14,950 square feet, and are located in four separate buildings within an office complex in

Mountain View, California under leases that expire in October 1997, through July 1999. The Company has entered into leases for new space totalling approximately 30,000 square feet and intends to move into the new space in the fourth quarter of 1997. The Company believes that it has adequate space for its current needs. As the Company expands, it expects that suitable additional space will be available on commercially reasonable terms, although no assurance can be made in this regard. The Company does not own any real estate.

  The Company does not currently own or lease warehouse space and relies instead on contract warehouses for the bulk of its fulfillment and logistics requirements. The Company may, at some point in the future, acquire or lease its own warehouse space rather than rely on contract warehouse services.

                                  MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

  The following table sets forth certain information regarding the executive officers, key employees and directors of the Company:

                 NAME               AGE                  POSITION
                 ----               ---                  --------
   S. Jerrold Kaplan...............  45 President, Chief Executive Officer and
                                         Director
   Alan S. Fisher..................  36 Vice President of Development and
                                         Operations, Chief Technical Officer and
                                         Director
   Merle W. McIntosh...............  41 Senior Vice President of Merchandise
                                         Acquisition
   Martha D. Greer.................  43 Vice President of Merchandise Management
   John F. Sauerland...............  47 Chief Financial Officer and Secretary
   Dennis J. Shepard...............  49 Vice President of Operations
   Michael T. Weller...............  29 Vice President of Vendor Relations
   Peter L. Harris(1)..............  53 Director
   Peter H. Jackson(2).............  38 Director
   Kenneth J. Orton(1)(2)..........  45 Director

  --------
  (1) Member of the Compensation Committee.
  (2) Member of the Audit Committee.

  Each director will hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier resignation or removal. Each officer serves at the discretion of the Board of Directors (the "Board").

  S. Jerrold Kaplan has been President, Chief Executive Officer and a director of the Company since co-founding the Company in July 1994. Mr. Kaplan was Secretary of the Company from July 1995 to December 1996. From September 1989 to October 1993, Mr. Kaplan served as Chairman for GO Corporation, a developer of pen-based computers. From September 1987 to September 1989, he served as Chief Executive Officer of GO Corporation. Mr. Kaplan received his B.A. in History and Philosophy of Science from the University of Chicago and received his M.S.E. and Ph.D. in Computer and Information Science from the University of Pennsylvania.

  Alan S. Fisher has been Vice President of Development and Operations, Chief Technical Officer and a director of the Company since co-founding the Company in July 1994. He also served as Chief Financial Officer of the Company from July 1994 to July 1996. Mr. Fisher is also President and Chairman of Software Partners, Inc., a developer and publisher of software products, which he co-founded in August 1988, although he devotes minimal time to this enterprise. From April 1984 to August 1988, Mr. Fisher served as Technical Marketing Manager and Product Development Manager for Teknowledge, Inc., a developer of artificial intelligence software products. From June 1981 to April 1984, he served as a member of the technical staff for AT&T Bell Laboratories, a research and development division for American Telephone & Telegraph Company. Mr. Fisher serves as a director of Infodata Systems Inc., an Internet document publishing software company. He received his B.S. in Electrical Engineering from the University of Missouri and received his M.S. in Electrical Engineering from Stanford University.

  Merle W. McIntosh has been Senior Vice President of Merchandise Acquisition of the Company since March 1997. From October 1994 to March 1997, Mr. McIntosh served as Vice President of Purchasing for Micro Warehouse, Inc., a direct marketer of microcomputer software and peripheral products. From September 1992 to October 1994, Mr. McIntosh served as Director of Product Management for Entex Information Services, Inc., a computer reseller. From September 1987 to September 1992, Mr. McIntosh was a senior purchasing manager for

Wang Laboratories, a computer manufacturer. From July 1984 to September 1987, he served as production controller for Sensormatic Electronics Corporation, a manufacturer of security devices. Mr. McIntosh studied business management at New Hampshire College.

  Martha D. Greer has been Vice President of Merchandise Management of the Company since December 1996. From March 1996 to December 1996, Ms. Greer served as a management consultant. From December 1992 to February 1996, she served as Vice President, Product Management for PC Connection, Inc., a mail-order reseller of personal computers. From March 1992 to December 1992, she served as a senior manager for Dataquest, a computer industry market research firm. Prior to that, she served as a management consultant from January 1990 to March 1992. Ms. Greer received her B.A. in Linguistics from Macalester College and received her Ph.D. in Experimental Psychology from Harvard University.

  John F. Sauerland joined the Company in July 1996 as its Chief Financial Officer. He was appointed Secretary of the Company in December 1996. From March 1995 to July 1996, Mr. Sauerland served as Chief Financial Officer with ICVerify, Inc., a developer of software. From May 1992 to March 1995, Mr. Sauerland served as Senior Vice President of Finance, Chief Financial Officer and Secretary for Natural Wonders, Inc., a specialty retailer. From March 1989 to May 1992, Mr. Sauerland served as Vice President of Finance and Chief Financial Officer for Natural Wonders, Inc. From January 1989 to March 1989, he served as controller for Natural Wonders, Inc. Mr. Sauerland received his B.S. in Business Administration from St. Mary's College and received his M.B.A. in Finance and Accounting from the University of Santa Clara.

  Dennis J. Shepard has been Vice President of Operations of the Company since April 1997. From May 1996 to April 1997, he served as Vice President of Logistics with Creative Computers. From August 1993 to May 1996, Mr. Shepard was as a partner with Aldrich Shepard & Associates, a consulting firm. From 1991 to August 1993, he served as Senior Vice President of Operations with JWP, a computer reseller. From 1967 to 1991, Mr. Shepard served in various positions with Wang Laboratories Inc., including Vice President of Worldwide Logistics, Vice President of Manufacturing, Vice President of MIS and Vice President of European Operations. Mr. Shepard studied Electrical Engineering at Lowell Technology Institute and attended the Harvard Business School Executive Management Program.

  Michael T. Weller has been Vice President of Vendor Relations of the Company since January 1997. From April 1992 to December 1996, Mr. Weller served as Senior Director of Marketing at Micro Warehouse, Inc. From March 1990 to March 1992, Mr. Weller served as a channels marketing manager for Farallon Communications, Inc., a networking hardware developer and manufacturer. From August 1989 to March 1990, he served as a direct mail specialist for SuperMac Technologies, a manufacturer of Apple MacIntosh computer clones. Mr. Weller received his B.A. in Communication Studies from the University of California, Santa Barbara.

  Peter L. Harris has been a director of the Company since December 1996. He has served as Chairman, Chief Executive Officer and President of Expressly Portraits, a family portrait studio chain, since August 1995. Previously, Mr. Harris was Chairman of Accolade, Inc., a publisher of interactive entertainment software, from May 1994 to January 1996, and Chief Executive officer of Accolade, Inc. from May 1994 to June 1995. From July 1992 to May 1994, he served as a management consultant. Prior to that, Mr. Harris was President and Chief Executive Officer of F.A.O. Schwarz from 1985 to July 1992. Mr. Harris serves as a director of Boomtown, Inc., Natural Wonders, Inc. and Pacific Sunwear of California, Inc. Mr. Harris received his B.A. in Business Administration from Whittier College.

  Peter H. Jackson has been a director of the Company since December 1996. He has served as President and Chief Executive Officer of Intraware, Inc., a developer and distributor of intranet software tools and applications, since co-founding it in August 1996. From April 1994 to May 1996, Mr. Jackson was President and Chief Operating Officer of Dataflex Corporation, a computer hardware reseller and services provider. Previously, Mr. Jackson served as President and Chief Executive Officer of Granite Computer Products, Inc., a supplier of computer hardware and software for large corporations, which he founded in March 1985. Granite Computer Products, Inc. was acquired by Dataflex Corporation in April 1994. Mr. Jackson received his B.A. in History from the University of California, Berkeley.

  Kenneth J. Orton has been a director of the Company since October 1996. Mr. Orton has been President and Chief Executive Officer of Preview Travel, Inc., an online travel service, since June 1997. From April 1994 to June 1997, Mr. Orton served as President and Chief Operating Officer of Preview Travel. From September 1989 to March 1994, he served as Vice President and General Manager for Epsilon, Inc., a wholly-owned subsidiary of American Express TRS, a database marketing company. Mr. Orton received his B.A. in Business Administration and Marketing from California State University, Fullerton.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board consists of Messrs. Orton and Harris. In October 1996, the Company granted Mr. Orton options to purchase 19,800 shares of Common Stock, with an exercise price of $1.50 per share. In December 1996, the Company granted Mr. Harris an option to purchase 18,000 shares of Common Stock with an exercise price of $5.00 per share, and Mr. Harris purchased 20,000 shares of the Company's Common Stock for an aggregate purchase price of $100,000 paid with a full recourse promissory note secured by the shares. Mr. Harris repaid his note in March 1997. Also, in December 1996, the Company granted Mr. Jackson an option to purchase 18,000 shares of Common Stock with an exercise price of $7.00 per share. Each director's option vests over four years. Mr. Orton's option provides that, if his services as a director are involuntarily terminated following a "change of control" transaction, 50% of the unvested portion of his option will vest immediately.

DIRECTOR COMPENSATION

  Directors of the Company do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses in attending meetings of the Board.

  In December 1996, the Board adopted the 1996 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 100,000 shares of the Company's Common Stock for issuance thereunder. The Company's stockholders approved the Directors Plan in January 1997. Members of the Board who are not employees of the Company, or any parent, subsidiary or affiliate of the Company, are eligible to participate in the Directors Plan. Each eligible director who first becomes a member of the Board on or after the date on which the registration statement for the Company's initial public offering was declared effective by the Securities and Exchange Commission ("Effective Date") will initially be granted an option for 15,000 shares ("Initial Grant") on the date such director first becomes a director. On each anniversary of a director's Initial Grant (or previous grant if such director was ineligible to receive an Initial Grant), each eligible director will automatically be granted an additional option to purchase 5,000 shares if such director has served continuously as a member of the Board since the date of such director's Initial Grant (or previous grant if such director did not receive an Initial Grant). All options issued under the Directors Plan will vest as to 12.5% of the shares six months from the date of grant and as to 2.083% of the shares on the last date of each month thereafter, provided the optionee continues as a member of the Board or as a consultant to the Company. Additionally, immediately prior to a "change in control" transaction, all options granted pursuant to the Directors Plan will accelerate and will terminate if not exercised prior to the consummation of the transaction. The exercise price of all options granted under the Directors Plan must be the fair market value of the Common Stock on the date of grant.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during 1996 by the Company's Chief Executive Officer. No other executive officer who held office at December 31, 1996 met the definition of "most highly compensated executive officer" within the SEC's executive compensation disclosure rules for this period.

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                ------------------
                                                                      AWARDS
                                                                ------------------
                                  1996 ANNUAL COMPENSATION
                              ---------------------------------
                                                 OTHER ANNUAL       SECURITIES
NAME AND PRINCIPAL POSITIONS  SALARY(1)  BONUS  COMPENSATION(2) UNDERLYING OPTIONS
----------------------------  --------- ------- --------------- ------------------
S. Jerrold Kaplan.........     $   --   $   --        $56              --
 President and Chief
  Executive Officer

--------
(1) The Company's other executive officers are Messrs. Sauerland, McIntosh and Fisher and Ms. Greer. John F. Sauerland, who was appointed the Company's Chief Financial Officer in July 1996, is currently being compensated at the rate of $100,000 per year. Martha D. Greer, who was appointed the Company's Vice President of Merchandise Management in December 1996, is currently being compensated at the rate of $125,000 per year. Merle W. McIntosh, who was appointed the Company's Senior Vice President of Merchandise Acquisition in March 1997, is currently being compensated at the rate of $175,000 per year. Dennis J. Shepard, who was appointed the Company's Vice President of Operations in April 1997, is currently being compensated at the rate of $175,000 per year. As of January 1, 1997, the Company began compensating both Mr. Kaplan and Alan S. Fisher, the Company's Vice President of Development and Operations and Chief Technical Officer, at the annual salary rate of $100,000. Neither Mr. Kaplan nor Mr. Fisher received any salary or bonus during 1996.
(2) Represents the portion of Mr. Kaplan's health and life insurance premium paid by the Company.

  Neither Mr. Kaplan nor Mr. Fisher has been granted options by the Company. For information on options granted to Messrs. Sauerland and McIntosh and Ms. Greer, see "Employment Agreements" below.

EMPLOYMENT AGREEMENTS

  Mr. Sauerland's offer letter of June 1996 provides for an initial annual salary of $100,000. It also provides that, should Mr. Sauerland be terminated without formal "cause" following the first six months of his employment, he would receive severance pay in the amount of six months' salary. In addition, it provides that Mr. Sauerland will participate in any appropriate executive incentive plans. At the commencement of Mr. Sauerland's employment in July 1996, Mr. Sauerland also received an option to purchase 225,000 shares of Common Stock with an exercise price of $0.67 per share. The option vested as to 28,125 shares on February 1, 1997, 4,687.5 shares on each of March 1 and April 1, 1997 and 37,500 shares on April 17, 1997 and continued and continues to vest as to 3,750 shares on the first day of each month thereafter. Additionally, 25% of the unvested options would vest immediately upon Mr. Sauerland's termination without formal "cause" following a "change of control" transaction. Mr. Sauerland's employment is "at will" and thus can be terminated at any time, with or without formal cause.

  Ms. Greer's offer letter of December 1996 provides for an initial annual salary of $125,000. The letter also provides for a one-time payment of $40,000 to reimburse her for her relocation and interim living costs. At the commencement of her employment in December 1996, Ms. Greer also received an option to purchase 150,000 shares of Common Stock with an exercise price of $7.00 per share. The option vested as to 18,750 shares on June 1, 1997 and continued and continues to vest as to 3,125 shares each month thereafter. In addition, the letter provides Ms. Greer with the right to request a $125,000 loan from the Company before December 19, 1997 to assist with the purchase of a new home. The loan will have a term of two years and will have an interest rate of 7%. The interest will accrue and become payable 18 months from the date of the loan, with interest payable quarterly thereafter, and with all interest and principal payable at the earliest of the end of the two-year loan term, the sale of the property purchased with the loan or the termination of Ms. Greer's employment. The loan will be secured by a second interest in Ms. Greer's home in New Hampshire, her current option and any future options to purchase shares of the Company's Common Stock. Ms. Greer's employment is "at will" and thus can be terminated at any time, with or without formal cause.

  Mr. McIntosh's offer letter of February 1997 provides for an initial annual salary of $175,000 commencing on March 12, 1997. The letter also provides for reimbursement of up to $25,000 of costs associated with his relocation to California. At the commencement of his employment, Mr. McIntosh also received an option to purchase 150,000 shares of Common Stock with an exercise price of $7.00 per share. The option vested as to 18,750 shares on September 12, 1997 and continued and continues to vest as to 3,125 shares on the first day of each month thereafter. In the event that Mr. McIntosh is terminated without formal "cause" following a "change of control" transaction after the first six months of his employment, 25% of the unvested portion of his option will vest immediately upon his termination and he will receive three months' severance pay. In addition, the letter provides Mr. McIntosh with the right to request a $25,000 loan from the Company before March 12, 1998. The loan will have a term of two years and will have an interest rate of 7%. The interest will accrue and become payable two years from the date of the loan, with all interest and principal payable at the earlier of the end of the two-year loan term or three months after the termination of Mr. McIntosh's employment. The loan will be secured by Mr. McIntosh's current option and any future such options to purchase shares of the Company's Common Stock. Mr. McIntosh's employment is "at will" and thus can be terminated at any time, with or without formal cause.

  Mr. Shepard's offer letter of April 1997 provides for an initial annual salary of $175,000 commencing on April 28, 1997. The letter also provides for reimbursement of up to $5,000 of actual moving expenses. At the commencement of his employment, Mr. Shepard also received an option to purchase 120,000 shares of Common Stock with an exercise price of $5.10 per share. The option will vest as to 15,000 shares on November 12, 1997 and as to 2,500 shares each month thereafter.

EMPLOYEE BENEFIT PLANS

  1995 Equity Incentive Plan. In November 1995, the Board adopted and the Company's stockholders approved the Company's 1995 Equity Incentive Plan (the "1995 Equity Incentive Plan") and reserved 1,500,000 shares of Common Stock for issuance thereunder. The 1995 Equity Incentive Plan was amended in August 1996 to increase the number of shares reserved for issuance thereunder from 1,500,000 to 3,032,250. In December 1996, the Board further amended and restated the 1995 Equity Incentive Plan to become effective upon the Company's initial public offering. The Company's stockholders approved the amendment and restatement of the 1995 Equity Incentive Plan in January 1997. The amendment and restatement of the 1995 Equity Incentive Plan increased the shares reserved for issuance from 3,032,250 to 3,500,000. As of September 30, 1997, options to purchase an aggregate of 2,330,028 shares of Common Stock were outstanding under the 1995 Equity Incentive Plan with exercise prices ranging from $0.033 to $15.50 per share, and options to purchase 1,135,139 shares were available for grant.

  The 1995 Equity Incentive Plan provides for the grant of stock options and the issuance of restricted stock and stock bonuses by the Company to its employees, officers, directors, consultants, independent contractors and advisers. No person will be eligible to receive more than 250,000 shares in any calendar year pursuant to grants under the 1995 Equity Incentive Plan, other than new employees of the Company who will be eligible to receive up to a maximum of 750,000 shares in the calendar year in which they commence employment with the Company. The 1995 Equity Incentive Plan is administered by the Compensation Committee of the Board, consisting of Messrs. Orton and Harris, both of whom are "outside directors" as that term is defined in
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The 1995 Equity Incentive Plan permits the Compensation Committee to grant options that are either incentive stock options (as defined in Section 422 of the Code) or nonqualified stock options, on terms (including the vesting schedule and the exercise price, which may not be less than 85% of the fair market value of the Company's Common Stock in the case of nonqualified stock options and 100% in the case of incentive stock options) determined by the Compensation Committee, subject to certain statutory and other limitations in the 1995 Equity Incentive Plan. In addition to, or in tandem with, awards of stock options, the Compensation Committee may grant participants restricted stock awards to purchase the Company's Common Stock for not less than 85% of its fair market value at the time of grant or stock bonuses for services rendered. The other terms of such restricted stock awards may be determined by the Compensation Committee. No person may receive (i) restricted stock awards,
(ii) stock bonus awards or (iii) options with an exercise price below fair market value for more than 100,000 shares over the term of the 1995 Equity Incentive Plan, and the sum of such awards may not exceed 200,000 shares over the term of the

1995 Equity Incentive Plan. The 1995 Equity Incentive Plan will terminate in November 2005 unless terminated earlier in accordance with the provisions of the 1995 Equity Incentive Plan. Under the 1995 Equity Incentive Plan, shares that (i) are subject to issuance upon exercise of an option but cease to be subject to such option for any reason other than exercise of such option, (ii) are subject to an award granted under the 1995 Equity Incentive Plan but are forfeited or are repurchased by the Company at the original issue price or
(iii) are subject to an award that otherwise terminates without shares being issued will again be available for grant and issuance in connection with future awards under the 1995 Equity Incentive Plan.

  1996 Employee Stock Purchase Plan. In December 1996, the Board adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 150,000 shares of the Company's Common Stock for issuance thereunder. The Company's stockholders approved the Purchase Plan in January 1997. The Purchase Plan became effective on April 17, 1997, the first business day on which price quotations for the Company's Common Stock were available on The Nasdaq National Market. The Purchase Plan permits eligible employees to acquire shares of the Company's Common Stock through payroll deductions. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Except for the initial offering, each offering under the Purchase Plan will be for a period of twenty-four months (the "Offering Period") commencing on February 1 and August 1 of each year and ending on January 31 and July 31 of each year. The first Offering Period began on April 17, 1997, and will end on January 31, 1999, unless otherwise determined by the Board prior to the beginning of such Offering Period. Except for the first Offering Period, each Offering Period will consist of four purchase periods, each six months in length ("Purchase Period"). The Board has the power to change the duration of Offering Periods or Purchase Periods without stockholder approval, provided that the change is announced at least 15 days prior to the scheduled beginning of the first Offering Period or Purchasing Period to be affected. Eligible employees may select a rate of payroll deduction between 2% and 15% of their compensation, up to an aggregate total payroll deduction for each employee not to exceed $21,250 in any Purchase Period. Eligible employees may purchase up to 1,500 shares in any Purchase Period. The purchase price for the Company's Common Stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's Common Stock on the first day of the applicable Offering Period or on the last day of the respective Purchase Period.

  401(k) Plan. The Board maintains the ONSALE, Inc. 401(k) Plan (the "401(k) Plan"), a defined contribution profit-sharing plan intended to qualify under
Section 401 of the Code. All employees who are at least 21 years old are eligible to participate in the 401(k) Plan. An eligible employee of the Company may begin to participate in the 401(k) Plan on the earlier of the first day of January or the first day of July coincident with or immediately following the later of (i) the date such employee attains age 21 and (ii) the employee's date of hire. A participating employee may make pre-tax contributions, subject to limitations under the Code, of a percentage (not to exceed 15%) of his or her eligible compensation. Employee contributions and the investment earnings thereon are fully vested at all times. The Company, at its discretion, may make matching contributions for the benefit of eligible employees in an amount not to exceed $250 per year. One quarter of the Company's contributions and the investment earnings thereon become vested upon the employee's completion of one year of service with the Company and an additional quarter for each year of service thereafter. The Company made minimal contributions to the 401(k) Plan in each of 1996 and the first nine months of 1997.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF
LIABILITY

  As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director. At this time, Delaware General Corporation Law does not permit indemnification for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

  As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Company provide that (i) the Company is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Company is required, with certain exceptions, to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, (iii) the rights conferred in the Bylaws are not exclusive and (iv) the Company is authorized to enter into indemnity agreements with its directors, officers, employees and agents.

  The Company has entered into indemnity agreements with each of its directors and executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company's Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

                             CERTAIN TRANSACTIONS

  Since the Company's inception (July 1994), there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of the Common Stock of the Company had or will have a direct or indirect material interest other than (i) compensation arrangements that are described where required under "Management," (ii) the transactions described under "Compensation Committee Interlocks and Insider Participation" and (iii) the transactions described below.

PROMOTERS' TRANSACTIONS

  Each of S. Jerrold Kaplan, Alan S. Fisher, Razi Mohiuddin and Software Partners, Inc., a Delaware corporation (collectively the "Founders"), were involved in the founding and organization of the Company and may be considered a promoter of the Company. Described below are items of value received by each of the Founders in connection with services provided to the Company.

  At its inception in July 1994, the Company issued 6,000,000 shares to Mr. Kaplan and 6,000,000 shares to Software Partners, Inc. ("SPI"). Mr. Kaplan purchased his shares by contributing a business plan that he had prepared for the Company and SPI purchased its shares by contributing certain software that it had developed for the Company. The Board valued each person's contribution at $10,000. In July 1994, SPI distributed its 6,000,000 shares of the Company's Common Stock to its shareholders, Mr. Fisher and Mr. Mohiuddin, with Mr. Fisher receiving 3,793,185 shares of the Company's Common Stock and Mr. Mohiuddin receiving 2,206,815 shares of the Company's Common Stock (the "SPI Distribution"). At the time of the SPI Distribution, Mr. Fisher and Mr. Mohiuddin also entered into a voting trust agreement pursuant to which SPI would act as voting trustee for the shares of the Company's Common Stock held of record by Mr. Fisher and Mr. Mohiuddin. The Company has the right to repurchase at their original cost the shares owned by Messrs. Kaplan, Fisher and Mohiuddin, which right commenced lapsing monthly as to 1/48th of each of their shares on July 21, 1994 and continues to lapse so long as, in the case of Mr. Kaplan, Mr. Kaplan and, in the case of Messrs. Fisher and Mohiuddin, Mr. Fisher is rendering substantial services to the Company.

  From inception (July 1994) through mid-1996, Mr. Kaplan and SPI provided certain advances to the Company for working capital and property and equipment purchases. At December 31, 1995, the Company owed $56,000 and $214,000 to Mr. Kaplan and SPI, respectively. During 1996, the Company borrowed an additional $6,000 and $220,000 from Mr. Kaplan and SPI, respectively. These advances did not bear interest. The Company repaid a portion of these advances in October 1996 and the balance in December 1996.

  Since July 1994, the Company has leased certain of its facilities from SPI. From inception (July 1994) to December 31, 1995, for 1996 and for the first nine months of 1997, the Company paid rent of $18,000, $28,000 and $68,000, respectively, for use of these facilities. The lease costs for these facilities approximate the actual cost incurred by SPI.

SECURITIES ISSUANCES

  In September 1996, the Company sold an aggregate of 365,191 shares of its Series A Preferred Stock at a purchase price of $6.39 per share and warrants to purchase an aggregate of 202,910 shares of Series B Preferred Stock at an exercise price of $9.59 to the following funds affiliated with Kleiner Perkins Caufield & Byers ("KPCB"), a beneficial owner of more than 5% of the Company's Common Stock in the amounts indicated: KPCB VIII (356,061 shares of Series A Preferred Stock and a warrant to purchase 197,837 shares of Series B Preferred Stock) and KPCB Information Sciences Zaibatsu Fund II (9,130 shares of Series A Preferred Stock and a warrant to purchase 5,073 shares of Series B Preferred Stock). Both entities exercised their warrants in total for cash in March 1997. Each share of Preferred Stock converted automatically into three shares of Common Stock upon the closing of the Company's initial public offering.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of September 30, 1997 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director,
(iii) each Selling Stockholder and (iv) all executive officers and directors as a group.

                                SHARES BENEFICIALLY                 SHARES BENEFICIALLY
                                  OWNED PRIOR TO                        OWNED AFTER
                                    OFFERING(1)                        OFFERING(1)(2)
                          -------------------------------           -----------------------
                                              INCLUDING   NUMBER OF
                                             ALL UNVESTED  SHARES
NAME OF BENEFICIAL OWNER    NUMBER   PERCENT   OPTIONS     OFFERED    NUMBER     PERCENT
------------------------  ---------- ------- ------------ --------- ------------ ----------
Alan S. Fisher(3)(4)....   6,000,000  35.7     6,000,000    40,000     5,960,000    32.0
 Software Partners, Inc.
S. Jerrold Kaplan(4)(5).   5,700,000  33.9     5,700,000   427,500     5,272,500    28.3
Razi Mohiuddin(4)(6)....   2,206,815  13.1     2,206,815    40,000     2,166,815    11.6
Kleiner Perkins Caufield
 & Byers(7).............   1,704,303  10.1     1,704,303        --     1,704,303     9.2
Victor Hanna(8).........     303,260   1.8       600,000    28,200       275,060     1.5
Layne Kaplan............     300,000   1.8       300,000        --       300,000     1.6
John F. Sauerland(9)....     105,000     *       225,000    10,000        95,000       *
Fenwick & West LLP(10)..     100,359     *       100,359    25,000        75,359       *
Richard J. Dorin(11)....      50,710     *       105,000    10,000        40,710       *
Martha D. Greer(12).....      35,625     *       160,000    10,000        25,625       *
Merle W. McIntosh(13)...      29,375     *       160,000    10,000        19,375       *
Peter L. Harris(14).....      24,125     *        38,000    20,000         4,125       *
Michael T. Weller(15)...      20,833     *       100,000    10,000        10,833       *
Kenneth J. Orton(16)....       5,362     *        19,800        --         5,362       *
Peter H. Jackson(17)....       4,125     *        18,000        --         4,125       *
All executive officers
 and directors as
 a group (9
 persons)(18)...........  11,918,612  70.9    12,455,800   517,500    11,401,112    61.7

--------
  *  Less than 1%.

 (1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of September 30, 1997 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Based on 16,795,491 shares of Common Stock outstanding prior to the offering and 18,612,991 shares outstanding after the offering. The latter number includes 108,200 shares subject to options outstanding at September 30, 1997 that will be exercised prior to this offering and sold in the offering. Assumes that the Underwriters' over-allotment option to purchase up to 170,700 shares from the Company, 142,500 shares from S. Jerrold Kaplan and 31,800 shares from Victor Hanna is not exercised.

 (3) Represents 3,718,185 shares held of record by Mr. Fisher, 75,000 shares held of record by the Kelly Elizabeth Fisher Irrevocable Trust and 2,206,815 shares held of record by Mr. Mohiuddin and the Mohiuddin Children's Trust (as described in note (6) below), all of which are subject to a voting trust agreement under which Software Partners, Inc. has the right to vote the shares. The 40,000 shares shown as being sold in this offering are owned of record by Mr. Mohiuddin. Software Partners, Inc. is owned by Messrs. Fisher and Mohiuddin. Mr. Fisher is a director, President and more than 50% shareholder of Software Partners, Inc. The address of Software Partners, Inc. is 1953 Landings Drive, Mountain View, California 94043. Mr. Fisher is Vice President of Development and Operations, Chief Technical Officer and a director of the Company. The address of Mr. Fisher is c/o ONSALE, Inc., 1861 Landings Drive, Mountain View, California 94043.

 (4) The Company has the right to repurchase at their original cost the shares owned by Messrs. Fisher, Kaplan and Mohiuddin, which right commenced lapsing monthly as to 1/48th of each of their shares on July 21, 1994 and continues to lapse so long as, in Mr. Fisher's and Mr. Mohiuddin's case, Mr. Fisher is rendering substantial services to the Company and, in Mr. Kaplan's case, Mr. Kaplan is rendering substantial services to the Company. At September 30, 1997, Messrs. Fisher, Kaplan and Mohiuddin beneficially owned 4,750,000 shares, 4,512,500 shares and 1,747,062 shares, respectively, that were no longer subject to the Company's repurchase rights.

 (5) Represents 5,677,000 shares held of record by Mr. Kaplan, 16,500 shares held of record by Amy Kaplan Eckman, trustee of the Lily Layne Kaplan Irrevocable Trust and 6,500 shares held of record by the Kaplan Family Trust. Mr. Kaplan disclaims beneficial ownership of the shares held by the trusts. Mr. Kaplan is President, Chief Executive Officer and a director of the Company. The address of Mr. Kaplan is c/o ONSALE, Inc., 1861 Landings Drive, Mountain View, California 94043.

 (6) Represents 2,056,815 shares held of record by Mr. Mohiuddin and 150,000 shares held of record by the Mohiuddin Children's Trust. The address of Mr. Mohiuddin is c/o Software Partners, Inc., 1953 Landings Drive, Mountain View, California 94043.

 (7) Of the 1,704,303 shares beneficially owned by KPCB, 1,661,694 shares are held of record by KPCB VIII and 42,609 shares are held of record by KPCB Information Sciences Zaibatsu Fund II. The address of KPCB VIII and KPCB Information Sciences Zaibatsu Fund II is 2750 Sand Hill Road, Menlo Park, California 94025.

 (8) Represents shares subject to options exercisable within 60 days of September 30, 1997. Mr. Hanna is an employee of the Company.

 (9) Represents shares subject to options exercisable within 60 days of September 30, 1997. Mr. Sauerland is the Chief Financial Officer and Secretary of the Company.

(10) Fenwick & West LLP is the general counsel to the Company.

(11) Represents shares subject to options exercisable within 60 days of September 30, 1997. Mr. Dorin is an employee of the Company.

(12) Represents shares subject to options exercisable within 60 days of September 30, 1997. Ms. Greer is Vice President of Merchandise Management of the Company.

(13) Represents shares subject to options exercisable within 60 days of September 30, 1997. Mr. McIntosh is Vice President of Merchandise Acquisition of the Company.

(14) Includes 4,125 shares subject to an option exercisable within 60 days of September 30, 1997. Mr. Harris is a director of the Company.

(15) Represents shares subject to options exercisable within 60 days of September 30, 1997. Mr. Weller is an employee of the Company.

(16) Represents shares subject to options exercisable within 60 days of September 30, 1997. Mr. Orton is a director of the Company.

(17) Represents shares subject to options exercisable within 60 days of September 30, 1997. Mr. Jackson is a director of the Company.


(18) Represents the shares described in notes (3), (5), (9), (12)-(14), (16) and (17) and 15,000 shares subject to an option held by Mr. Shepard exercisable within 60 days of September 30, 1997.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $0.001 par value per share, and 2,000,000 shares of Preferred Stock, $0.001 par value per share. As of September 30, 1997, there were outstanding 16,795,491 shares of Common Stock held of record by 37 stockholders, options to purchase 2,033,028, shares of Common Stock and a warrant to purchase 8,571 shares of Common Stock.

COMMON STOCK

  Subject to preferences that may apply to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Stockholders are required to act only at annual or special meetings and not by written consent. Cumulative voting for the election of directors is not provided for in the Company's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of additional shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and rights of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board of Directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any shares of Preferred Stock.

DELAWARE'S ANTI-TAKEOVER LAW

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on The Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date that such stockholder became an "interested stockholder." The effect of the Anti-Takeover Law may be to discourage takeover attempts, including attempts that might result in a premium over the market price of the Common Stock. A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law.

REGISTRATION RIGHTS

  The holders of 1,704,303 shares of Common Stock (the "Registrable Securities") will have certain rights with respect to the registration of those shares under the Securities Act. If requested by holders of at least 50% of the Registrable Securities, the Company must file a registration statement under the Securities Act covering all Registrable Securities requested to be included by all holders of such Registrable Securities. The Company may be required to effect up to two such registrations. The Company has the right to delay any such registration for up to 90 days under certain circumstances. All expenses incurred in connection with such registrations (other than underwriters' discounts and commissions) will be borne by the Company. These demand registration rights expire on April 17, 2003.

  Further, holders of Registrable Securities may require the Company to register all or any portion of their Registrable Securities on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations. The Company may be required to effect up to two such registrations per year. All expenses incurred in connection with such registrations (other than underwriters' or brokers' discounts and commissions) will be borne by the Company. These Form S-3 registration rights expire on April 17, 2003.

  In addition, if the Company proposes to register any of its shares of Common Stock under the Securities Act other than in connection with a Company employee benefit plan or a corporate reorganization, the holders of the Registrable Securities, Messrs. Kaplan, Fisher and Mohiuddin and their transferees, who following this offering will hold an aggregate of 13,236,803 shares of Common Stock, may require the Company to include all or a portion of their shares in such registration, although the managing underwriter of any such offering has certain rights to limit the number of shares in such registration. All expenses incurred in connection with such registrations (other than underwriters' or brokers' discounts and commissions) will be borne by the Company. These "piggy-back" registration rights expire on April 17, 2003.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Company's Common Stock is The First National Bank of Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time and could impair the Company's ability to raise capital through sale of its equity securities. As described below, only 258,398 shares outstanding prior to this offering will be available for sale immediately after this offering due to certain contractual restrictions on resale on the remaining Restricted Shares. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of this offering, the Company will have outstanding 18,612,991 shares of Common Stock, assuming no exercise of outstanding employee options. Of these shares, the 2,875,000 shares sold in the Company's initial public offering, the 2,300,000 shares sold in this offering (assuming no exercise of the over-allotment option) and 37,431 shares sold pursuant to option exercises and under the Purchase Plan will be freely tradable without restriction under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. Of the remaining shares, 13,142,162 held by existing stockholders are subject to lock-up agreements providing that, with certain limited exceptions, the stockholder will not offer, sell, contract to sell, grant an option to purchase, make a short sale or otherwise dispose of or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of any shares of Common Stock or any option or warrant to purchase shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock for a period equal to the longer of 90 days after the date of this Prospectus or two business days after the Company announces its year-end financial results without the prior written consent of NationsBanc Montgomery Securities, Inc. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701,258,398 shares will be salable beginning on October 15, 1997, an additional 11,033,432 shares will be salable beginning on the later of 90 days after the date of this Prospectus or two business days after the Company announces its year-end results in the public market (although all but 175,389 shares will be subject to certain volume limitations), an aggregate of 250,000 shares held by Messrs. Kaplan, Fisher and Mohiuddin will become eligible each month thereafter until July 21, 1998 as certain repurchase rights of the Company with respect to those shares lapse and 608,730 shares will be eligible for sale in March 1998 upon the achievement of a one-year holding period.

  In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (which will equal approximately 186,000 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. However, all shares issued pursuant to Rule 701 are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the lock-up agreements.

  In April 1997, the Company filed a registration statement under the Securities Act covering 3,710,716 shares of Common Stock subject to options outstanding as of that date under the Company's 1995 Equity Incentive Plan or reserved for issuance under the Company's stock option, equity incentive and stock purchase plans. Such registration statement automatically became effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates of the Company, be available for sale in the open market immediately after any applicable lock-up agreements expire. Also, certain holders of shares of Common Stock are entitled to certain rights with respect to registration of such shares of Common Stock for offer and sale to the public. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  The Underwriters named below, represented by NationsBanc Montgomery Securities, Inc., BT Alex. Brown Incorporated, Hambrecht & Quist LLC and BancAmerica Robertson Stephens (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock indicated below opposite their respective names at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of such shares, if any are purchased.

                                                                        NUMBER
   UNDERWRITERS                                                        OF SHARES
   ------------                                                        ---------
   NationsBanc Montgomery Securities, Inc.............................
   BT Alex. Brown Incorporated........................................
   Hambrecht & Quist LLC..............................................
   BancAmerica Robertson Stephens.....................................
                                                                       ---------
     Total............................................................ 2,300,000
                                                                       =========

  The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to
selected dealers a concession of not more than $    per share, and the
Underwriters may allow, and such dealers may reallow, a concession of not more
than $    per share to certain other dealers. After this offering, the price and concessions and reallowances to dealers may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

  The Company and two of the Selling Stockholders has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 345,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 2,300,000 shares to be purchased by the Underwriters. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

  Certain stockholders of the Company, holding in the aggregate 13,142,162 shares of Common Stock after this offering, have agreed that, for a period of the later of 90 days after the date of this Prospectus or two business days after the Company announces its year-end financial results, they will not, without the prior written consent of NationsBanc Montgomery Securities, Inc. , directly or indirectly sell, offer to sell or otherwise dispose of any such shares of Common Stock or any right to acquire such shares. In addition, the Company has agreed that, for a period of the later of 90 days after the date of this Prospectus or two business days after the Company announces its year-end financial results, it will not, without the prior written consent of NationsBanc Montgomery Securities, Inc., issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities or any other securities convertible into or exchangeable for the Common Stock or other equity security, other than the grant of options to purchase Common Stock or the issuance of shares of Common Stock under the Company's stock option and stock purchase plans and the issuance of shares of Common Stock pursuant to the exercise of outstanding options and warrants.

  The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. If the Underwriters create a short position in the Common Stock in connection with the offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that, if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members that sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. Neither the Company nor any of the Underwriters makes any representation or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Fenwick & West LLP owns an aggregate of 100,359 shares of Common Stock of the Company prior to this offering.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1995 and 1996, for the period from inception (July 1994) to December 31, 1995, and for the year ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and the schedule forming a part thereof and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission locate at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedule thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedule filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits and schedule thereto may be inspected without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Information concerning the Company is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                                  ONSALE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Accountants........................................  F-2
Balance Sheet as of December 31, 1995, December 31, 1996 and June 30,
 1997 (unaudited)........................................................  F-3
Statement of Operations for the Period from Inception (July 1994) to
 December 31, 1995, the Year Ended December 31, 1996 and the six months ended June 30, 1996 and 1997 (unaudited)................................  F-4
Statement of Cash Flows for the Period from Inception (July 1994) to
 December 31, 1995, the Year Ended December 31, 1996 and the six months ended June 30, 1996 and 1997 (unaudited)................................  F-5
Statement of Stockholders' Equity (Deficit) for the Period from Inception
 (July 1994) to December 31, 1995, the Year Ended December 31, 1996 and
 the six months ended June 30, 1997 (unaudited)..........................  F-6
Notes to Financial Statements............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ONSALE, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of stockholders' equity (deficit) present fairly, in all material respects, the financial position of ONSALE, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for the period from inception (July 1994) to December 31, 1995, and for the year ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

San Jose, California
March 13, 1997, except as to Notes 9 and 10
which are as of October 2, 1997

                                  ONSALE, INC.

                                 BALANCE SHEET

                                         DECEMBER 31, DECEMBER 31,  JUNE 30,
                                             1995         1996        1997
                                         ------------ ------------ -----------
                                                                   (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents..............   $ 20,000    $2,649,000  $12,585,000
 Restricted cash........................         --        80,000       84,000
 Accounts receivable, net of allowances
  of $16,000, $66,000, and $87,000
  (unaudited)...........................     22,000       395,000      613,000
 Merchandise inventory..................      1,000     1,520,000    6,708,000
 Prepaid expenses and other current
  assets................................         --       439,000      183,000
                                           --------    ----------  -----------
      Total current assets..............     43,000     5,083,000   20,173,000
                                           --------    ----------  -----------
Property and equipment, net.............     30,000       578,000    1,223,000
Other assets............................         --        19,000       20,000
                                           --------    ----------  -----------
      Total assets......................   $ 73,000    $5,680,000  $21,416,000
                                           ========    ==========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
Current liabilities:
 Accounts payable.......................   $103,000    $2,268,000  $   533,000
 Accrued expenses.......................    117,000       480,000      904,000
 Deferred revenue.......................      2,000       604,000    1,017,000
 Advances due related parties...........    270,000            --           --
                                           --------    ----------  -----------
      Total current liabilities.........    492,000     3,352,000    2,454,000
                                           --------    ----------  -----------
Commitments and contingencies (Notes 8,
 9 and 10)
Stockholders' equity (deficit):
 Convertible preferred stock, $0.001 par
  value; 2,000,000 shares authorized:
  Series A; 600,000 shares designated;
   none, 365,191 and none (unaudited)
   shares issued and outstanding........         --         1,000           --
  Series B; 204,521 shares designated;
   no shares issued and outstanding.....         --            --           --
 Common stock, $0.001 par value;
  30,000,000 shares authorized;
  12,043,398, 12,178,757 and 16,763,425
  (unaudited) shares issued and
  outstanding...........................     12,000        12,000       17,000
 Additional paid-in capital.............      9,000     2,494,000   19,198,000
 Accumulated deficit....................   (440,000)      (79,000)    (253,000)
 Less: note receivable from stockholder.         --      (100,000)          --
                                           --------    ----------  -----------
      Total stockholders' equity
       (deficit)........................   (419,000)    2,328,000   18,962,000
                                           --------    ----------  -----------
      Total liabilities and
       stockholders' equity (deficit)...   $ 73,000    $5,680,000  $21,416,000
                                           ========    ==========  ===========

   The accompanying notes are an integral part of these financial statements.

                                  ONSALE, INC.

                            STATEMENT OF OPERATIONS

                           PERIOD FROM
                            INCEPTION        YEAR       SIX MONTHS ENDED JUNE
                          (JULY 1994) TO    ENDED                30,
                           DECEMBER 31,  DECEMBER 31,  ------------------------
                               1995          1996         1996         1997
                          -------------- ------------  -----------  -----------
                                                             (UNAUDITED)
Revenue:
 Merchandise.............  $    30,000   $12,573,000   $ 1,961,000  $29,556,000
 Commission..............      110,000     1,696,000       426,000    1,333,000
                           -----------   -----------   -----------  -----------
   Total revenue.........      140,000    14,269,000     2,387,000   30,889,000
Cost of revenue..........       27,000    11,539,000     1,798,000   26,672,000
                           -----------   -----------   -----------  -----------
Gross profit.............      113,000     2,730,000       589,000    4,217,000
                           -----------   -----------   -----------  -----------
Operating expenses:
 Sales and marketing.....      144,000       891,000       173,000    1,338,000
 General and
  administrative.........      227,000       758,000       121,000    2,083,000
 Engineering.............      182,000       714,000       167,000    1,150,000
                           -----------   -----------   -----------  -----------
   Total operating
    expenses.............      553,000     2,363,000       461,000    4,571,000
                           -----------   -----------   -----------  -----------
Income (loss) from
 operations..............     (440,000)      367,000       128,000     (354,000)
Interest and other
 income..................           --        37,000            --      180,000
                           -----------   -----------   -----------  -----------
Income (loss) before
 income taxes............     (440,000)      404,000       128,000     (174,000)
Provision for income
 taxes...................           --       (43,000)      (13,000)          --
                           -----------   -----------   -----------  -----------
Net income (loss)........  $  (440,000)  $   361,000   $   115,000  $  (174,000)
                           ===========   ===========   ===========  ===========
Net income (loss) per
 share...................  $     (0.03)  $      0.02   $      0.01  $     (0.01)
                           ===========   ===========   ===========  ===========
Shares used to compute
 net income (loss) per
 share...................   15,326,000    15,326,000    15,326,000   15,844,000
                           ===========   ===========   ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                                  ONSALE, INC.

                            STATEMENT OF CASH FLOWS

                             PERIOD FROM
                              INCEPTION        YEAR      SIX MONTHS ENDED JUNE
                            (JULY 1994) TO    ENDED               30,
                             DECEMBER 31,  DECEMBER 31,  ----------------------
                                 1995          1996        1996        1997
                            -------------- ------------  ---------  -----------
                                                              (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss).........   $(440,000)   $   361,000   $ 115,000  $  (174,000)
 Adjustments to reconcile
  net income (loss) to net
  cash provided by (used
  in) operating activities:
  Depreciation.............      10,000         58,000       8,000      122,000
  Issuance of common stock.      21,000             --          --           --
  Changes in assets and
   liabilities:
   Restricted cash.........          --        (80,000)    (80,000)      (4,000)
   Accounts receivable,
    net....................     (22,000)      (373,000)   (184,000)    (218,000)
   Merchandise inventory...      (1,000)    (1,519,000)    (21,000)  (5,188,000)
   Prepaid expenses and
    other current assets...          --       (439,000)    (23,000)     256,000
   Other assets............          --        (19,000)    (10,000)      (1,000)
   Accounts payable........     103,000      2,165,000     298,000   (1,735,000)
   Accrued expenses........     117,000        363,000      92,000      424,000
   Deferred revenue........       2,000        602,000      25,000      413,000
                              ---------    -----------   ---------  -----------
    Net cash provided by
     (used in) operating
     activities............    (210,000)     1,119,000     220,000  (6,105,000)
                              ---------    -----------   ---------  -----------
Cash flows from investing
 activities:
 Purchase of property and
  equipment................     (40,000)      (606,000)    (73,000)    (767,000)
                              ---------    -----------   ---------  -----------
Cash flows from financing
 activities:
 Proceeds from issuance of
  preferred stock and
  warrants.................          --      2,345,000          --           --
 Proceeds from note
  receivable from
  stockholder, net.........          --             --          --      100,000
 Proceeds from issuance of
  common stock, net........          --             --          --   16,708,000
 Common stock issued for
  cash.....................          --         41,000          --           --
 Advances due related
  parties, net.............     270,000       (270,000)    117,000           --
                              ---------    -----------   ---------  -----------
   Net cash provided by
    financing activities...     270,000      2,116,000     117,000   16,808,000
                              ---------    -----------   ---------  -----------
Net increase in cash.......      20,000      2,629,000     264,000    9,936,000
Cash and cash equivalents
 at beginning of period....          --         20,000      20,000    2,649,000
                              ---------    -----------   ---------  -----------
Cash and cash equivalents
 at end of period..........   $  20,000    $ 2,649,000   $ 284,000  $12,585,000
                              =========    ===========   =========  ===========
SUPPLEMENTAL DISCLOSURE OF
 NONCASH FINANCING
 ACTIVITIES:
Common stock issued for
 promissory note...........   $      --    $   100,000   $      --  $        --
                              =========    ===========   =========  ===========


   The accompanying notes are an integral part of these financial statements.

                                  ONSALE, INC.

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                            CONVERTIBLE
                          PREFERRED STOCK      COMMON STOCK               ADDITIONAL
                          ----------------  ------------------    NOTE      PAID-IN   ACCUMULATED
                           SHARES   AMOUNT    SHARES   AMOUNT  RECEIVABLE   CAPITAL     DEFICIT      TOTAL
                          --------  ------  ---------- ------- ---------- ----------- ----------- -----------
Issuance of common stock
 to founders............        --  $   --  12,000,000 $12,000  $     --  $     8,000  $      --  $    20,000
Issuance of common
 stock..................        --      --      43,398      --        --        1,000         --        1,000
Net loss................        --      --          --      --        --           --   (440,000)    (440,000)
                          --------  ------  ---------- -------  --------  -----------  ---------  -----------
Balance at December 31,
 1995...................        --      --  12,043,398  12,000        --        9,000   (440,000)    (419,000)
Issuance of common
 stock..................        --      --      20,000      --  (100,000)     100,000         --           --
Issuance of common stock
 pursuant to exercise of
 options................        --      --      15,000      --        --       16,000         --       16,000
Issuance of common stock
 upon the exercise of
 warrants...............        --      --     100,359      --        --       25,000         --       25,000
Issuance of Series A
 convertible preferred
 stock at $6.39 per
 share and warrants for
 cash...................   365,191   1,000          --      --        --    2,344,000         --    2,345,000
Net income..............        --      --          --      --        --           --    361,000      361,000
                          --------  ------  ---------- -------  --------  -----------  ---------  -----------
Balance at December 31,
 1996...................   365,191   1,000  12,178,757  12,000  (100,000)   2,494,000    (79,000)   2,328,000
Issuance of Series B
 convertible preferred
 stock pursuant to
 exercise of warrants
 (unaudited)............   202,910   1,000          --      --        --    1,945,000         --    1,946,000
Issuance of common stock
 upon initial public
 offering, net of
 issuance costs
 (unaudited)............        --      --   2,875,000   3,000        --   14,757,000         --   14,760,000
Conversion of Series A
 and B convertible
 preferred stock into
 common stock upon
 initial public offering
 (unaudited)............  (568,101) (2,000)  1,704,303   2,000        --           --         --           --
Issuance of common stock
 pursuant to exercise of
 options (unaudited)....        --      --       5,365      --        --        2,000         --        2,000
Repayment of note
 receivable from
 stockholder
 (unaudited)............        --      --          --      --   100,000                      --      100,000
Net loss (unaudited)....        --      --          --      --        --           --   (174,000)    (174,000)
                          --------  ------  ---------- -------  --------  -----------  ---------  -----------
Balance at June 30, 1997
 (unaudited)............        --  $   --  16,763,425 $17,000  $     --  $19,198,000  $(253,000) $18,962,000
                          ========  ======  ========== =======  ========  ===========  =========  ===========



   The accompanying notes are an integral part of these financial statements.

                                 ONSALE, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES:

  The Company

  ONSALE, Inc. (the "Company" or "ONSALE") is a leading electronic retailer pioneering a new sales format, the interactive 24-hour online auction, designed to serve as an efficient and entertaining marketing channel for refurbished, close-out computers, peripherals and consumer electronics and other merchandise. The Company conducts its business within one industry segment.

  The Company was incorporated in California in July 1994 and commenced operations in May 1995. In March 1997, the Company reincorporated in Delaware and exchanged each share of each series of stock of the predecessor company into one share of each corresponding series of stock of the Delaware successor.

  The Company's results of operations from inception (July 1994) to December 31, 1994 have been combined with the results of operations for the year ended December 31, 1995 due to the Company's limited activity during such period. During 1994, the Company incurred expenses and reported a net loss of $41,000.

SIGNIFICANT ACCOUNTING POLICIES

  Revenue recognition

  The Company obtains merchandise from vendors in one of two primary arrangements, either the Principal Sales model (merchandise revenue) or the Agent Sales model (commission revenue). Under the Principal Sales model, the Company either purchases the merchandise or acquires the rights to sell merchandise under consignment relationships with vendors.

  Principal sales - purchases

  For sales of merchandise owned by ONSALE, the Company is responsible for conducting the auction, billing the customer, shipping the merchandise to the customer and processing merchandise returns. The Company recognizes the full sales amount as revenue upon verification of the credit card transaction authorization and shipment of the merchandise. In this type of transaction, the Company bears both inventory and credit risk with respect to sales of its inventory. In instances where the credit card authorization has been received but the merchandise has not been shipped, the Company defers revenue recognition until the merchandise is shipped.

  Principal sales - consignment

  For sales on consignment, the Company will either take physical possession of the merchandise or the vendor will retain physical possession of the merchandise. In either case, the Company is not obligated to take title to the merchandise unless it successfully sells the merchandise at auction. Upon completion of an auction, the Company takes title to the merchandise, charges the customer's credit card and either ships the merchandise directly or arranges for a third party to complete delivery to the customer. Subsequently, the Company pays the vendor any amounts due for the purchase of the related merchandise. The Company records the full sales amount as revenue upon the verification of the credit card authorization and shipment of the merchandise. In consignment transactions, the Company is at risk of loss for collecting all of the auction proceeds, delivery of the merchandise and returns from customers. In instances where credit card authorization has been received but the merchandise has not been shipped, the Company defers revenue recognition until the merchandise is shipped.

                                 ONSALE, INC.

  Agent sales

  In Agent Sales transactions, the Company conducts electronic auctions and processes orders in exchange for a commission on the sale of the vendor's merchandise. Under this arrangement, at the conclusion of an auction the Company forwards the order information to the vendor, which then charges the customer's credit card and ships the merchandise to the customer. In an Agent Sales transaction, the Company does not take title to or possession of the merchandise, and the vendor bears all of the risk of credit card chargebacks. For Agent Sales transactions, the Company recognizes the commissions as revenue upon completion of the auction process and the forwarding of the auction sales information to the vendor. The vendor is typically responsible for merchandise returns.

  Under primarily the Principal Sales model, the Company will allow customers to return products, in certain circumstances. Accordingly, the Company provides for allowances for estimated future returns at the time of shipment based on historical data.

  Supplemental financial data

  The Company's relationships with its vendors have evolved from a purely Agent Sales business at the Company's inception to a business that now includes a significant percentage of Principal Sales transactions. Gross Merchandise Sales represent what the Company's total revenue would have been if all Agent Sales had been made as Principal Sales. Due to the ongoing evolution in the Company's operations toward the Principal Sales model, management believes that the information on gross merchandise sales is relevant to a reader of the Company's financial statements since it provides a more consistent comparison between historical periods and a more accurate comparison to future periods than does total revenue. Gross merchandise sales should not be considered in isolation or as a substitute for other information prepared in accordance with generally accepted accounting principles.

  The reconciliation of total revenue in the Statement of Operations to Gross Merchandise Sales is as follows:

                                 PERIOD FROM
                                  INCEPTION                  SIX MONTHS ENDED JUNE
                                (JULY 1994) TO  YEAR ENDED            30,
                                 DECEMBER 31,  DECEMBER 31,  -----------------------
                                     1995          1996         1996        1997
                                -------------- ------------  ----------  -----------
                                                                  (UNAUDITED)
      Total revenue...........    $  140,000   $14,269,000   $2,387,000  $30,889,000
      Plus: gross Agent Sales.     1,222,000    18,154,000    5,121,000   12,928,000
      Less: net Agent Sales...      (110,000)   (1,696,000)    (426,000)  (1,333,000)
                                  ----------   -----------   ----------  -----------
      Gross Merchandise Sales.    $1,252,000   $30,727,000   $7,082,000  $42,484,000
                                  ==========   ===========   ==========  ===========

                                 ONSALE, INC.

  Cash, cash equivalents and restricted cash

  All highly liquid investments with a maturity of three months or less from the date of purchase are considered cash equivalents. Restricted cash of $80,000 at December 31, 1996 and $84,000 at June 30, 1997 (unaudited) relates to a deposit with a bank to establish electronic credit card services for processing of transactions with customers.

  The Company has adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and, accordingly, classifies investment securities as either held-to-maturity, trading or available-for-sale. At December 31, 1995 and 1996 the Company did not hold any investment securities.

  Merchandise inventory

  Inventory is stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

  Property and equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally 3 to 5 years.

  Engineering expenses

  Engineering expenses include expenses incurred by the Company to develop, enhance, manage, monitor and operate the Company's Web site. Engineering costs are expensed as incurred.

  Income taxes

  The Company provides for income taxes using an asset and liability approach that recognizes deferred tax assets and liabilities for expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities.

  Dependence on merchandise vendors

  The Company does not manufacture any of the merchandise that it auctions. The Company's strategy has been to develop and maintain relationships with brokers and original equipment manufacturers to secure a continuing supply of merchandise to be auctioned.

  Concentration of credit risk

  The Company's accounts receivable are derived from Agent Sales earned from merchants located in the United States and Canada. Principal Sales made through credit cards are preapproved. The Company maintains reserves for potential credit losses, which historically have been immaterial.

  Net income (loss) per share

  Net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of convertible preferred stock and warrants (using the "if converted" method) and stock options (using the "treasury stock" method). Common equivalent shares are excluded from the computation if their effect is antidilutive, except that, pursuant

                                 ONSALE, INC.

to a Securities and Exchange Commission Staff Accounting Bulletin, convertible preferred stock and warrants (using the "if converted" method) and common equivalent shares (using the "treasury stock" method and the assumed initial public offering price) issued subsequent to December 1995 have been included in the computation as if they were outstanding for all periods presented.

  For periods subsequent to the Company's initial public offering, net income
(loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. In the periods subsequent to the effective date of the Company's initial public offering, common equivalent shares consisting of stock options and stock warrants are antidilutive and have been excluded from the weighted average share computation.

  Stock-based compensation

  The Company applies Accounting Principles Board Opinion 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans, as permitted by the Financial Accounting Standards Board's Statement No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." SFAS 123 defines a "fair value" based method of accounting for an employee stock option or similar equity instrument and encourages, but does not require, entities to adopt that method of accounting for their employee stock compensation plans. The pro forma disclosures of the difference between compensation cost included in net income (loss) and the related cost measured by the fair value method are presented in Note 6.

  Management estimates and assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recent accounting pronouncements

  In February 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"), and No. 129, "Disclosure of Information about Capital Structure" ("SFAS No. 129"). SFAS No. 128 establishes financial accounting and reporting standards for calculation of basic earnings per share and diluted earnings per share. SFAS No. 128 supersedes APB No. 15 and is effective for the periods ending after December 15, 1997, including interim periods. SFAS No. 129 establishes standards for disclosing information about an entity's capital structure. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. The Company will adopt the standards in the year ending December 31, 1997. The effect of adopting SFAS No. 128 and SFAS No. 129 will not have a material impact on the financial statements.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 establishes standards for reporting and display of comprehensive income. SFAS 131 establishes standards for disclosing information about operating segments for public business enterprises and supersedes FASB Statement No. 14. Both SFAS 130 and SFAS 131 are effective for fiscal years beginning after December 15, 1997.

                                 ONSALE, INC.

  Interim results (unaudited)

  The accompanying balance sheet at June 30, 1997, the statements of operations and cash flows for the six months ended June 30, 1996 and 1997 and the statement of stockholders' equity (deficit) for the six months ended June 30, 1997 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results for the interim periods. The data disclosed in these Notes to the Financial Statements for these periods are unaudited. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. Certain prior period balances have been reclassified to conform with the current period presentation.

NOTE 2--DETAILS OF BALANCE SHEET COMPONENTS:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1995         1996
                                                       ------------ ------------
   Property and equipment:
    Computer equipment................................   $ 40,000     $523,000
    Furniture and fixtures............................         --      123,000
                                                         --------     --------
                                                           40,000      646,000
   Less: accumulated depreciation.....................    (10,000)     (68,000)
                                                         --------     --------
                                                         $ 30,000     $578,000
                                                         ========     ========
   Accrued expenses:
    Accrued sales taxes...............................   $ 22,000     $133,000
    Other accrued expenses............................     95,000      347,000
                                                         --------     --------
                                                         $117,000     $480,000
                                                         ========     ========

NOTE 3--RELATED PARTY TRANSACTIONS:

  From inception (July 1994) through mid-1996, two of the Company's significant stockholders provided certain advances to the Company for working capital and property and equipment purchases. At December 31, 1995, the Company owed $270,000 to such stockholders. During 1996, such stockholders advanced an additional $226,000. The advances did not bear interest. The Company repaid these advances in December 1996.

  In June 1996, two of the Company's significant stockholders agreed to act as guarantors of the Company's obligations under the Company's agreement with First USA Merchant Services, Inc. ("First USA") to have First USA process credit card transactions for the Company. The two stockholders are each liable to First USA for any liability or indebtedness the Company owes to First USA.

                                 ONSALE, INC.

NOTE 4--CONVERTIBLE PREFERRED STOCK AND WARRANTS:

  The certificate of incorporation of the Company, as amended, authorizes 2,000,000 shares of convertible preferred stock, of which 600,000 and 204,521 shares have been designated as Series A and Series B, respectively. In September 1996, the Company issued 365,191 shares of its Series A convertible preferred stock (Series A shares) at a purchase price of $6.39 per share for aggregate proceeds of $2,353,000. In connection with the issuance of the Series A shares, the Company issued warrants to two investors to purchase an aggregate of up to 202,910 shares of the Company's Series B convertible preferred stock at $9.59 per share. The warrants by their terms expired on the earlier of September 1998 or the consummation of an initial public offering of at least $7,500,000 and a per share price equal to at least $5.32 per share. The Company reserved 202,910 shares of Series B convertible preferred stock common stock for issuance upon the exercise of the warrants (see Note 10). The shares of convertible preferred stock are subject to a three-for-one conversion ratio. On an as if converted basis the Series A shares would be convertible into 1,095,573 shares of common stock.

  The Series A and Series B shares have certain rights with respect to voting, dividends, liquidation and conversion, as follows:

  Voting

  Series A and Series B shares have voting rights equal to the shares of common stock into which they may be converted.

  Dividends

  Holders of Series A and Series B shares are entitled to receive noncumulative dividends at the rate of $0.5112 and $0.7672 per share, respectively, per annum, when and if declared by the Company's Board of Directors, prior to and in preference to any declaration or payment of any dividend on the Company's common stock.

  Liquidation

  In the event of liquidation and to the extent assets are available, the holders of Series A and Series B shares are entitled to receive, prior to and in preference to any distribution to the holders of common stock, the amount of $6.39 and $9.59 per share, respectively, plus any accrued but unpaid dividends.

  Conversion

  Each Series A and Series B share is convertible into three shares of common stock and the conversion ratio is subject to further adjustments in the case of certain dilutive events. Each Series A share will automatically convert into common stock upon (i) the affirmative vote of a majority of the holders of Series A shares outstanding at the time of such vote or (ii) the closing of an underwritten public offering in which the aggregate offering price is not less than $7,500,000 and the per share price is not less than $5.32 per share, subject to further adjustment for dilution.

  At December 31, 1996, 1,704,303 shares of common stock were reserved for issuance upon conversion of the convertible preferred stock and warrants.

  In April 1997, all outstanding shares of the Series A and Series B preferred stock were automatically converted into 1,704,303 shares of common stock in connection with the Company's initial public offering (see Note 10).

                                 ONSALE, INC.

NOTE 5--COMMON STOCK:

  The Company has the right to repurchase, at the original issue price, a declining percentage of certain of the shares of common stock issued to the founders under written agreements with such individuals. The Company's right to repurchase such stock lapses in 48 equal monthly increments commencing in July 1994 as long as the employee is continuously employed by the Company. At December 31, 1996 and June 30, 1997, 4,750,000 and 3,000,000 (unaudited)
shares of common stock, respectively, were subject to repurchase by the Company.

  In July 1994, the Company issued a warrant to purchase 100,359 shares of common stock at $0.25 per share in exchange for legal services. No value was ascribed to the warrant as its fair value at the time of issuance was considered nominal. The warrant was exercised in July 1996, resulting in aggregate proceeds to the Company of $25,000.

NOTE 6--EMPLOYEE BENEFIT PLANS:

  Under the Company's 1995 Equity Incentive Plan (the "1995 Plan"), 3,032,250 shares of common stock have been reserved for issuance pursuant to stock options, restricted stock and stock bonuses that may be granted to employees, directors and consultants. This reserve was increased to 3,500,000 shares in December 1996. Incentive stock options must be granted with exercise prices of at least the fair market value of the Company's common stock on the date of grant (at least 110% of the fair market value of the Company's common stock in the case of holders of more than 10% of the Company's voting stock), and nonqualified stock options must be granted at not less than 85% of fair market value of the Company's common stock on the date of grant. Options generally vest over a 48-month period and expire over terms not exceeding ten years from the date of grant.

                                 ONSALE, INC.

  A summary of stock option activity is as follows:

                                                       NUMBER OF    EXERCISE
                                                        OPTIONS       PRICE
                                                       ---------  -------------
   Balance at December 31, 1994.......................        --             --
    Granted...........................................   776,250  $       0.033
    Exercised.........................................        --             --
    Canceled..........................................        --             --
                                                       ---------  -------------
   Balance at December 31, 1995.......................   776,250  $       0.033
    Granted...........................................   927,410  $  0.067-7.00
    Exercised.........................................   (15,000) $  0.067-2.00
    Canceled..........................................   (75,750) $  0.033-1.50
                                                       ---------  -------------
   Balance at December 31, 1996....................... 1,612,910  $  0.033-7.00
    Granted (unaudited)...............................   653,250  $   5.50-6.63
    Exercised (unaudited).............................   (5,365)  $  0.067-1.50
    Canceled (unaudited)..............................  (50,518)  $ 0.067-$7.00
                                                       ---------  -------------
   Balance at June 30, 1997 (unaudited)............... 2,210,277    $0.033-7.00
                                                       =========  =============

  At December 31, 1996, 260,341 options were fully vested and exercisable at prices ranging from $0.033 to $2.00, and 1,872,090 options were reserved for future grant, which includes the increase in shares reserved to 3,500,000. At June 30, 1997, 443,437 options (unaudited) were fully vested and exercisable at prices ranging from $0.033 (unaudited) to $6,125 (unaudited), and 1,269,358 options (unaudited) were reserved for future grant.

  The following table summarizes information about employee stock options outstanding at December 31, 1996:

                                                   WEIGHTED AVERAGE
                               NUMBER OUTSTANDING     REMAINING     WEIGHTED AVERAGE
   RANGE OF EXERCISE PRICES   AT DECEMBER 31, 1996 CONTRACTUAL LIFE  EXERCISE PRICE
   ------------------------   -------------------- ---------------- ----------------
   $0.033..................          772,500              8.9            $0.033
    0.067..................           42,000              9.3             0.067
    0.667..................          260,250              9.5             0.667
    1.50 - 2.00............          347,160              9.8             1.619
    3.50 - 5.00............           22,000              9.9             4.932
    7.00 ..................          169,000             10.0             7.000
                                   ---------
                                   1,612,910
                                   =========

                                 ONSALE, INC.

  Fair Value Disclosures

  Had compensation cost for the 1995 Plan been determined based on the fair value of each stock option grant on its grant date, as prescribed in SFAS 123, the Company's net income (loss) and net income (loss) per share would have been as follows:

                                                      PERIOD FROM
                                                       INCEPTION
                                                     (JULY 1994) TO  YEAR ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                          1995          1996
                                                     -------------- ------------
   Net income (loss):
    As reported.....................................   $(440,000)     $361,000
    Pro forma.......................................   $(448,000)     $349,000
   Net income (loss) per share:
    As reported.....................................   $   (0.03)     $   0.02
    Pro forma.......................................   $   (0.03)     $   0.02

  The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during the applicable period: dividend yield of 0% for both periods; risk-free interest rate of 5.51% for options granted during the period from inception (July 1994) through December 31, 1995 and 6.00% to 6.64% for options granted during the year ended December 31, 1996; and a weighted average expected option term of five years for both periods.

  Because the determination of the fair value of all options granted after the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding paragraph and, because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of the pro forma effects of option grants on reported net income for future years.

  Employee stock purchase plan

  In December 1996, the Company's Board of Directors adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 150,000 shares of common stock for issuance thereunder. The Company's stockholders approved the Purchase Plan in January 1997. The Purchase Plan permits eligible employees to acquire shares of the Company's common stock through periodic payroll deductions of up to 15% of their annual compensation not to exceed $21,250. Eligible employees may purchase up to 1,500 shares in any calendar year. The price at which the common stock is purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or on the last day of the respective purchase period. Each offering period will have a maximum duration of 24 months and shares of common stock will be purchased for each participant at semi-annual intervals during each offering period. The initial offering period will commence on the effectiveness of the Offering and will end on July 31, 1997.

  Directors stock option plan

  In December 1996, the Company's Board of Directors adopted the 1996 Directors Stock Option Plan (the "Directors Plan") and reserved 100,000 shares of common stock for issuance thereunder. The Company's stockholders approved the Directors Plan in January 1997. Only outside directors may be granted options under the Directors Plan. The Directors Plan provides for an initial grant to outside directors of 15,000 shares. In addition, the Directors Plan provides for automatic annual grants of 5,000 shares thereafter. The exercise price must be 100% of the fair market value of the Company's common stock on the date of grant.

                                 ONSALE, INC.

  401(k) plan

  Effective November 1996, the Company adopted the ONSALE 401(k) Plan (the "401(k) Plan") that qualifies as a deferred salary arrangement under Section 401 of the Internal Revenue Code. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed 15% of their total compensation. The Company, at its discretion, may make contributions for the benefit of eligible employees.

NOTE 7--INCOME TAXES:

  No provision for income taxes was recorded from inception (July 1994) through December 31, 1995 as the Company incurred net operating losses during the period. The provision for income taxes for the year ended December 31, 1996 consists of the following:

                                                                        YEAR
                                                                       ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   Current
    Federal........................................................  $ 117,000
    State..........................................................     32,000
                                                                     ---------
                                                                       149,000
                                                                     ---------
   Deferred
    Federal........................................................    (95,000)
    State..........................................................    (11,000)
                                                                     ---------
                                                                      (106,000)
                                                                     ---------
                                                                     $  43,000
                                                                     =========

  The provision for income taxes differs from the amount determined by applying the U.S. statutory income tax rate to income before income taxes as summarized below.

                                                      PERIOD FROM
                                                       INCEPTION        YEAR
                                                     (JULY 1994) TO    ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                          1995          1996
                                                     -------------- ------------
   Tax provision at statutory rate..................   $(150,000)    $ 137,000
   State income taxes, net of federal benefit.......     (26,000)       25,000
   Nonrecognition (recognition) of tax benefits.....     176,000      (120,000)
   Other............................................          --         1,000
                                                       ---------     ---------
                                                       $      --     $  43,000
                                                       =========     =========

                                 ONSALE, INC.

  Deferred income taxes reflect the tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting and income tax purposes. The Company provides a valuation allowance for deferred tax assets when it is more likely than not, based on currently available evidence, that some portion of all of the deferred tax assets will not be realized. The Company has reversed a portion of the previously established valuation allowance during the year ended December 31, 1996.

  Significant components of the Company's deferred tax assets are as follows:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1995         1996
                                                       ------------ ------------
   Net operating loss carryforwards...................  $  90,000     $     --
   Reserves and accruals..............................     82,000      162,000
   Other..............................................      4,000           --
                                                        ---------     --------
                                                          176,000      162,000
   Valuation allowance................................   (176,000)     (56,000)
                                                        ---------     --------
   Net deferred tax asset.............................  $      --     $106,000
                                                        =========     ========

  The amounts of and benefits from net operating losses may be impaired in the event of a cumulative ownership change of more than 50%. Such a change would not have a material financial impact on the Company.

NOTE 8--COMMITMENTS:

  The Company leases office space for its corporate headquarters.

  Future annual minimum lease payments under all noncancellable operating leases as of December 31, 1996 were as follows:

   Year Ending December 31,
   ------------------------
   1997.............................................................. $277,000
   1998..............................................................   97,000
   1999..............................................................   43,000
                                                                      --------
                                                                      $417,000
                                                                      ========

  Total rent expense for the period from inception (July 1994) to December 31, 1995, the year ended December 31, 1996 and the six months ended June 30, 1996 and 1997 was approximately $18,000, $86,000, $6,000 (unaudited) and $148,000
(unaudited), respectively.

                                 ONSALE, INC.

NOTE 9--LITIGATION:

  On October 17, 1996, Tredex California, Inc. ("Tredex") filed a complaint in the Superior Court of the State of California in and for the County of Los Angeles against a former Tredex employee for, among other claims, misappropriation of trade secrets, intentional interference with contractual relations, fraud and deceit, breach of fiduciary duty, unfair competition, conspiracy, unjust enrichment and conversion (the "Claims"). Tredex subsequently amended its complaint to name ONSALE, among others, as a defendant and served ONSALE with a summons and complaint on January 6, 1997. Tredex alleges that ONSALE wrongfully obtained customer and vendor lists and other proprietary information of Tredex from such former employee. Tredex was seeking damages in excess of $1,750,000 from all the defendants collectively. Tredex was also seeking injunctive relief to stop the defendants from using the customer and vendor lists and other proprietary information of Tredex. ONSALE has filed a general denial. On June 10, 1997, ONSALE and Tredex entered into a settlement agreement (the "Settlement Agreement") pursuant to which Tredex released the Claims. The Settlement Agreement did not have a material adverse effect on ONSALE's results of operations or financial condition.

  On March 6, 1997, the Company filed a complaint in the Superior Court of the State of California in and for the County of Santa Clara against a Tredex employee and Tredex, for, among other claims, misappropriation of trade secrets, fraud and deceit, breach of contract (only against the Tredex employee), intentional interference with contractual relations, intentional interference with prospective business relations, unfair competition, unjust enrichment, conspiracy and conversion (the "March Claims"). The Company alleged that the Tredex employee obtained marketing information, financial and technical data, and other proprietary and confidential information of the Company while interviewing for a sales position at the Company. The Company believed that the Tredex employee disclosed some or all of the confidential information that he obtained from the Company to Tredex, and that Tredex, knowing that the information was wrongfully obtained, used the information to establish a competing on-line auction site. The Company sought unspecified compensatory damages as well as injunctive relief against both the Tredex employee and Tredex. On June 10, 1997, ONSALE and Tredex entered into the Settlement Agreement, pursuant to which the Company released the March Claims. The Settlement Agreement did not have a material adverse effect on ONSALE's results of operations or its financial condition.

NOTE 10--SUBSEQUENT EVENTS:

  Exercise of warrants

  On March 12, 1997, two investors exercised their warrants to purchase 202,910 shares of the Company's Series B convertible preferred stock at $9.59 per share. The aggregate proceeds to the Company were approximately $1,946,000. In April 1997, upon the closing of the Company's initial public offering, these shares converted automatically into 608,730 shares of Common Stock.

  Bank line of credit

  On March 12, 1997, the Company entered into a loan and security agreement, as amended on August 14, 1997, (the "Agreement") with a bank that provides for borrowings of up to $4,000,000. Borrowings bear interest at an annual rate of 0.75% over the bank's prime rate. The Agreement expires on April 17, 1998. Pursuant to the Agreement, the bank has been granted a continuing security interest in substantially all assets of the Company, now owned or hereafter acquired, including intellectual property. In addition, the Company is required to maintain certain financial ratios (including a ratio of "quick assets" (cash, cash equivalents, accounts receivable and investments, with maturities not to exceed 90 days) to current liabilities (less deferred revenue) of at least 2.5 to 1, and a ratio of total liabilities to tangible net worth of not more than 0.5 to 1), and is prohibited from incurring a monthly pretax loss of more than $400,000 or cumulative monthly pretax losses on a rolling three-month basis of more than $750,000. The Company anticipates that it will be in violation of the pretax loss condition in the fourth

                                 ONSALE, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

quarter of 1997 and would need to seek a waiver if it wishes to borrow under the line of credit. The Company also agreed to certain negative covenants, including a prohibition, with limited exceptions, on incurring additional indebtedness other than debt that is subordinated to the debt owing under the Agreement, and a prohibition, with limited exceptions, on creating additional security interests in the assets of the Company. In connection with the Agreement, the Company issued a five-year warrant to purchase 8,571 shares of its common stock with an exercise price of $7.00.

  Initial public offering

  In April 1997, the Company completed its initial public offering and issued 2,500,000 shares of its common stock to the public at a price of $6.00 per share. The Company received approximately $12.7 million of cash, net of the underwriting discount and offering expenses. Upon the closing of the initial public offering, all outstanding shares of the Company's then outstanding Series A and B convertible preferred stock were automatically converted into shares of common stock. On May 21, 1997, the Company's underwriters exercised an option to purchase an additional 375,000 shares of common stock, to cover over-allotments, at a price of $6.00 per share. The Company received approximately $2.1 million of cash, net of the underwriting discount and offering expenses.

  Strategic relationships

  During the third quarter of 1997, the Company entered into a series of strategic relationships requiring minimum payments of $1.3 million and, under certain conditions, incremental fees based on the volume of traffic to its Web site.

  Lease agreements

  During the third quarter of 1997, the Company entered into a series of agreements to lease office space for its corporate headquarters. The agreements are noncancellable operating leases that commence at various times from August 1997 through November 1997 and expire at various times from July 1998 to November 2002. The future minimum lease payments under these leases are $184,000 in 1997, $791,000 in 1998, $621,000 in 1999, $329,000 in 2000,
$329,000 in 2001 and $315,000 in 2002.

GRAPHIC: ONSALE LOGO

================================================================================

  No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                              -------------------

                               TABLE OF CONTENTS

                              -------------------

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
The Company...............................................................   14
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   15
Price Range of Common Stock...............................................   15
Capitalization............................................................   16
Selected Financial Data...................................................   17
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   18
Business..................................................................   26
Management................................................................   39
Certain Transactions......................................................   46
Principal and Selling Stockholders........................................   47
Description of Capital Stock..............................................   49
Shares Eligible for Future Sale...........................................   51
Underwriting..............................................................   53
Legal Matters.............................................................   54
Experts...................................................................   54
Available Information.....................................................   55
Additional Information....................................................   55
Index to Financial Statements.............................................  F-1

===============================================================================

===============================================================================

                                2,300,000 SHARES

                              [LOGO OF ONSALE(TM)]

                                  ONSALE, INC.

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------


                    NATIONSBANC MONTGOMERY SECURITIES, INC.

                                 BT ALEX. BROWN

                               HAMBRECHT & QUIST

                         BANCAMERICA ROBERTSON STEPHENS

                                October  , 1997

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses to be paid by the Registrant in connection with this offering are as follows:

   Securities and Exchange Commission registration fee................ $ 24,296
   NASD filing fee....................................................    8,518
   Nasdaq National Market filing fee..................................   17,500
   Accounting fees and expenses.......................................  110,000
   Legal fees and expenses............................................  122,500
   Road show expenses.................................................   20,000
   Printing and engraving expenses....................................  175,000
   Blue sky and NASD fees and expenses................................   10,000
   Transfer agent and registrar fees and expenses.....................    2,000
   Custodian fees and expense.........................................    5,000
   Miscellaneous......................................................    5,186
                                                                       --------
     Total............................................................ $500,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking by an officer or director to repay advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except if the Registrant directly brings a claim that such director or officer has breached his or her duty of loyalty, committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or derived improper personal benefit from a transaction); (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees and agents; and (v) the Registrant may not retroactively amend the Bylaw provisions relating to indemnity.

  The Registrant has entered into indemnity agreements with each of its directors and executive officers. The indemnity agreements provide that to the extent not covered by directors and officers liability insurance, each director and executive officer will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or reasonably incurred by him in any action, suit or proceeding, on account of his services as a director, officer, employee or agent of the Registrant or as a director, officer, employee or agent of any other company or enterprise when he is serving in such capacity at the request of the Registrant. The indemnity agreements further provide that to the extent not covered by directors and officers liabiality insurance directors and officers will be indemnified and held harmless to the fullest extent permitted by law against all expenses (including attorneys' fees but excluding judgments, fines and settlement amounts paid in a settlement of a proceeding) incurred by him in any derivative action by or in the right of the Registrant on account of his services as a director, officer, employee or agent of the Registrant or as a director, officer, employee or agent of the Registrant or as a director, officer, employee or agent of any other company or enterprise when he is serving in such capacity at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims (i) initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification under the Indemnity Agreement,
(ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement, (iii) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and related laws, (iv) on account of conduct by a director or officer which is finally adjudged to have been in bad faith or conduct that the director did not reasonably believe to be in, or not opposed to, the best interests of the Registrant, (v) on account of any criminal action or proceeding arising out of conduct that the director or officer had reasonable cause to believe was unlawful or (vi) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

  The indemnity agreement also provides for contribution in certain situations in which the Registrant and a director or officer are jointly liable but indemnification is unavailable, such contribution to be based on the relative benefits received and the relative fault of the Registrant and the director or officer. Contribution is not allowed in connection with a Section 16(b) judgment, an adjudication of bad faith or conduct that a director or executive officer did not reasonably believe to be in, or not opposed to, the best interests of the Registrant or a proceeding arising out of conduct a director or officer had reasonable cause to believe was unlawful.

  The Registrant is required to advance expenses, provided that the director or officer reimburses the Registrant for all expenses advanced only to the extent it is ultimately determined that the director or officer is not entitled, under Delaware law, the Bylaws, the indemnity agreement or otherwise, to be indemnified for such expenses. The indemnity agreement provides that it is not exclusive of any rights a director or officer may have under the Certificate of Incorporation, Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, the Delaware law or otherwise.

  The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its directors and officers, may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

  The Registrant, has also purchased director and officer liability insurance.

  See also the undertakings set out in response to Item 17.

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

   DOCUMENT                                                       EXHIBIT NUMBER
   --------                                                       --------------
   Form of Underwriting Agreement................................      1.01
   Registrant's Certificate of Incorporation.....................      3.01
   Registrant's Bylaws...........................................      3.02
   Form of Indemnity Agreement...................................     10.04

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The Common Stock, Preferred Stock, options and warrants of the Registrant issued to stockholders and option holders of ONSALE, a California corporation, in connection with the reincorporation into Delaware were not deemed "sold" as a result of Rule 145(a)(2) promulgated under the Securities Act. The following table sets forth information regarding all securities sold by the Registrant's California predecessor since its inception (July 1994).

                                                              NUMBER OF     AGGREGATE PURCHASE PRICE
  CLASS OF PURCHASERS     DATE OF SALE  TITLE OF SECURITIES   SECURITIES    AND FORM OF CONSIDERATION
  -------------------     ------------  -------------------   ----------    -------------------------
Two founders                7/21/94    Common Stock           12,000,000     Software and a
                                                                              business plan, each
                                                                              valued at $10,000
The Company's law firm      7/22/94    Warrant to purchase           --      --
                                        100,359 shares of
                                        Common Stock at
                                        $0.25 per share
                            11/21/95   Common Stock               43,398     Services valued at
A consultant                                                                 $1,446
The Company's law firm      8/22/96    Common Stock              100,359     $25,000 cash
Two affiliated venture      9/12/96    Series A Preferred        365,191(1)  $2,333,570 cash
 capital funds                         Stock
Two affiliated venture      9/12/96    Warrants to purchase          --      $19,459 cash
 capital funds                          202,910 shares(1) of
                                        Series B Preferred
                                        Stock at $9.59 per
                                        share
An employee optionee        10/26/96   Common Stock                7,500     $500 cash
A consultant                11/17/96   Common Stock                7,500     $15,000 cash
                            12/6/96    Common Stock               20,000     $100,000 promissory
A director                                                                   note
Officers, directors and     12/11/95   Options (net of               --      --
 employees                  through     cancellations) to
                            3/31/97     purchase 1,996,410
                                        shares of Common
                                        Stock under the 1995
                                        Equity Incentive
                                        Plan(2)
A bank                      3/12/97    Warrant to purchase           --      --
                                        8,571 shares of
                                        Common Stock at
                                        $7.00 per share
Two affiliated venture      3/13/97    Series B Preferred        202,910     $1,945,907
 capital funds                          Stock
Three employee optionees    3/14/97    Common Stock                4,284     $1,587 cash
                            through
                             4/2/97

--------
(1) Each share of Series A Preferred Stock and Series B Preferred Stock converted into three shares of Common Stock upon the closing of the Company's initial public offering.
(2) With respect to the grant of the stock options and the warrant issued to the Company's law firm, exemption from registration under the Securities Act was unnecessary in that none of such transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

  The securities acquired by the two founders, the consultant, the Company's law firm and the Company's officers, directors and employees were made in reliance on Rule 701 under the Securities Act. All sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities

Act. The securities were sold to a limited number of people with no general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment who represented to the Registrant that the shares were being acquired for investment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

  (a) The following exhibits are filed herewith:

 EXHIBIT
 NUMBER                               EXHIBIT TITLE
 -------                              -------------
  1.01   Form of Underwriting Agreement.
  2.01   Form of Agreement and Plan of Reorganization between the Registrant and ONSALE.*
  3.01   Registrant's Certificate of Incorporation.*
  3.02   Registrant's Bylaws.*
  4.01   Investors Rights Agreement, dated as of September 12, 1996.*
  4.02   Registrant's Certificate of Incorporation (see Exhibit 3.01).*
  4.03   Registrant's Bylaws (See Exhibit 3.02).*
  5.01   Opinion of Fenwick & West LLP regarding legality of the securities being registered.****
  9.01   Voting Trust Agreement, dated as of July 21, 1994, by and among
          Software Partners, Inc., Alan Fisher and Razi Mohiuddin.*
 10.01   Registrant's 1995 Equity Incentive Plan and related documents.*
 10.02   Registrant's 1996 Directors Stock Option Plan and related documents.*
 10.03   Registrant's 1996 Employee Stock Purchase Plan and related documents.*
 10.04   Form of Indemnity Agreement entered into by Registrant with each of its directors and executive
          officers.*
 10.05   Offer letter to John F. Sauerland, dated as of June 28, 1996.*
 10.06   Offer letter to Martha Greer, dated December 18, 1996.*
 10.07   Lease Agreement between The Landmark and Registrant, dated as of May
          20, 1996.*
 10.08   Sublease Agreement between RogueWave, Inc. and Registrant, dated as of
          October 19, 1996.*
 10.09   Sublease Agreement between Software Partners, Inc. and the Registrant, dated as of November 18, 1996.*
 10.10   Service Agreement between Gage Marketing Group and the Registrant, dated as of December 4, 1996.*/**
 10.11   Hewlett-Packard and ONSALE Agreement between Hewlett-Packard Company and the Registrant, dated as of July 31, 1996.*/**
 10.12   Credit Card Processing Services Agreement between First USA Merchant
          Services, Inc. and the Registrant, dated as of June 16, 1996.*
 10.13   Merchant Card Services Agreement between Wells Fargo Bank and the
          Registrant, dated as of March 6, 1996.*
 10.14   Founder's Restricted Stock Purchase Agreement between S. Jerrold
          Kaplan and the Registrant, dated as of July 21, 1994.*
 10.15   Founder's Restricted Stock Purchase Agreement between Software
          Partners, Inc. and the Registrant, dated as of July 21, 1994.*
 10.16   Assignment Agreement between Software Partners, Inc. and the
          Registrant, dated as of July 21, 1994.*
 10.17   Offer letter to Merle McIntosh, dated February 25, 1997.*

 EXHIBIT
 NUMBER                               EXHIBIT TITLE
 -------                              -------------
 10.18   Restricted Stock Purchase Agreement between the Company and Peter
          Harris, dated as of December 6, 1996 and related documents.*
 10.19   Loan and Security Agreement between the Registrant and Silicon Valley
          Bank and related warrant to purchase Common Stock dated March 12,
          1997.*
 10.20   Employment Agreement between the Registrant and Dennis Shepherd dated
          April 28, 1997.***
 10.21   Lease Agreement between Lincoln Menlo VI and Registrant, dated August
          9, 1997.****
 10.22   Sublease Agreement between Nuance Communications, Inc. and Registrant, dated as of August 1997.****
 11.01   Statement regarding computation of net income (loss) per share.
 23.01   Consent of Fenwick & West LLP (included in Exhibit 5.01).****
 23.02   Consent of Price Waterhouse LLP, independent accountants.
 24.01   Power of Attorney (see Page II-7 of this Registration Statement).
 27.01   Financial Data Schedule.

--------
   * Incorporated by reference to the exhibit with the same number to the Registrant's Form S-1 Registration Statement (Registration No. 333-18489) filed on December 20, 1996.

  ** Confidential treatment has been granted with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

 *** Incorporated by reference to Exhibit 10.20 to the Registrant's Form 10-Q for the quarter ended June 30, 1997.
**** To be filed by amendment.

  (b) The following financial statement schedule is filed herewith:

  Schedule II--Valuation and Qualifying Accounts and Reserves.

  Other financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MOUNTAIN VIEW, STATE OF CALIFORNIA, ON THE 2ND DAY OF OCTOBER, 1997.

                                          ONSALE, INC.

                                               /s/ John F. Sauerland
                                          By: _________________________________
                                             John F. Sauerland Chief Financial
                                             Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints S. Jerrold Kaplan, Alan S. Fisher and John F. Sauerland, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting until said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

              NAME                            TITLE                  DATE

PRINCIPAL EXECUTIVE OFFICER:

      /s/ S. Jerrold Kaplan         President, Chief           October 2, 1997
---------------------------------   Executive Officer, and
        S. Jerrold Kaplan           Director

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

      /s/ John F. Sauerland         Chief Financial Officer    October 2, 1997
---------------------------------   and Secretary
        John F. Sauerland

ADDITIONAL DIRECTORS:

       /s/ Alan S. Fisher           Vice President of          October 2, 1997
---------------------------------   Development and
         Alan S. Fisher             Operations, Chief
                                    Technical Officer and
                                    Director

       /s/ Peter L. Harris          Director                   October 2, 1997
---------------------------------
         Peter L. Harris

      /s/ Peter H. Jackson          Director                   October 2, 1997
---------------------------------
        Peter H. Jackson

      /s/ Kenneth J. Orton          Director                   October 2, 1997
---------------------------------
        Kenneth J. Orton

                                                                     SCHEDULE II
                                  ONSALE, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (IN THOUSANDS)

                                              ADDITIONS
                                              ----------
                                   BALANCE AT CHARGED TO            BALANCE AT
                                   BEGINNING  COSTS AND                END
                                   OF PERIOD   EXPENSES  DEDUCTIONS OF PERIOD
                                   ---------- ---------- ---------- ----------
Period from Inception (July 1994)
 to December 31, 1995
  Allowance for doubtful accounts.    $--        $ 16       $ --       $16
                                      ===        ====       ====       ===
Year Ended December 31, 1996
  Allowance for doubtful accounts.    $16        $130       $(80)      $66
                                      ===        ====       ====       ===

                                 EXHIBIT INDEX

                                                                  SEQUENTIALLY
 EXHIBIT                      EXHIBIT TITLE                       NUMBERED PAGE
 -------                      -------------                       -------------
  1.01   Form of Underwriting Agreement.
  2.01   Form of Agreement and Plan of Reorganization between
          the Registrant and ONSALE.*
  3.01   Registrant's Certificate of Incorporation.*
  3.02   Registrant's Bylaws.*
  4.01   Investors Rights Agreement, dated as of September 12,
          1996.*
  4.02   Registrant's Certificate of Incorporation (see Exhibit
          3.01).*
  4.03   Registrant's Bylaws (See Exhibit 3.02).*
  5.01   Opinion of Fenwick & West LLP regarding legality of
          the securities being registered.****
  9.01   Voting Trust Agreement, dated as of July 21, 1994, by
          and among Software Partners, Inc., Alan Fisher and
          Razi Mohiuddin.*
 10.01   Registrant's 1995 Equity Incentive Plan and related
          documents.*
 10.02   Registrant's 1996 Directors Stock Option Plan and
          related documents.*
 10.03   Registrant's 1996 Employee Stock Purchase Plan and
          related documents.*
 10.04   Form of Indemnity Agreement entered into by Registrant
          with each of its directors and executive officers.*
 10.05   Offer letter to John F. Sauerland, dated as of June
          28, 1996.*
 10.06   Offer letter to Martha Greer, dated December 18,
          1996.*
 10.07   Lease Agreement between The Landmark and Registrant,
          dated as of May 20, 1996.*
 10.08   Sublease Agreement between RogueWave, Inc. and
          Registrant, dated as of October 19, 1996.*
 10.09   Sublease Agreement between Software Partners, Inc. and
          the Registrant, dated as of November 18, 1996.*
 10.10   Service Agreement between Gage Marketing Group and the
          Registrant, dated as of December 4, 1996.*/**
 10.11   Hewlett-Packard and ONSALE Agreement between Hewlett-
          Packard Company and the Registrant, dated as of July
          31, 1996.*/**
 10.12   Credit Card Processing Services Agreement between
          First USA Merchant Services, Inc. and the Registrant,
          dated as of June 16, 1996.*
 10.13   Merchant Card Services Agreement between Wells Fargo
          Bank and the Registrant, dated as of March 6, 1996.*
 10.14   Founder's Restricted Stock Purchase Agreement between
          S. Jerrold Kaplan and the Registrant, dated as of
          July 21, 1994.*
 10.15   Founder's Restricted Stock Purchase Agreement between
          Software Partners, Inc. and the Registrant, dated as
          of July 21, 1994.*

                                                                  SEQUENTIALLY
 EXHIBIT                      EXHIBIT TITLE                       NUMBERED PAGE
 -------                      -------------                       -------------
 10.16   Assignment Agreement between Software Partners, Inc.
          and the Registrant, dated as of July 21, 1994.*
 10.17   Offer letter to Merle McIntosh, dated February 25,
          1997.*
 10.18   Restricted Stock Purchase Agreement between the
          Company and Peter Harris, dated as of December 6,
          1996 and related documents.*
 10.19   Loan and Security Agreement between the Registrant and
          Silicon Valley Bank and related warrant to purchase
          Common Stock dated March 12, 1997.*
 10.20   Employment Agreement between the Registrant and Dennis
          Shepherd dated April 28, 1997.***
 10.21   Lease Agreement between Lincoln Menlo VI and
          Registrant, dated August 9, 1997.****
 10.22   Sublease Agreement between Nuance Communications, Inc.
          and Registrant, dated as of August 1997.****
 11.01   Statement regarding computation of net income (loss)
          per share.
 23.01   Consent of Fenwick & West LLP (included in Exhibit
          5.01).****
 23.02   Consent of Price Waterhouse LLP, independent
          accountants.
 24.01   Power of Attorney (see Page II-7 of this Registration
          Statement).
 27.01   Financial Data Schedule.

--------
   * Incorporated by reference to the exhibit with the same number to the Registrant's Form S-1 Registration Statement (Registration No. 333-18489) filed on December 20, 1996.

  ** Confidential treatment has been granted with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

 *** Incorporated by reference to Exhibit 10.20 to the Registrant's Form 10-Q for the quarter ended June 30, 1997.

**** To be filed by amendment.